[CB RICHARD ELLIS LOGO]

                               COMPLETE APPRAISAL

                              SELF-CONTAINED REPORT

                                     OF THE

                             VININGS PEAK APARTMENTS
                               100 Woodridge Drive
            Unincorporated Cobb County, Metropolitan Atlanta, Georgia
                        CBREI File No. 03-341AT-9359-000

                                  DATE OF VALUE

                                  May 15, 2003

                                  PREPARED FOR

                                Mr. James Ashmun
                    KEYCORP CAPITAL REAL ESTATE MARKETS, INC.
                   127 Public Square, Mailcode: OH-01-27-0824
                              Cleveland, Ohio 44114

                                   PREPARED BY

                             CB RICHARD ELLIS, INC.
                          VALUATION & ADVISORY SERVICES
                      3225 Cumberland Boulevard, Suite 450
                             Atlanta, Georgia 30339

June 12, 2003

Mr. James Ashmun
KEYCORP CAPITAL REAL ESTATE MARKETS, INC.
127 Public Square, Mailcode: OH-01-27-0824
Cleveland, Ohio 44114

RE:   Appraisal of the Vinings Peak Apartments
      100 Woodridge Drive
      Unincorporated Cobb County, Metropolitan Atlanta, Georgia
      CBREI File No. 03-341AT-9359-000

Dear Mr. Ashmun:

At your request and authorization, CB Richard Ellis, Inc. has prepared a Complete Appraisal presented in a self-contained appraisal report of the market value of the referenced real property.

The subject is a 280-unit garden apartment property, built in 1980. The property is situated on a 22.0-acre site, in unincorporated Cobb County, metropolitan Atlanta, Georgia. The property has an Atlanta street address of 100 Woodridge Drive, and is currently 92.9% occupied. It should be noted that there were several minor items of deferred maintenance noted at the subject property. However, these items will be cured in the near-term and, at the request of the client, we have not made any deductions for these items. The subject is more fully described, legally and physically, within the enclosed report.

Data, information and calculations leading to the value conclusion are incorporated in the report following this letter. The report, in its entirety, including all assumptions and limiting conditions, is an integral part of and inseparable from this letter.

Based on the analysis contained in the following report, the market value of the subject is concluded as follows:

                             MARKET VALUE CONCLUSION

 APPRAISAL PREMISE   INTEREST APPRAISED   DATE OF VALUE   VALUE CONCLUSION
------------------   ------------------   -------------   ----------------
Market Value As Is       Fee Simple       May 15, 2003      $ 16,700,000

Source: CB Richard Ellis, Inc.

The following appraisal sets forth the most pertinent data gathered, the techniques employed and the reasoning leading to the opinion of value. The analyses, opinions and conclusions were developed based on, and this report has been prepared in conformance with, our interpretation of the guidelines and recommendations set forth in the Uniform Standards of Professional Appraisal Practice (USPAP), the requirements of the Code of Professional Ethics and Standards of Professional Appraisal Practice

Mr. James Ashmun
June 12, 2003
Page 2

of the Appraisal Institute, The Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), Title XI Regulations, and according to Freddie Mac underwriting guidelines.

It has been a pleasure to assist you in this assignment. If you have any questions concerning the analysis, or if CB Richard Ellis, Inc. can be of further service, please contact us.

Respectfully submitted,

CB RICHARD ELLIS, INC.
VALUATION & ADVISORY SERVICES

_______________________________________      _______________________________________
Raymond A. Higgins                           Ronald A. Neyhart, MAI
Vice President                               Senior Managing Director
Georgia State Certification No.CG001388      Georgia State Certification No.CG000490

Phone: 770-984-5007                          Phone: 770-984-5020
Fax: 770-984-5001                            Fax:770-984-5001
Email: rhiggins@cbre.com                     Email: rneyhart@cbre.com

RAN/RAH

VININGS PEAK APARTMENTS                           CERTIFICATION OF THE APPRAISAL

                         CERTIFICATION OF THE APPRAISAL

We certify to the best of our knowledge and belief:

1.    The statements of fact contained in this report are true and correct.

2. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions and are our personal, impartial and unbiased professional analyses, opinions, and conclusions.

3. We have no present or prospective interest in or bias with respect to the property that is the subject of this report and have no personal interest in or bias with respect to the parties involved with this assignment.

4. Our engagement in this assignment was not contingent upon developing or reporting predetermined results.

5. Our compensation for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

6. This appraisal assignment was not based upon a requested minimum valuation, a specific valuation, or the approval of a loan.

7. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of The Appraisal Foundation and the EQUIREMENTS of the Code of Professional Ethics and the Standards of Professional Appraisal Practice of the Appraisal Institute, as well as the requirements of the State of Georgia relating to review by its duly authorized representatives. This report also conforms to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (FIRREA).

8. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

9. Ronald A. Neyhart, MAI has completed the requirements of the continuing education program of the Appraisal Institute.

10. Raymond A. Higgins has made a personal inspection of the property that is the subject of this report. Ronald A. Neyhart, MAI has not made a personal inspection of the subject property.

11. No one provided significant real property appraisal assistance to the persons signing this report.

12. Raymond A. Higgins and Ronald A. Neyhart, MAI have extensive experience in the appraisal/review of similar property types.

13. Raymond A. Higgins and Ronald A. Neyhart, MAI are currently certified in the state where the subject is located.

14. Valuation & Advisory Services operates as an independent economic entity within CB Richard Ellis, Inc. Although employees of other CB Richard Ellis, Inc. divisions may be contacted as a part of our routine market research investigations, absolute client confidentiality and privacy are maintained at all times with regard to this assignment without conflict of interest.

________________________________________    ________________________________________
Raymond A. Higgins                          Ronald A. Neyhart, MAI
Vice President                              Senior Managing Director
Georgia State Certification No. CG001388    Georgia State Certification No. CG000490

VININGS PEAK APARTMENTS                                      SUBJECT PHOTOGRAPHS

                               SUBJECT PHOTOGRAPHS

Insert digital photo pages here

VININGS PEAK APARTMENTS                                 SUMMARY OF SALIENT FACTS

VININGS PEAK APARTMENTS                                 SUMMARY OF SALIENT FACTS

                            SUMMARY OF SALIENT FACTS

PROPERTY NAME                    Vinings Peak Apartments
LOCATION                         100 Woodridge Drive, Atlanta, GA
ASSESSOR'S PARCEL NUMBER         17-0910-006
HIGHEST AND BEST USE
  As Though Vacant               Apartment
  As Improved                    Apartment
PROPERTY RIGHTS APPRAISED        Fee Simple
DATE OF INSPECTION               May 15, 2003
LAND AREA                        22.0 AC
IMPROVEMENTS
  Number of Buildings            14
  Number of Stories              2 & 3
  Gross Building Area            277,300 SF
  Net Rentable Area              275,000 SF
  Number of Units                280
  Average Unit Size              982 SF
  Year Built                     1980
  Condition                      Good
ESTIMATED EXPOSURE TIME          9 Months
FINANCIAL INDICATORS
  Current Overall Occupancy      92.9%
  Stabilized Overall Occupancy   90.0%
  Overall Capitalization Rate    7.75%

                                                     TOTAL      PER UNIT
                                                  -----------   --------
STABILIZED OPERATING DATA ON       MAY 15, 2003
  Effective Gross Income                          $ 2,316,110   $  8,272
  Operating Expenses                              $ 1,020,062   $  3,643
  Expense Ratio                                         44.04%
  Net Operating Income                            $ 1,296,048   $  4,629

VALUATION

MARKET VALUE AS IS ON              MAY 15, 2003
  Land Value                                      $ 3,500,000   $ 12,500
  Cost Approach                                   $17,600,000   $ 62,857
  Sales Comparison Approach                       $16,800,000   $ 60,000
  Income Capitalization Approach                  $16,700,000   $ 59,643

                             CONCLUDED MARKET VALUE

APPRAISAL PREMISE    INTEREST APPRAISED   DATE OF VALUE      VALUE
------------------   ------------------   -------------   -----------
Market Value As Is       Fee Simple       May 15, 2003    $16,700,000

Source: CB Richard Ellis, Inc.

VININGS PEAK APARTMENTS                                 SUMMARY OF SALIENT FACTS

SPECIAL ASSUMPTIONS

It should be noted that the property currently has four down units from foundation leaks that will be repaired in the near-term. The damages are minor and have not been taken into consideration in our analysis.

VININGS PEAK APARTMENTS                                        TABLE OF CONTENTS
                                TABLE OF CONTENTS

CERTIFICATION OF THE APPRAISAL .........................     i
SUBJECT PHOTOGRAPHS ....................................    ii
SUMMARY OF SALIENT FACTS ...............................    iv
TABLE OF CONTENTS ......................................    vi
INTRODUCTION ...........................................     1
AREA ANALYSIS ..........................................     6
NEIGHBORHOOD ANALYSIS ..................................    17
MARKET ANALYSIS ........................................    21
SITE ANALYSIS ..........................................    41
IMPROVEMENT ANALYSIS ...................................    44
ZONING .................................................    50
TAX AND ASSESSMENT DATA ................................    51
HIGHEST AND BEST USE ...................................    53
APPRAISAL METHODOLOGY ..................................    55
LAND VALUE .............................................    57
COST APPROACH ..........................................    61
SALES COMPARISON APPROACH ..............................    65
INCOME CAPITALIZATION APPROACH .........................    70
RECONCILIATION OF VALUE ................................    92
ASSUMPTIONS AND LIMITING CONDITIONS ....................    94

ADDENDA

A  Glossary of Terms

B  Additional Subject Photographs

C  Comparable Land Sales

D  Improved Comparable Sales

E  Rent Comparables

F  Demographics

G  Rent Roll

H  Historical Operating Statements

I  Freddie Mac Form 439

J  Qualifications

VININGS PEAK APARTMENTS                                             INTRODUCTION

                                  INTRODUCTION

PROPERTY IDENTIFICATION

The subject is a 280-unit garden apartment property, built in 1980. The property is situated on a 22.0-acre site, in unincorporated Cobb County, metropolitan Atlanta, Georgia. The subject has an Atlanta street address of 100 Woodridge Drive and is identified as parcel 17-0910-006 by the Cobb County Tax Assessor's office.

OWNERSHIP AND PROPERTY HISTORY

According to Cobb County records, title to the property is currently vested in the name of Century Properties Fund XIX. CB Richard Ellis is not aware of any ownership transfers of the property in the last three years. Furthermore, the property is not reportedly under contract or being marketed for sale at the time of this appraisal.

DATE OF INSPECTION

The subject was inspected on May 15, 2003.

DATE OF VALUE

The date of appraisal for the "as is" value is May 15, 2003.

DATE OF REPORT

The date of report is the date indicated on the letter of transmittal.

PURPOSE OF THE APPRAISAL

The purpose of this appraisal is to estimate the market value of the subject property. The current economic definition agreed upon by agencies that regulate federal financial institutions in the U.S. (and used herein) is as follows:

The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

1. buyer and seller are typically motivated;

2. both parties are well informed or well advised, and acting in what they consider their own best interests;

3. a reasonable time is allowed for exposure in the open market;

4. payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and,

VININGS PEAK APARTMENTS                                             INTRODUCTION

5. the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale. (1)

PREMISE OF THE APPRAISAL

The premise of this appraisal valuation is "as is" on the date of value.

TERMS AND DEFINITIONS

The Glossary of Terms in the Addenda provides definitions for terms that are, and may be used, in this appraisal.

INTENDED USE AND USER OF REPORT

This appraisal is to be used in the underwriting of the property for a mortgage loan.

PROPERTY RIGHTS APPRAISED

The interest appraised represents the fee simple estate.

SCOPE OF WORK

The scope of the assignment relates to the extent and manner in which research is conducted, data is gathered and analysis is applied, all based upon the purpose of the appraisal and its intended use, as previously outlined.

CB Richard Ellis, Inc. completed the following steps for this assignment:

1. physically identified and inspected both the interior and exterior of the subject property, as well as its surrounding environs; identified and considered those characteristics that may have a legal, economic or physical impact on the subject;

2. physically inspected the micro and/or macro market environments with respect to physical and economic factors relevant to the valuation process; expanded this knowledge through interviews with regional and/or local market participants, available published data and other various resources;

3. conducted regional and/or local research with respect to applicable tax data, zoning requirements, flood zone status, demographics, income and expense data, and comparable listing, sale and rental information;

4. analyzed the data gathered through the use of appropriate and accepted appraisal methodology to arrive at a probable value indication via each applicable approach to value;

5. correlated and reconciled the results into a reasonable and defensible value conclusion, as defined herein; and,

------------------
(1) Appraisal Standards Board of The Appraisal Foundation, Uniform Standards of Professional Appraisal Practice, 2002 ed. (Washington, DC: The Appraisal Foundation, 2002), 219; Appraisal Institute, The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), 222-223. This definition is also compatible with the OTS, OCC, RTC, FDIC, FRS and NCUA definitions of market value.

VININGS PEAK APARTMENTS                                             INTRODUCTION

6. estimated a reasonable exposure time and marketing time associated with the value estimate presented.

To develop the opinion of value, CB Richard Ellis, Inc. performed a Complete Appraisal as defined by the Uniform Standards of Professional Appraisal Practice (USPAP). This means that no departures from Standard 1 were invoked. In this Complete Appraisal, CB Richard Ellis, Inc. used all appropriate approaches to value. Furthermore, the value conclusion reflects all known information about the subject, market conditions, and available data.

This appraisal of the subject has been presented in the form of a Self-Contained Appraisal Report, which is intended to comply with the reporting requirements set forth under Standards Rule 2-2(a) of the USPAP. That is, this report incorporates, to the fullest extent possible, practical explanation of the data, reasoning and analysis that were used to develop the opinion of value. This report also includes thorough descriptions of the subject and the market for the property type.

SPECIAL APPRAISAL INSTRUCTIONS

There have been no special appraisal instructions for this assignment.

EXPOSURE TIME

An estimate of exposure time is not intended to be a prediction of a date of sale or a simple one-line statement. Instead, it is an integral part of the appraisal analysis and is based on one or more of the following:

      -     statistical information about days on the market

      -     information gathered through sales verification

      -     interviews of market participants.

The reasonable exposure period is a function of price, time, and use. It is not an isolated estimate of time alone. Exposure time is different for various types of real estate and under various market conditions.

Exposure time is the estimated length of time the property would have been offered prior to a hypothetical market value sale on the effective date of appraisal. It is a retrospective estimate based on an analysis of recent past events, assuming a competitive and open market. It assumes not only adequate, sufficient, and reasonable time but also adequate, sufficient, and reasonable marketing effort. Exposure time is therefore interrelated with appraisal conclusion of value.

In consideration of these factors, we have analyzed the following:

      - exposure periods of comparable sales revealed during the course of this appraisal;

      -     the CB Richard Ellis, Inc. National Investor Survey; and,

      -     knowledgeable real estate professionals.

VININGS PEAK APARTMENTS                                             INTRODUCTION

The following table presents the information derived from these sources:

                EXPOSURE TIME INFORMATION - APARTMENT PROPERTIES

                                 Exposure Time (Months)
          Data Source              Range        Average
------------------------------   ----------     -------
National Investor Survey, 2003

   Class A                       2.0 - 36.0      6.64
   Class B                       3.0 - 24.0      6.68
   Class C                       3.0 - 24.0      6.89

Source: CB Richard Ellis, Inc. National Investor Survey

Based on the foregoing analysis, an exposure time of nine months is reasonable, defensible, and appropriate. CB Richard Ellis, Inc. assumes the subject would have been competitively priced and aggressively promoted regionally.

MARKETING TIME

Marketing time is the period a prospective investor would forecast to sell the subject property immediately after the date of value, at the value estimated. The marketing time is an estimate of the number of months it will require to sell the subject from the date of value, into the future. The anticipated marketing time is essentially a measure of the perceived level of risk associated with the marketability, or liquidity, of the subject property. The marketing time estimate is based on the data used in estimating the reasonable exposure time, in addition to an analysis of the anticipated changes in market conditions following the date of appraisal.

The future price for the subject (at the end of the marketing time) may or may not equal the appraisal estimate. The future price depends on unpredictable changes in the physical real estate, demographic and economic trends, real estate markets in general, supply/demand characteristics for the property type, and many other factors.

VININGS PEAK APARTMENTS                                            AREA ANALYSIS

                          AREA MAP (NOT A FACING PAGE)

                  Replace this page with the indicated exhibit.

VININGS PEAK APARTMENTS                                            AREA ANALYSIS

                                  AREA ANALYSIS

LOCATION

The subject property is located in the Atlanta metropolitan statistical area
(MSA). The 20-county MSA includes the state capital and the state's largest city, Atlanta.

POPULATION

The following table of population statistics shows changes in population from the 1990 and 2000 censuses, estimates for the current year, and forward projections for the MSA. As these data demonstrate, there has been a significant increase in the area population during the last two decades and that growth is projected to continue into the foreseeable future.

                           POPULATION OF MSA BY COUNTY

              1990      2000     1990-2000    Percentage    2002        2007      2002-2007
 County      Census    Census    Ann. Growth    of MSA    Estimate   Projection  Ann. Growth
---------  ---------  ---------  -----------  ----------  ---------  ----------  -----------
Barrow        29,721     46,144      4.6%         1%         49,513     57,868      3.4%
Bartow        55,897     76,019      3.0%         2%         80,163     90,410      2.6%
Carroll       71,422     87,268      1.8%         2%         90,666     98,986      1.8%
Cherokee      90,204    141,903      4.8%         4%        153,097    180,614      3.6%
Clayton      182,052    236,517      2.5%         6%        246,304    271,171      2.0%
Cobb         447,745    607,751      3.0%        15%        635,495    706,631      2.2%
Coweta        53,853     89,215      5.5%         2%         95,939    112,898      3.5%
DeKalb       545,837    665,865      1.8%        16%        687,557    742,650      1.6%
Douglas       71,120     92,174      2.5%         2%         95,966    105,658      2.0%
Fayette       62,415     91,263      3.9%         2%         96,516    109,878      2.8%
Forsyth       44,083     98,407     10.3%         3%        110,512    140,083      5.4%
Fulton       648,951    816,006      2.1%        19%        842,615    911,700      1.6%
Gwinnett     352,910    588,448      5.6%        15%        632,751    744,477      3.5%
Henry         58,741    119,341      8.6%         3%        132,112    163,684      4.8%
Newton        41,808     62,001      4.0%         2%         66,335     76,985      3.2%
Paulding      41,611     81,678      8.0%         2%         89,818    110,082      4.5%
Pickens       14,432     22,983      4.9%         1%         24,957     29,751      3.8%
Rockdale      54,091     70,111      2.5%         2%         72,322     78,309      1.7%
Spalding      54,457     58,417      0.6%         1%         59,047     60,703      0.6%
Walton        38,586     60,687      4.8%         2%         65,752     78,059      3.7%
           ---------  ---------     ----                  ---------  ---------      ---
Total MSA  2,959,936  4,112,198      3.2%                 4,327,437  4,870,597      2.5%
           ---------  ---------     ----                  ---------  ---------      ---

Source: Claritas, Inc.

The following list provides comparative metropolitan population gain for the top 10 MSA's plus other selected metropolitan areas in the southeast across the previous decade. Atlanta has consistently ranked among the top 10.

VININGS PEAK APARTMENTS                                            AREA ANALYSIS

                POPULATION GROWTH IN SELECTED METROPOLITAN AREAS

Rank  Metropolitan Statistical Area    % Gain    Rank  Metropolitan Statistical Area    % Gain
----  -------------------------------  ------    ----  -------------------------------  ------
  1   Las Vegas, NV                     83.3%     12   Charlotte-Gastonia, NC            29.0%
  2   McAllen-Edinburg-Mission, TX      48.5%     16   Nashville, TN                     25.0%
  3   Austin-San Marcos, TX             47.7%     27   Greensboro-Winston-Salem, NC      19.2%
  4   Phoenix-Mesa, AZ                  45.3%     28   Columbia, SC                      18.4%
  5   Atlanta, GA                       38.9%     29   Knoxville, TN                     17.3%
  6   Raleigh-Durham-Chapel Hill, NC    38.9%     34   Greenville-Spartanburg, SC        15.9%
  7   Orlando, FL                       34.3%     45   Memphis, Tennessee                12.7%
  8   W Palm Beach-Boca Raton, FL       31.0%     54   Birmingham, AL                     9.6%
  9   Denver-Boulder-Greeley, CO        30.4%     58   Charleston-North Charleston, SC    8.3%
 10   Colorado Springs, CO              30.2%     59   Louisville, KY                     8.1%

Population growth for 82 metropolitan areas with total population exceeding 500,000, ranked by percent change, based on total population estimates for 1990 to 2000.

Source: US Census Bureau; Compiled by CB Richard Ellis

The overall percentage gain for all metropolitan markets is 13.8%, representing the addition of approximately 27.8 million people in metropolitan areas.

HOUSEHOLDS

The following table shows changes in demographic statistics by household based on the 2000 Census.

VININGS PEAK APARTMENTS                                            AREA ANALYSIS

                        MSA HOUSEHOLD PROFILES BY COUNTY

                       Households                    Housing           Median Income
           --------------------------------  ---------------------  --------------------
              2000       2002       2007       Owner   Persons per     Per        Per
 County      Census    Estimate  Projection  Occupied      HH       Household   Capita
---------  ---------  ---------  ----------  --------  -----------  ---------  ---------
Barrow        16,354     17,530      20,429     76%       2.79      $  41,235  $  17,674
Bartow        27,176     28,671      32,365     75%       2.76      $  45,976  $  20,846
Carroll       31,568     32,929      36,298     71%       2.66      $  39,089  $  18,705
Cherokee      49,495     53,453      63,201     84%       2.85      $  63,091  $  26,204
Clayton       82,243     85,324      93,049     61%       2.84      $  49,738  $  20,653
Cobb         227,487    237,409     262,668     68%       2.64      $  70,401  $  33,539
Coweta        31,442     33,846      39,917     78%       2.81      $  48,087  $  22,476
DeKalb       249,339    256,889     275,903     58%       2.62      $  60,211  $  29,226
Douglas       32,822     34,397      38,500     75%       2.78      $  56,998  $  24,368
Fayette       31,524     33,487      38,546     86%       2.88      $  77,551  $  32,664
Forsyth       34,565     38,687      48,605     88%       2.83      $  68,123  $  30,342
Fulton       321,242    332,031     360,034     52%       2.44      $  56,956  $  35,544
Gwinnett     202,317    216,464     251,462     72%       2.88      $  75,504  $  31,156
Henry         41,373     45,923      57,255     85%       2.87      $  50,486  $  21,083
Newton        21,997     23,663      27,825     78%       2.77      $  40,927  $  18,743
Paulding      28,089     30,894      37,866     87%       2.89      $  42,686  $  17,191
Pickens        8,960      9,797      11,880     82%       2.54      $  42,074  $  22,149
Rockdale      24,052     24,888      27,160     75%       2.87      $  57,698  $  25,081
Spalding      21,519     21,859      22,755     63%       2.67      $  40,925  $  19,618
Walton        21,307     23,129      27,579     77%       2.82      $  38,321  $  17,425
           ---------  ---------   ---------     --        ----      ---------  ---------
Total MSA  1,504,871  1,581,270   1,773,297     66%       2.68      $  59,964  $  29,037
           ---------  ---------   ---------     --        ----      ---------  ---------

Source: Claritas, Inc.

EMPLOYMENT

Atlanta continues to lead the southeast region of the United States in commercial, industrial, and financial sectors. The following chart presents the diversity of Atlanta's economic base. Compared with employment distribution for the US, Atlanta is less dependent on services but more dependent on retail trade, with resources being evenly distributed to other sectors.

VININGS PEAK APARTMENTS                                            AREA ANALYSIS

                              EMPLOYMENT BY SECTORS

                                   [PIE CHART]

Agriculture, Mining, Construction, Other    8%
Manufacturing                              11%
Transport,/Utility                          7%
Wholesale Trade                             7%
Government                                  5%
Retail Trade                               21%
Finance, Insurance, Real Estate             8%
Services                                   33%

Source: Bureau of Economic Analysis

Entering the second half of 2002, job growth appeared to be negligible at the national level. Georgia and metro Atlanta seem to be consistent in reflecting this trend. The top 25 public companies in Georgia have announced layoffs or scaled back operations, having suffered setbacks in market valuation. However, owing to its diverse economy, Atlanta has undergone growth in defense, health services, and retail (discount stores) employment.

During 1993, 1994, 1996, and 1999, Atlanta led the nation in job growth - ranking among the top 10 cities in the nation for job growth in the previous decade. Following these years of expansion, the recession that began in 2001 hit Atlanta hard. Job growth was reduced to negligible levels in 2001 and losses accumulated through 2002. On a seasonally adjusted basis, nonagricultural employment in metro Atlanta stands at just over 2.1 million.

The current national economic climate, aggravated by geopolitical tensions around the world, continues to have a detrimental effect on the regional economy. Prospects for resumption of positive levels of job creation are just beginning to be apparent, and near-term prospects reflect the beginning of slow recovery through 2003. The following table summarizes job creation trends, according to the quarterly economic forecast published by Georgia State University's (GSU) Economic Forecasting Center.

VININGS PEAK APARTMENTS                                            AREA ANALYSIS

                            METRO ATLANTA JOB GROWTH

                                  [BAR CHART]

           1994    1995    1996   1997    1998    1999   2000  2001    2002     2003    2004   2005
          -----   -----   -----   ----   -----   -----   ----  ----   ------    ----    ----   ----
Georgia   156.8   137.2   125.2   87.0   124.5   143.3   66.5   8.1   (86.7)    (5.0)   63.6   84.4
Atlanta    97.5    84.0    86.0   56.0    83.6    87.2   52.2   9.1   (54.3)     2.8    45.9   56.0

Source: Georgia State University Economic Forecasting Center (February 2003)

According to GSU's Economic Forecasting Center, job losses for 2002 in Atlanta totaled 54,300. The growth sectors that had continued strength through the 1990's - tourism, transportation, and telecommunications - were all negatively impacted by the recession, the attacks on September 11, 2001, or both. Passenger traffic at major airlines remains below peak. Convention business is slow, and hotel room rates have not begun to grow following competitive reductions. Telecom remains saturated with excess capacity. Thus, according to Rajeev Dhawan, Director of the Economic Forecasting Center, while the regional economy grew faster than the national average over the past decade, Atlanta may lag behind the nation in near-term recovery.

Dhawan projects that the US economy will begin to grow by early Fourth Quarter 2003, assuming a quick victory in engaging Iraq. A quick victory in Iraq is generally perceived to be in the near-term. With perceptions evolving to a diminished threat of terrorism, corporate decision makers are anticipated to begin reengaging and expand hiring. As job growth picks up, fundamental reasons for increases in consumption and income growth will replace the current patchwork of credit and home equity cash-outs, according to the forecast.

We note from our own observations that the Atlanta economy has continued to outperform expectations year after year. While the prospects for near-term expansion year after year. While the prospects for near-term expansion continue to be modest, in long-term projections, the Atlanta metropolitan area is forecast to remain a national leader in job creation.

VININGS PEAK APARTMENTS                                            AREA ANALYSIS

The following table shows the historic strength of the local employment market, comparing the unemployment rate for the metropolitan area to that of the state and country.

                            ANNUAL UNEMPLOYMENT RATE

       MSA    STATE    US
       ----   -----   ----
1995   4.3%   4.9%    5.6%
1996   3.8%   4.6%    5.4%
1997   3.7%   4.5%    4.9%
1998   3.3%   4.2%    4.5%
1999   3.1%   4.0%    4.2%
2000   3.0%   3.7%    4.0%
2001   3.5%   4.0%    4.8%
2002   4.8%   4.6%    5.8%

Source: US Bureau of Labor Statistics

Preliminary data reported for indicate that the annual average unemployment rate for Atlanta was 5.8% in 2002, which represents a noticeable increase over the prior year.

The metropolitan area is home to operations for over 700 of the Fortune 1,000 - 24 of the Fortune 1,000 companies are headquartered in the metro area. The largest corporate employers are listed in the following table.

                           LARGEST CORPORATE EMPLOYERS

         COMPANY                 INDUSTRY         SCOPE OF OPERATIONS   EMPLOYEES
-------------------------   -------------------   -------------------   ---------
 1. Delta Air Lines         Transportation        Headquarters           26,200
 2. BellSouth               Telecommunication     Headquarters           22,000
 3. Wal-Mart Stores         Retail Merchandiser   Regional               15,100
 4. AT&T Corporation        Telecommunication     Regional               10,000
 5. The Home Depot          Retail Merchandiser   Headquarters            9,700
 6. IBM Corporation         Technology            Regional                8,400
 7. United Parcel Service   Transportation        Headquarters            8,100
 8. SunTrust                Finance               Headquarters            6,700
 9. Cox Enterprises         Media                 Headquarters            6,200
10. Wachovia                Finance               Regional                6,000

Source: Atlanta Business Chronicle, March 2002

COMMERCIAL PROPERTY PRICE AND RENT TRENDS

With growth in the population and employment, there have been corresponding steady rises in prices for real estate. The following tables provide information for various property types, comparing metro Atlanta with national averages.

VININGS PEAK APARTMENTS                                            AREA ANALYSIS

                         AVERAGE SALES PRICE COMPARISON

  Period     CBD Office   Suburban Office   Industrial      Retail     Apartment
(Year/Qtr)  Atlanta   US  Atlanta      US  Atlanta  US   Atlanta   US   Atlanta   US
----------  -------  ---  -------     ---  -------  --   -------  ---   -------   --
 1995 / 4     133    143    112       110    30     34     105    100      60     67
 1996 / 4     137    148    125       123    33     36     116    105      67     74
 1997 / 4     141    166    145       142    33     39     108    113      72     81
 1998 / 4     138    190    142       152    36     42     112    117      77     89
 1999 / 4     144    194    153       163    35     43     121    120      86     95
 2000 / 4     159    216    170       180    38     45     122    122      85    104
 2001 / 4     146    204    156       174    34     44     115    118      81    104
 2002 / 4     139    210    151       179    36     44     115    123      81    106

Note: Prices are given in dollars per square foot, rounded, for Class A property sectors.

Source: CB Richard Ellis/National Real Estate Index Market Monitor, 415 733 5300

                         AVERAGE RENTAL RATE COMPARISON

  Period      CBD Office    Suburban Office   Industrial       Retail         Apartment
(Year/Qtr)  Atlanta   US    Atlanta    US    Atlanta   US   Atlanta   US    Atlanta   US
----------  -------  -----  -------   -----  -------  ----  -------  -----  -------  -----
 1995 / 4    23.57   22.49   19.27    19.30   3.80    4.69   14.99   14.72    9.94   11.10
 1996 / 4    23.42   23.97   22.36    21.06   4.01    4.95   15.17   15.42   10.06   11.71
 1997 / 4    24.58   27.12   23.75    23.19   4.09    5.14   15.50   16.33   10.24   12.21
 1998 / 4    25.46   29.72   23.23    24.28   4.07    5.33   16.11   16.91   10.47   13.02
 1999 / 4    25.90   31.50   22.75    24.89   4.28    5.57   17.00   17.31   10.62   13.58
 2000 / 4    27.00   35.51   23.12    28.17   4.42    5.80   17.07   17.80   11.33   14.43
 2001 / 4    25.80   32.63   21.36    25.47   4.26    5.61   16.60   17.49   10.94   14.54
 2002 / 4    24.15   30.04   19.61    23.46   3.93    5.37   16.55   17.47   10.13   14.12

Note: Rents are presented in dollars per square foot for Class A properties. Office, industrial, and apartment properties are given on an effective gross basis; retail properties, on a triple net basis.

Source: CB Richard Ellis/National Real Estate Index Market Monitor, 415 733 5300

                         CAPITALIZATION RATE COMPARISON

  Period      CBD Office   Suburban Office   Industrial       Retail        Apartment
(Year/Qtr)  Atlanta   US   Atlanta    US    Atlanta   US   Atlanta   US   Atlanta   US
----------  -------  ----  -------   -----  -------  ----  -------  ----  -------  ----
 1995 / 4     8.3%   9.0%    9.3%     9.6%    9.1%   9.3%    8.6%   9.4%    8.3%   9.1%
 1996 / 4     8.7%   9.0%    9.2%     9.2%    8.8%   9.2%    8.3%   9.3%    7.8%   8.9%
 1997 / 4     8.9%   8.9%    9.2%     9.1%    9.1%   9.0%    9.4%   9.2%    8.5%   8.9%
 1998 / 4     9.5%   8.6%    9.7%     9.0%    8.9%   8.9%    9.1%   9.1%    8.4%   8.8%
 1999 / 4     9.2%   8.9%    8.9%     8.7%    9.3%   9.1%    8.7%   9.0%    8.1%   8.7%
 2000 / 4     9.0%   8.7%    8.1%     8.6%    8.5%   9.0%    9.1%   9.1%    7.6%   8.4%
 2001 / 4     9.6%   8.9%    8.5%     8.6%    9.5%   9.1%    9.4%   9.3%    8.3%   8.5%
 2002 / 4     9.8%   7.6%    8.0%     7.4%    8.6%   8.7%    9.5%   8.9%    7.6%   7.9%

Note: Cap rates are determined from actual net operating income either from actual sales or from representative prototypes for Class A property sectors.

Source: CB Richard Ellis/National Real Estate Index Market Monitor, 415 733 5300

RESIDENTIAL HOME COSTS

The following chart compares the median home price for Atlanta and the nation.

VININGS PEAK APARTMENTS                                            AREA ANALYSIS

                         SINGLE FAMILY MEDIAN HOME PRICE

                                  [BAR CHART]

             1997       1998       1999       2000       2001       2002
Atlanta   $ 108,400  $ 115,400  $ 123,700  $ 131,200  $ 138,800  $ 146,500
US        $ 121,800  $ 128,400  $ 133,300  $ 139,100  $ 147,500  $ 158,300

Source: National Association of Realtors

COST OF LIVING

The Cost of Living Index, published by the American Chamber of Commerce Researchers Association, measures relative price levels for consumer goods and services in participating areas. The average of all participating municipalities equals 100, and the Atlanta index is read as a percentage against that national measure, shown along with other Southeastern metropolitan areas in the table below.

                                 COST OF LIVING

        Location           Total  Grocery  Housing  Utilities  Trans  Health  Misc.
-------------------------  -----  -------  -------  ---------  -----  ------  -----
Memphis                     87.1    90.9     78.3      78.5     94.1   90.2    92.3
Knoxville                   89.1    95.4     78.3      91.8     86.1   88.1    95.7
Augusta - Aiken             91.0   104.4     71.9      91.2     99.8   94.3    97.5
Winston - Salem             91.7    94.7     85.9      91.9     92.3   85.6    95.7
Nashville - Franklin        91.7    99.1     81.7      80.4     93.3   82.9   100.3
Greenville                  94.7    96.7     78.3     103.7    100.8   91.9   104.0
Columbia                    95.1    99.2     85.4     114.7     88.8   89.7    99.2
Charlotte                   95.7    94.9     88.5      91.3    102.7   95.5   101.2
Birmingham                  97.6   107.1     84.4     102.8     97.4   87.1   104.7
Atlanta                     98.1   101.9     94.5      92.1    101.8  106.3    98.3
Charleston-N Charleston    100.7    98.9    100.9      96.8     99.3   97.7   103.3
Raleigh                    101.0   108.0     96.8      99.5     97.4  102.0   102.4

Source: ACCRA Cost of Living Index

VININGS PEAK APARTMENTS                                            AREA ANALYSIS

RETAIL SALES

Atlanta has shown consistent, strong growth in retail sales, ranking in the top 10 national markets for retail sales over the past five years. Annual sales volumes for the metropolitan area, prepared by Claritas are depicted in the following chart. Note that data reported prior to 1999 are not comparable with data in 2000 and following; the adoption of NAFTA required replacement of SIC codes with NAICS codes.

                               RETAIL SALES GROWTH

                                  [BAR CHART]

 1995        1996       1997       1998       2000       2001       2002
$ 34.9      $ 37.6     $ 40.2     $ 43.7     $ 59.6     $ 64.6     $ 64.7

Numbers shown are $billion.

Source: Sales & Marketing Management (to 1998) and Claritas, Inc. (2000 and following)

Based on population, current spending trends and total sales, and other demographic factors, Claritas projects that total retail sales for the metro area will reach $88.8 billion by the year 2007, a growth rate of 7.5% per annum.

TRANSPORTATION

Atlanta began in the nineteenth century as a railway and manufacturing center and continues to maintain and improve its transportation systems, enhancing a primary reason for the area's economic growth and development.

Air transportation continues to recover at Hartsfield-Atlanta International Airport, which remains the world's busiest passenger airport. Surpassing Chicago O'Hare (66.56 million passengers) and Los Angeles International (56.22 million passengers), Atlanta Hartsfield has maintained its top ranking in measures of passenger traffic and aircraft movement since 1998. More than 80% of the US population is reachable by air within two hours of Atlanta.

VININGS PEAK APARTMENTS                                            AREA ANALYSIS

                    ATLANTA HARTSFIELD INTERNATIONAL AIRPORT

        Activity              1997     1998     1999     2000      2001    2002
---------------------------  -------  -------  -------  -------  -------  -------
Passengers (million)           68.21    73.47    78.09    80.16    75.86    76.88
Cargo (metric tons)          864,474  907,208  882,994  894,471  735,796  734,083
Movements (landing/takeoff)  794,447  846,881  909,911  915,454  890,494  889,966

Source: Airports Council International

The airport has begun a 10-year facility expansion that will add a fifth runway by 2005. The new runway, which will measure either 6,000 or 9,000 feet in length, is projected to decrease the present average delay of 9:00 minutes per flight to 6:12 per flight. Additional enhancements will include a new rental car facility, international terminal, control tower, and possibly third major terminal.

The economic impact of Hartsfield International Airport has been estimated at $16 billion annually for the metro Atlanta economy.

Seven interstates serve metro Atlanta, including Interstates 75, 85, and 20, which run through the city, varying in width from four to fourteen lanes. In addition, a number of US and state highways, including Georgia Highway 400 (a primary north-south corridor, extending from the central business district northward), provide excellent regional access. Georgia has a historically strong commitment to maintaining its regional roads, and major interstate highway construction continues to meet projected growth and future needs.

The Metropolitan Atlanta Rapid Transit Authority (MARTA) provides a 37-mile rapid rail transit system and extensive connector bus routes. Other available sources of commercially available ground transportation include Amtrak and Greyhound.

CONCLUSION

The Atlanta metropolitan region has played a major role in the growth of Georgia and the southeastern United States. A strong economic base has been shown in steady increases in population, in the diversity of the work force, and in job growth. Atlanta continues to gain new jobs faster and to maintain unemployment levels lower than most areas of the US. These demographic and employment trends indicate the primary drive for housing demand, retail sales, and commercial construction, and Atlanta continues to experience an exceptionally high level of economic prosperity. Atlanta has experienced tremendous growth in recent decades and taken its place as an international city. Despite modest slowing indicated by certain economic indicators, Atlanta's fundamentals remain strong and a pattern of stable growth should continue well into the foreseeable future.

VININGS PEAK APARTMENTS                                    NEIGHBORHOOD ANALYSIS

                      NEIGHBORHOOD MAP (NOT A FACING PAGE)

VININGS PEAK APARTMENTS                                    NEIGHBORHOOD ANALYSIS

                              NEIGHBORHOOD ANALYSIS

LOCATION

The subject property is located along the north side of Mt. Wilkinson Parkway on Woodridge Drive, approximately one-mile south of Cumberland Mall. This location is approximately 10 miles northwest of the Atlanta Central Business District
(CBD).

The subject's neighborhood is generally defined by the following boundaries:

    North:  Windy Hill Road
    South:  Atlanta Road
    East:   Interstate 75
    West:   South Cobb Drive

The defined area generally encompasses a two- to three-mile radius from the subject property.

LAND USE

The neighborhood is an older, established area of northwest metropolitan Atlanta. The subject and its neighborhood are located in the southeastern portion of Cobb County, just south of the Interstate 75/Interstate 285 interchange.

There are two major influences effecting the area: the development around Cumberland Mall/Galleria and Dobbins Air Reserve Base. The most intense development in the area is located in the northern portion of the defined neighborhood, in the area surrounding the intersection of Interstate 75 and Interstate 285. The development in this area has a heavy concentration of office and retail uses. The retail uses are anchored by Cumberland Mall and the Atlanta Galleria Specialty Mall.

Cumberland Mall, a 1,200,000-square foot super regional facility, opened in 1973 and was the original catalyst of the significant level of real estate development in the area. This facility is located within the southwest quadrant of Interstate 285 and Cobb Parkway (U.S. Highway 41), just west of Interstate
75. This property was renovated in 1983, and is anchored by Rich's-Macy's, JC Penney and Sears.

The other major retail development, the Galleria Specialty Mall, is located within the southeast quadrant of Interstate 285 and Cobb Parkway. Developed in 1983, the mall also includes an adjacent attached hotel, the Waverly. After lackluster retail performance, the upscale mall's owner renovated the center in 1994 in conjunction with the addition of approximately 300,000 square feet of convention and exhibit space. The new convention portion was named Cobb Galleria Centre. This project was the result of the combined efforts of the mall owners and the Cobb -Marietta Coliseum and Exhibit Hall Authority. The project was funded through a $48 million revenue bond issue.

VININGS PEAK APARTMENTS                                    NEIGHBORHOOD ANALYSIS

Another major development in the area is located several miles north of the subject. Dobbins Air Reserve Base, located on approximately 3,500 acres, is utilized by the U.S. Air Force, U.S. Navy and the Georgia Air National Guard. In addition, at the northwest portion of this facility is a Lockheed-Martin factory, which manufactures military aircraft, including the F-22, C-130 and previously the C5-A&B transport planes. This plant is one of the major employers of the area, with approximately 10,000 employees.

Significant office developments in or near the neighborhood include: Atlanta Galleria, Wildwood Office Park, Interstate North, Circle 75 Office Park, Cumberland Office Park, Parkwood Office Park, Galleria 75 Office Park and Powers Ferry Landing Office Park. This submarket is the second largest office submarket in the metropolitan area.

The remaining commercial development in the neighborhood consists of numerous community and neighborhood shopping centers, franchise restaurants, banking facilities, single-tenant retail facilities, automobile sales and service facilities, convenience stores and numerous similar uses. These developments are almost exclusively located along the primary local traffic arteries.

The industrial development in the neighborhood consists almost exclusively of business parks and business service facilities. These developments are typically located along secondary roadways, but are positioned for convenient access to the interstate highways. The majority of these developments were constructed in the mid-1970's and mid-1980's.

The residential development of the neighborhood consists of multi- and single-family uses. The area just inside Interstate 285 along Paces Ferry Road, identified as Vinings, has experienced considerable growth for a small, highly developed area. However, in-fill development has occurred throughout the neighborhood, wherever developable land is available. This in-fill trend has occurred due to the desire of many people to be close to their places of employment and avoid lock commutes. In the current economic cycle, developers have built patio homes ranging in price from $250,000 to $1,000,000.

The multi-family uses in the area are generally apartment complexes, but there are also various condominium uses in the area. There has been recent construction of apartments in the immediate area, consisting primarily of excellent quality Class A properties with a significant amount of amenities. The other area apartment complexes consist primarily of two product types. The properties developed in the mid- to late-1980's are typically class "A-" and "B", whereas the properties which were developed in the 1960's and 1970's are generally categorized as "B" and "C" grade developments. Neighborhood apartment development is located along primary and secondary roadways.

VININGS PEAK APARTMENTS                                    NEIGHBORHOOD ANALYSIS

The neighborhood also has a good level of supportive developments, including schools, parks and Houses of Worship. A discussion of the demographic nature of the neighborhood is included in the following Market Analysis.

ACCESS

The accessibility to the area in general, and the subject property in particular, is excellent. Interstate 75 extends through the neighborhood in a general northwest to southeast direction, providing direct access into the Atlanta Central Business District (CBD). Interstate 285 extends through the neighborhood from the northeast to the southwest, and forms Atlanta's circumferential bypass highway. Interstate 285 provides access throughout the metropolitan area. Access to Interstate 75 is provided at Cumberland Boulevard and Northside Drive, while access to Interstate 285 is provided at Paces Ferry Road and Cobb Parkway (U.S. Highway 41).

Major secondary roadways in the neighborhood include Cobb Parkway (U.S. Highway
41), Paces Ferry Road, Atlanta Road, Cumberland Parkway, South Cobb Drive, Spring Road, Windy Hill Road, Akers Mill Road and Powers Ferry Road. These roadways extend in all directions and further enhance accessibility within the neighborhood.

In addition to the primary thoroughfares, the neighborhood is served by the Cobb Community Transit bus service, which connects with the Atlanta MARTA bus and rail system. Bus service is available along most major roads in the immediate area.

DEMOGRAPHICS

Population growth and new household formations have been on an upward trend within the subject neighborhood. Selected neighborhood demographics in a one-, three-, and five-mile radius from the subject are shown in the following table:

VININGS PEAK APARTMENTS                                    NEIGHBORHOOD ANALYSIS

                       SELECTED NEIGHBORHOOD DEMOGRAPHICS

100 WOODRIDGE DR                     Radius 1.0   Radius 3.0    Radius 5.0
ATLANTA, GA 30339-3638                  Mile        Miles         Miles
----------------------------------   ----------   ----------   -----------
Population
     2007 Projection                    10,699       69,670       189,322
     2002 Estimate                       9,652       64,148       174,569
     2000 Census                         9,244       62,037       168,928
     2002 - 2007 % Change                 10.8%         8.6%          8.5%
Households
     2007 Projection                     6,022       35,244        84,003
     2002 Estimate                       5,470       32,485        77,876
     2000 Census                         5,239       31,397        75,570
     2002 - 2007 % Change                 10.1%         8.5%          7.9%
2002 Average Household Income        $  92,816     $102,697    $  106,711
2002 Median Household Income         $  63,724     $ 62,016    $   64,884
2002 Per Capita Income               $  53,136     $ 52,985    $   47,460
2002 Median Owner Occ. Prop. Value   $ 264,824     $178,377    $  180,730
% College Graduates                       67.0%        54.7%         48.9%

Source: Claritas, Inc.

The neighborhood currently has an above average income demographic profile. The outlook for the neighborhood is for stable performance with continued improvement over the next several years. As a result, the demand for existing and proposed developments is expected to be good.

VININGS PEAK APARTMENTS                                          MARKET ANALYSIS

                                 MARKET ANALYSIS

Marketability refers to the posture of the subject property within its marketplace and its ability to be leased, sold or marketed relative to its competition and current conditions. Within this section, the overall market trends influencing the Atlanta apartment market are analyzed, along with trends occurring in the local submarket, investment trends for multi-family properties, and demographic influences affecting the subject property.

The primary data sources utilized for this analysis are the Atlanta Apartment Market Tracker Year-End 2002 and the Atlanta Apartment Pipeline Report Year-End 2002, published by Dale Henson Associates, Inc. The Atlanta Apartment Market Tracker focuses on apartment trends occurring within the nine of the 20 counties comprising the Atlanta metropolitan statistical area (MSA). These counties - Fulton, DeKalb, Cobb, Gwinnett, Clayton, Cherokee, Henry, Douglas, and Rockdale
- are subdivided into 17 apartment submarkets. The Atlanta Apartment Pipeline Report focuses on apartment projects that are recently completed, under construction or planned for development, as well as the lease-up and absorption levels witnessed at these properties. The Atlanta Apartment Pipeline Report covers all 20 counties within the MSA. The subject is located within the Cobb County submarket, as defined by the Dale Henson reports.

A demographic study prepared by Claritas, Inc. has also been used to project probable future market demand for the subject property. The demographic study is included as an exhibit in the Addenda.

METROPOLITAN ATLANTA APARTMENT MARKET OVERVIEW

HISTORICAL TRENDS

Metropolitan Atlanta has witnessed tremendous expansion in the past few decades, becoming the center of economic growth in the southeastern United States. Recognizing the area's growth potential, apartment developers from around the nation focused on Atlanta during the mid-1980's. The strong national economic conditions of the times provided ample demand, which increased rental rates and occupancy rates to record levels. However, the deep national recession of the early 1990's resulted in low occupancy and rent levels, and an extreme over-supply. The Atlanta market began its recovery in early 1992 and generally maintained stable occupancy levels, even as steady expansion continued through 2000. However, with the economic downturn that began in early 2001, the apartment market began slowing.

The following table illustrates overall metro Atlanta apartment occupancy levels over the past several years.

VININGS PEAK APARTMENTS                                          MARKET ANALYSIS

                 ATLANTA APARTMENT MARKET - HISTORICAL OCCUPANCY

[BAR CHART]

1985        94%
1986        94%
1987        94%
1988        90%
1989        88%
1990        88%
1991        87%
1992        91%
1993        94%
1994        96%
1995        96%
1996      93.5%
1997      94.2%
1998      95.3%
1999      95.4%
2000      95.7%
2001      91.1%
2002      89.4%

Source: The Atlanta Apartment Tracker, Dale Henson Associates, Inc.

Occupancy levels have decreased from the levels witnessed over the end of the 1990's, declining as regional job growth turned negative. The largest drop was recorded in the year-end change from 2000 to 2001. Also, it is significant to note that occupancy levels remain somewhat stronger than the low points set in 1989 to 1991. The change reported for year-end 2001 to 2002 was relatively minor, and outperformed the generally grim expectations of many observers. Whether occupancy levels have indeed "bottomed out" remains unclear, as significant levels of job creation have not yet exceeded job reductions.

Downward pressure on occupancy has placed competitive pressure on rental rates and upward pressure on the level of concessions offered. The following table illustrates the apartment market trends within the Atlanta metropolitan area over the past several years.

           METROPOLITAN ATLANTA APARTMENT MARKET - HISTORICAL TRENDS

          Reported  Street Rent  Street Rent   Effective Rent   Reported     Units     Units      Units
Year     Occupancy    ($/SF)     ($/Unit/Mo.)   ($/Unit/Mo.)   Concessions  Started  Delivered  Absorbed
----     ---------  -----------  ------------  --------------  -----------  -------  ---------  ---------
1995       96.0%      $0.64          $646          $621            $ 2       13,775      7,580     7,500
1996       93.5%      $0.67          $678          $617            $17       11,073     11,800    10,050
1997       94.2%      $0.69          $701          $639            $21       12,572     10,040     9,880
1998       95.3%      $0.71          $725          $680            $12       12,569     11,930    12,090
1999       95.4%      $0.74          $759          $707            $17       14,828     12,000    11,350
2000       95.7%      $0.78          $792          $743            $14       11,288     12,820    12,800
2001       91.1%      $0.79          $814          $679            $63       10,770     12,235    10,240
2002       89.4%      $0.79          $814          $631            $98        7,750     12,641     4,961

Notes: Including properties with 50 units or more within the nine-county core area.

Source: The Atlanta Apartment Tracker, Dale Henson Associates, Inc.

VININGS PEAK APARTMENTS                                          MARKET ANALYSIS

As illustrated, the overall occupancy level declined sharply from year-end 2000 to year-end 2001, from 95.7% to 91.1%. This deterioration is attributed to the general economic downturn, reflected in declining job growth in the Atlanta area. Since year-end 2001, the overall occupancy level witnessed an additional but more moderate decrease to 89.4% at year-end 2002. This slowing rate of decline is positive for the market, but recovery remains dependent on the return of economic expansion and positive levels of job creation.

The previous table illustrates that metro Atlanta average street rental rates have remained nearly unchanged, despite the slowing economy. However, substantial change has been occurring in effective rents, which have deteriorated over the past two years. Changes have occurred primarily in the level of concessions and occupancy, which have reduced effective rental rates. Average effective rental rates decreased $64 from year-end 2000 to 2001, and $48 from year-end 2001 to 2002. These declines returned effective rents to 1997 levels.

The market is perceived to be in a stronger position to return to growth in rents and occupancy when general economic expansion resumes, as the level of apartment starts is well below recent levels. Developers have delayed their construction schedules due to the slowing economy, which will prevent extreme overbuilding from occurring. Considering consensus economic projections that indicate positive job growth will resume by mid- to late-2003 and the absence of strong levels of new construction, projected occupancy is likely to return to 90%+ levels by late-2003 or mid-2004.

In addition, Atlanta is generally well positioned to emerge successfully from the current recession, due to its high level of diversity, strong in-migration, and low business costs. The Atlanta metropolitan area witnessed tremendous job growth over the past decade and is expected to continue as the regional growth area over the long-term.

SUPPLY COMPONENT

The following table summarizes the metropolitan apartment supply by submarket, as of year-end.

VININGS PEAK APARTMENTS                                          MARKET ANALYSIS

                      METROPOLITAN ATLANTA APARTMENT MARKET

                        Total   Percent of  Reported  Units     Units    Units  Street Rent Street Rent Effective Rent   Reported
Submarket               Units *   Market   Occupancy Delivered Absorbed Started   (PSF)      (Unit/Mo.)   (Unit/Mo.)    Concession
---------               ------- ---------- --------- --------- -------- ------- ----------  ----------  --------------  ----------
Buckhead/Brookhaven      19,770    5.7%      91.7%       520       217     586   $ 1.06      $ 1,137        $ 876         $ 167
Cherokee County           5,649    1.6%      90.7%       484       981       0   $ 0.75      $   817        $ 637         $ 104
Clayton County           26,871    7.8%      90.5%       814        34     672   $ 0.68      $   688        $ 581         $  42
Cobb County              62,687   18.1%      89.1%     1,195        41     543   $ 0.79      $   810        $ 621         $ 101
Decatur                  10,826    3.1%      88.4%       355      (230)    255   $ 0.88      $   873        $ 681         $  91
Douglas County            6,325    1.8%      91.1%       364       117     932   $ 0.77      $   781        $ 655         $  56
East Dekalb County       10,658    3.1%      88.5%       483       122       0   $ 0.68      $   724        $ 560         $  81
Gwinnett County          48,642   14.0%      88.8%     2,977     1,938     992   $ 0.79      $   810        $ 599         $ 121
Henry County              4,790    1.4%      90.0%       409       302     338   $ 0.71      $   771        $ 639         $  56
Midtown/Brookwood        15,000    4.3%      90.2%     1,228     1,217   1,088   $ 1.03      $   937        $ 758         $  87
North Dekalb County      31,311    9.0%      90.8%       614      (263)      0   $ 0.82      $   833        $ 655         $ 101
North Fulton County      19,651    5.7%      90.2%       706       654       0   $ 0.81      $   894        $ 681         $ 126
Rockdale County           2,827    0.8%      89.9%       176        22       0   $ 0.73      $   741        $ 608         $  57
Sandy Springs/Dunwoody   27,215    7.9%      91.2%       818       489     398   $ 0.88      $   930        $ 713         $ 135
Southeast Dekalb County  10,284    3.0%      87.7%       730       239     964   $ 0.69      $   762        $ 594         $  74
Southwest Dekalb County  14,951    4.3%      88.0%       154      (396)      0   $ 0.65      $   633        $ 526         $  30
South Atlanta/South      28,761    8.3%      85.2%       614      (523)    982   $ 0.64      $   618        $ 489         $  38
Fulton
                        ------- ---------- --------- --------- -------- ------  ---------   ---------   -------------   ---------
Totals/Average**        346,218              89.4%    12,641     4,961   7,750   $ 0.79      $   814        $ 631         $  98
                        ------- ---------- --------- --------- -------- ------  ---------   ---------   -------------   ---------

Notes: * Including properties with 50 units or more. **Averages are weighted based on percent of overall market.

Source: The Atlanta Apartment Tracker, Dale Henson Associates, Inc.

As illustrated, there is a current overall supply of approximately 346,200 apartment units in the nine-county core of metropolitan Atlanta, taking into account only properties with 50 units or more. Cobb and Gwinnett Counties make-up the largest submarkets, with approximately 18% and 14% of the overall supply, respectively. However, Fulton and DeKalb Counties would account for the largest apartment inventories, if they were not divided into multiple submarkets. Submarkets located primarily in Fulton County combine for a total of approximately 110,400 units, or 32% of the metropolitan market. Submarkets located primarily in DeKalb County contain approximately 78,000 units, or 23% of the metropolitan market.

All of the metropolitan Atlanta submarkets are currently witnessing average occupancy levels between 88% and 92%. Buckhead/Brookhaven, Sandy
Springs/Dunwoody, and Douglas County reported the highest occupancy levels among all submarkets, with reported occupancy over 91% at year-end. The highest effective rental rates on a per square foot are being achieved in the Buckhead/Brookhaven and Midtown/Brookwood submarkets, which were both over $1.00 at year-end. The market average was $0.79 per square foot as of year-end.

The Gwinnett County submarket witnessed the most apartment deliveries during 2002, with 2,977 units completed. The Midtown/Brookwood and Cobb County submarkets also saw significant deliveries during the year, with 1,228 and 1,195 new units added, respectively. Net absorption during 2002 was negative in only four of the 17 submarkets, as compared to nine submarkets with negative net absorption during 2001. This indicates that the market is in a better position to recover. The Gwinnett and Midtown/Brookwood submarkets had the highest levels of net absorption, with 1,938 and 1,217 units absorbed, respectively.

VININGS PEAK APARTMENTS                                           MARKET AMAYSIS

Construction starts were moderate compared to prior years. The Midtown/Brookwood submarket led with 1,088 units begun during 2002. Douglas County, Gwinnett County, Southeast DeKalb County, and South Atlanta/South Fulton also had relatively strong levels of starts, with over 900 units begun in each. (Note that Gwinnett County, which had 992 units started, was moderate compared with prior years, when 2,500 to 3,000 units were started.) Six of the 17 submarkets had no starts.

With regard to future increases to apartment supply in metro Atlanta, the most important factor is the availability of suitable sites. Currently, developers are facing challenges in obtaining appropriately zoned apartment sites in areas with rent levels that can support new construction. The availability of apartment sites is being restricted, primarily by area governing authorities, which are resistant to new construction. Contributing to the governing authority's restrictive tendencies is the perception that apartments will eventually end-up oriented to lower-income groups within 20 or so years. Apartments are also perceived as contributing to overcrowding of area schools and a drain on the overall infrastructure (i.e. utilities, roads, etc.). As a result, several zoning authorities have instituted moratoriums on the rezoning of land for apartments, particularly in the northern portion of the metropolitan area. The decreasing supply of available apartment sites, along with the unwillingness of governmental bodies to approve re-zonings, has had a visible impact on developers, shown in the decreased level of starts.

Another consideration in the supply picture is that the majority of new apartment construction is concentrated in several high-growth areas. Conversely, a large portion of the metro area is experiencing minimal or no new construction. The majority of the new apartment development, as with most other types of commercial development, has been in the area extending north of Atlanta's central business district, between Interstates 75 and 85. In the slower growth areas, rent levels are generally lower than in the northern portions of metropolitan Atlanta, making apartment development less attractive. These trends are expected to continue.

DEMAND

Demand for multi-family communities is primarily correlated to population and employment shifts. More recently, changes in capital markets, particularly the home mortgage market, have had an additional impact on demand.

The primary indicator of apartment demand is changes in job growth, as the addition of new jobs ultimately provides the catalyst for new apartment construction. In the Atlanta area, the overall demand for apartments, as with all types of real estate, declined significantly during the early 1990s, a direct result of the decline in job growth.

During 1993, 1994, 1996, and 1999, Atlanta led the nation in job growth - ranking among the top 10 cities in the nation for job growth in the previous decade. Following these years of expansion, the

VININGS PEAK APARTMENTS                                          MARKET ANALYSIS

recession that began in 2001 hit Atlanta hard. Job growth was reduced to negligible levels in 2001 and losses accumulated through 2002. On a seasonally adjusted basis, nonagricultural employment in metro Atlanta stands at just over
2.1 million.

The current national economic climate, aggravated by geopolitical tensions around the world, continues to have a detrimental effect on the regional economy. Prospects for resumption of positive levels of job creation are just beginning to be apparent, and near-term prospects reflect the beginning of slow recovery through 2003. The following table summarizes job creation trends, according to the quarterly economic forecast published by Georgia State University's (GSU) Economic Forecasting Center.

                            METRO ATLANTA JOB GROWTH

[BAR CHART]

                1994    1995     1996     1997    1998     1999     2000    2001    2002     2003   2004    2005
Georgia         156.8   137.2    125.2    87.0    124.5   143.3     66.5    8.1    (86.7)   (5.0)   63.6    84.4
Atlanta          97.5    84.0     86.0    56.0     83.6    87.2     52.2    9.1    (54.3)    2.8    45.9    56.0

Source: Georgia State University Economic Forecasting Center (February 2003)

According to GSU's Economic Forecasting Center, job losses for 2002 in Atlanta totaled 54,300. The growth sectors that had continued strength through the 1990's - tourism, transportation, and telecommunications - were all negatively impacted by the recession, the attacks on September 11, 2001, or both. Passenger traffic at major airlines remains below peak. Convention business is slow, and hotel room rates have not begun to grow following competitive reductions. Telecom remains saturated with excess capacity. Thus, according to Rajeev Dhawan, Director of the Economic Forecasting Center, while the regional economy grew faster than the national average over the past decade, Atlanta may lag behind the nation in near-term recovery.

Dhawan projects that the US economy will begin to grow by early Fourth Quarter 2003, assuming a quick victory in engaging Iraq. With perceptions evolving to a diminished threat of terrorism, corporate decision makers are anticipated to begin reengaging and expand hiring. As job growth

VININGS PEAK APARTMENTS                                          MARKET ANALYSIS

picks up, fundamental reasons for increases in consumption and income growth will replace the current patchwork of credit and home equity cash-outs, according to the forecast.

We note from our own observations that the Atlanta economy has continued to outperform expectations year after year. While the prospects for near-term expansion continue to be modest, in long-term projections, the Atlanta metropolitan area is forecast to remain a national leader in job creation.

First time home ownership has been increasingly competing with the multi-family rental market, and property occupancy has suffered directly as a result of the record low interest rate environment. The decline in interest rates that continued through 2002 made home ownership more attainable for an increasingly larger pool of prospects, allowing renters to buy homes and removing them from the rental market.

In a rating action released in early 2003, Moody's Investor Service cited the economy and credit trends as having negatively impacted the multi-family market over the past year. With a shrinking pool of renters, revenue has declined through reduced occupancy levels.

Typically, Class A resident pools can qualify for mortgage loans, both in terms of credit profile and income. In order to compete for the remaining renters, Class A properties have increased concessions and rent discounts. In some cases this makes the product affordable to the typical B and C class tenants, attracting them away from affordable properties. Even among the Class B and C resident pools, with various private and public programs, renters are finding themselves in a position to purchase a home. In Atlanta, with lower-cost starter homes readily available, a noticeable impact on multi-family occupancy has been attributed to changes in mortgage rates and terms.

Interest rates are generally anticipated to be increased with the return of economic expansion, generally projected for mid- to late-2003. Residential mortgage rates will most likely increase in corresponding fashion.

VININGS PEAK APARTMENTS                                        MARKET ANALYSIS

PERFORMANCE MEASURES

                     METROPOLITAN ATLANTA APARTMENT MARKET

                            YE       %      YE        %      YE       %       YE        %       YE
CLASS "A" PROPERTIES       1998   Change   1999    Change   2000    Change   2001    Change    2002
--------------------      ------  ------  -------  ------  -------  ------  -------  ------   ------
Effective Rent            $  796   4.8%   $  834    6.4%   $  887   -11.4%  $  786     -5.5%  $  743
Street Rent (per Unit)    $  860   5.2%   $  905    4.2%   $  943     1.8%  $  960     -0.1%  $  959
Street Rent (per Sf)      $ 0.79   5.1%   $ 0.83    3.6%   $ 0.86     1.2%  $ 0.87     -1.1%  $ 0.86
Reported Occupancy          95.0%  0.1%     95.1%   0.8%     95.9%   -5.0%    91.1%    -0.1%    91.0%
Reported Concessions      $   21    --    $   26     --    $   18      --   $   89       --   $  130

                            YE       %      YE        %       YE      %       YE        %       YE
CLASS "B" PROPERTIES       1998   Change   1999    Change    2000   Change   2001    Change    2002
--------------------      ------  ------  -------  ------  -------  ------  -------  ------   ------
Effective Rent            $  693   2.7%   $  712    5.2%   $  749    -8.0%  $  689     -7.8%  $  635
Street Rent (per Unit)    $  742   3.1%   $  765    4.8%   $  802     3.2%  $  828      0.0%  $  828
Street Rent (per Sf)      $ 0.72   2.8%   $ 0.74    4.1%   $ 0.77     3.9%  $ 0.80      0.0%  $ 0.80
Reported Occupancy          95.2%  0.0%     95.2%   0.2%     95.4%   -4.8%    90.8%    -1.5%    89.4%
Reported Concessions      $   13    --    $   17     --    $   16      --   $   64       --   $  106

                            YE      %       YE        %       YE      %       YE        %       YE
CLASS "C" PROPERTIES       1998   Change   1999    Change    2000   Change   2001    Change    2002
--------------------      ------  ------  -------  ------  -------  ------  -------  ------   ------
Effective Rent            $  629   3.7%   $  652    4.1%   $  679    -8.2%  $  623     -7.4%  $  577
Street Rent (per Unit)    $  665   4.2%   $  693    4.6%   $  725     1.8%  $  738     -0.1%  $  737
Street Rent (per Sf)      $ 0.68   4.4%   $ 0.71    4.2%   $ 0.74     1.4%  $ 0.75      0.0%  $ 0.75
Reported Occupancy          96.0% -0.1%     95.9%  -0.6%     95.3%   -3.9%    91.6%    -2.6%    89.2%
Reported Concessions      $    9    --    $   12     --    $   12      --   $   52       --   $   81

                            YE      %       YE        %       YE      %       YE        %       YE
OVERALL MARKET             1998   Change   1999    Change    2000   Change   2001    Change    2002
--------------            ------  ------  -------  ------  -------  ------  -------  ------   ------
Effective Rent            $  678   4.3%   $  707    5.1%   $  743    -8.6%  $  679     -7.1%  $  631
Street Rent (per Unit)    $  725   4.7%   $  759    4.3%   $  792     2.8%  $  814      0.0%  $  814
Street Rent (per Sf)      $ 0.71   4.2%   $ 0.74    5.4%   $ 0.78     1.3%  $ 0.79      0.0%  $ 0.79
Reported Occupancy          95.3%  0.1%     95.4%   0.1%     95.5%   -4.6%    91.1%    -1.9%    89.4%
Reported Concessions      $   13    --    $   17     --    $   14      --   $   63       --   $   98

Note: The survey is based on properties with 50 units or more, and covers a nine-county core area.

Source: The Atlanta Apartment Tracker, Dale Henson Associates, Inc.

As illustrated, all classes of apartments witnessed an occupancy decrease from year-end 2001 to year-end 2002. Class B and C properties saw the largest decreases. Class C properties declined from reported occupancy of 91.6% at year-end 2001 to 89.2% at year-end 2002. Class B properties were down from reported occupancy of 90.8% to 89.4%. Class A apartments witnessed a negligible occupancy decline, from 91.1% to 91.0% at year-end 2002.

Effective rental rates decreased in all sectors as well, while reported concessions increased. Again, the largest declines came among Class B and C properties, which recorded decreases of over 7.8% and 7.4%, respectively, while Class A effective rents declined approximately 5.5%.

OUTLOOK FOR THE OVERALL ATLANTA APARTMENT MARKET

During the late 1990's, the Atlanta apartment market showed resilient strength and tremendous growth. However, the current national recession has produced decreasing employment growth in

VININGS PEAK APARTMENTS                                        MARKET ANALYSIS

metro Atlanta, resulting in lower apartment occupancy levels, increased concessions and declines in effective rental rates.

While the data considered indicate that the Atlanta market continued a moderate decline through 2002, the rate of decline has slowed significantly compared to the prior year. Consideration of the various data suggest some submarkets are stabilizing, while others may erode slightly further. In addition, the Atlanta area is projected to begin recovery over the coming year, with positive levels of job growth returning by year-end. Moreover, due to the lack of suitable apartment sites and discouragement of apartment development by local municipalities, the Atlanta area should avoid reaching an extreme oversupply of units. The result should be improving occupancy levels and moderate rental rate growth over the long-term.

COBB COUNTY SUBMARKET ANALYSIS

The subject is located within the Cobb County submarket. A summary of the recent operating characteristics of this submarket is presented in the following table in the Cobb County submarket.

VININGS PEAK APARTMENTS                                          MARKET ANALYSIS

                         COBB COUNTY APARTMENT SUBMARKET

                                 Annual          Annual          Annual
                          YE       %       YE      %       YE      %       YE      %      Mid-     %        YE
CLASS "A" PROPERTIES     1998    Change   1999   Change   2000   Change   2001   Change   2002   Change    2002
--------------------    -----    ------  ------  ------  ------  ------  ------  ------  ------  ------   ------
Effective Rent          $ 843     1.4%   $ 855    7.1%   $ 916   -10.6%  $ 819    -3.1%  $ 794    -5.7%   $ 749
Street Rent (Per Unit)  $ 899     3.2%   $ 928    4.8%   $ 973     0.9%  $ 982     0.2%  $ 984     0.8%   $ 992
Street Rent (Per SF)    $0.81     3.7%   $0.84    3.6%   $0.87     1.1%  $0.88     1.1%  $0.89     0.0%   $0.89
Reported Occupancy       95.5%   -0.2%    95.3%   0.8%    96.1%   -4.4%   91.9%   -0.5%   91.4%   -0.4%    91.0%
Reported Concessions    $  16      --    $  29     --    $  19      --   $  83      --   $ 105      --    $ 154

                                 Annual          Annual          Annual
                          YE       %       YE      %       YE      %       YE      %      Mid-     %        YE
CLASS "B" PROPERTIES     1998    Change   1999   Change   2000   Change   2001   Change   2002   Change    2002
--------------------    -----    ------  ------  ------  ------  ------  ------  ------  ------  ------   ------
Effective Rent          $ 737     1.9%   $ 751    3.1%   $ 774    -9.2%  $ 703    -5.1%  $ 667    -2.8%   $ 648
Street Rent (Per Unit)  $ 780     3.2%   $ 805    3.5%   $ 833     0.7%  $ 839    -1.4%  $ 827     1.5%   $ 839
Street Rent (Per SF)    $0.74     4.1%   $0.77    5.2%   $0.81     0.0%  $0.81    -1.2%  $0.80     1.3%   $0.81
Reported Occupancy       95.5%   -0.1%    95.4%  -0.1%    95.3%   -4.4%   91.1%   -2.0%   89.3%    0.2%    89.5%
Reported Concessions    $   8      --    $  18     --    $  21      --   $  61      --   $  72      --    $ 103

                                 Annual          Annual          Annual
                          YE       %       YE      %       YE      %       YE      %      Mid-     %        YE
CLASS "C" PROPERTIES     1998    Change   1999   Change   2000   Change   2001   Change   2002   Change    2002
--------------------    -----    ------  ------  ------  ------  ------  ------  ------  ------  ------   ------
Effective Rent          $ 648     2.8%   $  666   3.3%   $  688  -12.2%  $  604   -3.3%  $  584   -0.3%   $  582
Street Rent (Per Unit)  $ 682     5.1%   $  717   3.8%   $  744   -0.3%  $  742    0.3%  $  744    0.3%   $  746
Street Rent (Per SF)    $0.68     4.4%   $ 0.71   2.8%   $ 0.73    1.4%  $ 0.74    0.0%  $ 0.74    0.0%   $ 0.74
Reported Occupancy       95.9%   -0.5%     95.4% -0.1%     95.3%  -4.5%    91.0%  -1.8%    89.4%   0.1%     89.5%
Reported Concessions    $   6      --    $   18    --    $   21     --   $   71     --   $   81     --    $   86

                                 Annual          Annual          Annual
                          YE       %       YE      %       YE      %       YE      %      Mid-     %        YE
OVERALL SUBMARKET        1998    Change   1999   Change   2000   Change   2001   Change   2002   Change    2002
-----------------       -----    ------  ------  ------  ------  ------  ------  ------  ------  ------   ------
Effective Rent          $ 700     1.4%   $ 710    4.8%   $  744    -9.9%  $ 670   -3.0%  $  650   -4.5%    $ 621
Street Rent (Per Unit)  $ 741     3.1%   $ 764    4.8%   $  801     0.9%  $ 808   -0.6%  $  803    0.9%    $ 810
Street Rent (Per SF)    $0.72     2.8%   $0.74    5.4%   $ 0.78     0.0%  $0.78    0.0%  $ 0.78    1.3%    $0.79
Reported Occupancy       95.6%   -0.3%    95.3%   0.0%     95.3%   -4.7%   90.8%  -0.9%    90.0%  -1.0%     89.1%
Reported Concessions    $   9      --    $  18     --    $   19      --   $  64     --  $    73     --     $ 101

Source:  The Atlanta Apartment Tracker, Dale Henson Associates, Inc.

As the previous table identifies, the average occupancy in the Cobb County submarket is currently 89.1% for all apartments, which represents a minimal decrease over the previous mid-year level of 90.0%. Prior to year-end 2001, the Cobb County submarket average occupancy level remained relatively consistent in the mid 90% range. In the subject submarket, there were minimal decreases in all apartment classes.

The average effective rental rate within the Cobb County submarket decreased 4.5% between mid-year 2002 and year-end 2002. Effective rent decreased in all classes. Furthermore, all sectors reported an increase in their level of concessions being offered.

The general perception among property owners is that rent and occupancy levels will begin to rebound during 2003, as the national economy improves and job growth returns.

VININGS PEAK APARTMENTS                                          MARKET ANALYSIS

ABSORPTION

Apartment activity during 2002 shows that the Cobb County submarket recorded net absorption of 41 units and new deliveries of 1,195 units. The following table illustrates absorption rates at recently completed apartment properties within the submarket:

                        COBB COUNTY APARTMENT SUBMARKET
                                RECENT ABSORPTION

                                                                                                                       Begin
                                                                                                #       Construction  Leasing
                  Property                                       Developer                     Units      Start Date    Date
--------------------------------------------------        ---------------------------          -----      ----------  --------
Caswyck Parkside, 1615 Cobb Parkway                       Cannon Company                        234        Apr-01      Jun-02
AMLI at Barrett Walk, 2055 Barrett Lakes Boulevard        AMLI Residential Properties           310        Dec-01      Aug-02
Trees at Kennesaw, Old U.S. 41/Stanley Rd.                Wilwat Properties                     166        Mar-01      Feb-02
Estates at Ridenour, U.S. 41/Barrett Pkwy.                Estates, Inc.                         300        Feb-00      Sep-00
Stanton Place, Baker Grove, Acworth                       Andrews Properties                    240        Feb-00      Jan-01
Caswyck Town Center, Williams Drive                       Cannon Company                        358        Jun-00      May-01
Walden Ridge, Highway 41, Acworth                         United Residential Properties         210        Dec-00      Jul-01
Shiloh Valley Overlook, Greer Chapel Rd./I-75             Hayes Development Corporation         300        Mar-00      May-01
Summit Shiloh Phase II, 4044 Busbee Parkway               Summit Properties                      50        May-01      Jan-02
Alta Green, Shiloh Rd./Wade Green Rd./1-75                Wood Partners                         498        Dec-00      Oct-01

Source: Atlanta Apartment Pipeline Report, Year-End 2002, Dale Henson & Associates, Inc.

The data illustrates absorption ranging from 7.4 to 24.4 units per month, with the median being 13.6 units per month. This is considered a good level of absorption.

NEW DEVELOPMENT

The number of apartment units under construction as of year-end 2002 totaled 836 units in 4 properties within the Cobb County submarket. This is considered a relatively small amount of activity, given the geographic area that the submarket encompasses. These properties are summarized in the following table.

                        COBB COUNTY APARTMENT SUBMARKET
                         APARTMENTS UNDER CONSTRUCTION

                                                                                                                     Comp.
                                                                                             Const.    First Units  Expected
                    Property                                  Developer           # Units  Start Date     Avail.      Date
------------------------------------------------     ---------------------------  -------  ----------  -----------  --------
Galleria
No apartments under construction in this subarea
South Cobb
No apartments under construction in this subarea
Town Center
Caswyck Parkside, 1615 Cobb Pkwy.                    Cannon Company                 234      Apr-01       Jul-02     Oct-02
Cobblestone Landing, U.S. 41                         PRS Construction               172      Jun-02       Jan-03     Jun-03
AMLI at Barrett Walk, 2055 Barrett Lakes Blvd.       AMLI Residential Properties    310      Dec-01       Aug-02     Jul-03
Highland Court, Goerge Busbee Parkway/wade Green     Norsouth                       120      Nov-02       Jul-03        --
East Marietta
No apartments under construction in this subarea
West Cobb
No apartments under construction in this subarea
                                                                                  -------
Total                                                                               836
                                                                                  -------

Source: Atlanta Apartment Pipeline Report, Year-End 2002, Dale Henson & Associates, Inc.

VININGS PEAK APARTMENTS                                          MARKET ANALYSIS

There are no proposed apartment properties in the subject's immediate area. However, there are multiple properties which are currently under construction in the Town Center area. However, these properties will not provide competition for the subject, as they will be Class "A" properties and will appeal to a different type of tenant. In addition, the identified properties are located over a very large geographical area, which decreases the potential negative impact of the new product being added to the apartment housing stock. Furthermore, there is little, if any, remaining developable land for apartments.

In addition to projects currently under construction, there is one known project in various stages of planning. This number of proposed projects is also considered a relatively moderate level of activity, given the large geographic area that the submarket encompasses. The properties proposed for development in the near-term are summarized in the following table.

                        COBB COUNTY APARTMENT SUBMARKET
                              PROPOSED APARTMENTS

                                                                     #
               Property                           Developer        Units  # Acres           Remarks
--------------------------------------      ---------------------  -----  -------           -------
Galleria
No apartments planned for this subarea
South Cobb
No apartments planned for this subarea
Town Center
Hillside Vista, 2155 Cobb Parkway           Vista Realty Partners   212     ---    Construction Start 01/03
East Marietta
No apartments planned for this subarea
West Cobb
No apartments planned for this subarea
                                                                    ---
Total                                                               212
                                                                    ---

Source: Atlanta Apartment Pipeline Report, Year-end 2002, Dale Henson & Associates, Inc.

After publication of the Dale Henson report, commencement of construction was delayed for the property listed above. Based on our discussions with the developer of this site, we believe that this property will be constructed. As mentioned previously, new construction in the submarket will not compete with the subject, therefore there is sufficient demand for this product. Furthermore, there are no proposed apartment properties in the subject's immediate area.

CUMBERLAND/GALLERIA PRIMARY MARKET AREA

Although Cobb County is identified as only one submarket by the Atlanta Apartment Market Tracker, it subdivides the county into five primary market areas. These areas are identified as Cumberland/Galleria, South Cobb, Town Center, East Marietta and West Cobb. The subject is located within the Cumberland/Galleria primary market area, as defined by the report. The following table illustrates changes in rental rates, occupancy levels and concessions with the Cumberland/Galleria primary market area over the past three years.

VININGS PEAK APARTMENTS                                          MARKET ANALYSIS

                     CUMBERLAND/GALLERIA PRIMARY MARKET AREA

CLASS "A"            YE      %     Mid-      %     YE       %    Mid-      %   3d Qtr    %      YE      %     Mid-     %      YE
PROPERTIES          1999   Change  2000   Change  2000   Change  2001   Change  2001   Change  2001   Change  2002   Change  2002
----------         ------- ------ ------- ------ ------- ------ ------- ------ ------- ------ ------- ------ ------- ------ -------
Effective Rent     $  941   4.7%  $  985    3.2% $1,017   -6.2% $  954   -2.7% $  928   -1.8% $  911   -4.4% $  871   -3.9% $  837
Street Rent
  (per Unit)       $  991   3.1%  $1,022    2.7% $1,050    1.0% $1,061   -1.3% $1,047   -0.3% $1,044    1.5% $1,060    0.8% $1,068
Street Rent
  (per SF)         $ 0.90   3.3%  $ 0.93    2.2% $ 0.95    1.1% $ 0.96   -3.1% $ 0.93    0.0% $ 0.93    1.1% $ 0.94    1.1% $ 0.95
Reported
  Occupancy          95.6%  2.0%    97.5%  -0.2%   97.3%  -4.1%   93.3%   1.1%   94.3%  -1.0%   93.4%  -0.3%   93.1%  -0.9%   92.3%
Reported
  Concessions      $    6    --   $   11     --  $    5     --  $   36     --  $   59     --  $   64     --  $  116     --  $  169

                          YE      %    Mid-     %     YE      %    Mid-     %   3d Qtr    %     YE      %    Mid-     %     YE
CLASS "B" PROPERTIES     1999  Change  2000  Change  2000  Change  2001  Change  2001  Change  2001  Change  2002  Change  2002
--------------------    ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------  -----
Effective Rent          $ 782   5.4%  $ 824    1.0% $ 832   -2.3% $ 813   -5.3% $ 770    1.0% $ 778   -9.1% $ 707    0.8%  $ 713
Street Rent (per Unit)  $ 837   3.1%  $ 863    2.4% $ 884    1.9% $ 901   -0.6% $ 896    1.3% $ 908   -0.4% $ 904   -1.3%  $ 892
Street Rent (per SF)    $0.81   4.9%  $0.85    2.4% $0.87    1.1% $0.88    0.0% $0.88    1.1% $0.89    0.0% $0.89   -1.1%  $0.88
Reported Occupancy       95.6%  0.6%   96.2%  -0.1%  96.1%  -2.6%  93.6%   0.0%  93.6%  -1.2%  92.5%  -1.9%  90.7%   0.0%   90.7%
Reported Concessions    $  18    --   $   6     --  $  18     --  $  30     --  $  69     --  $  62     --  $ 113     --   $ 119

                          YE      %    Mid-     %     YE      %    Mid-     %   3d Qtr    %     YE      %    Mid-     %     YE
CLASS "C" PROPERTIES     1999  Change  2000  Change  2000  Change  2001  Change  2001  Change  2001  Change  2002  Change  2002
--------------------    ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------
Effective Rent          $ 697    2.9% $ 717    2.9% $ 738   -2.2% $ 722   -9.0% $ 657   -2.7% $ 639   -1.9% $ 627   3.8%  $ 651
Street Rent (per Unit)  $ 740    1.4% $ 750    2.8% $ 771    2.3% $ 789    0.1% $ 790   -0.4% $ 787   -3.9% $ 756   6.5%  $ 805
Street Rent (per SF)    $0.75   -2.7% $0.73    8.2% $0.79    1.3% $0.80    0.0% $0.80   -1.3% $0.79   -3.8% $0.76   5.3%  $0.80
Reported Occupancy       96.4%   1.0%  97.4%  -0.1%  97.3%  -2.7%  94.7%  -1.8%  93.0%  -1.0%  92.1%  -2.9%  89.4%  0.9%   90.2%
Reported Concessions    $  16     --  $  14     --  $  12     --  $  25     --  $  78     --  $  86     --  $  49    --   $  85

                          YE      %    Mid-     %     YE      %    Mid-     %   3d Qtr    %     YE      %    Mid-     %     YE
OVERALL SUBMARKET        1999  Change  2000  Change  2000  Change  2001  Change  2001  Change  2001  Change  2002  Change  2002
-----------------       ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------
Effective Rent          $ 754   4.5%  $ 788    1.6% $ 801   -2.1% $ 784   -5.5% $ 741   -1.9% $ 727   -5.6% $ 686    0.0% $ 686
Street Rent (per Unit)  $ 803   2.7%  $ 825    2.3% $ 844    2.0% $ 861   -0.1% $ 860    0.3% $ 862   -0.9% $ 854    1.2% $ 864
Street Rent (per SF)    $0.79   2.5%  $0.81    2.5% $0.83    2.4% $0.85   -1.2% $0.84    1.2% $0.85   -1.2% $0.84    1.2% $0.85
Reported Occupancy       95.7%  0.9%   96.6%  -0.1%  96.5%  -2.5%  94.1%  -0.7%  93.4%  -1.3%  92.2%  -1.7%  90.6%  -0.7%  90.0%
Reported Concessions    $  14    --   $   9     --  $  13     --  $  26     --  $  62     --  $  68     --  $  89     --  $ 111

Source: The Atlanta Apartment Tracker, Dale Henson Associates, Inc.

As illustrated, the Cumberland/Galleria primary market area has performed better than the overall Cobb County submarket, with a reported year-end occupancy level of 90.0%. It appears that Class "A" properties are fairing better than Class "B" and "C" properties, with reported occupancy levels of 90.7% and 90.2%, respectively. However, overall properties showed a decrease of 90.0% in occupancy from mid-year 2002 figures. We expect conditions to improve rather quickly within this area, however, as there is no new construction occurring or planned, and there is little, if any, remaining developable land for apartments.

CONCLUSIONS FOR THE COBB COUNTY APARTMENT SUBMARKET

Based on our analysis, we have found the Cobb County and Cumberland/Galleria apartment market is experiencing operating characteristics which are similar to those found in the overall metro Atlanta market. In addition, the area is expected to continue receiving a good level of job creations, following the current recession. Therefore, we believe the Cobb County submarket provides a very viable location for a well located apartment complex, such as the subject property.

INVESTMENT TRENDS

Generally, there remains a divide between sellers' pricing and buyers' offers. Given softened occupancies and reductions in rental rates, the attractiveness of multi-family acquisitions has been temporarily diminished somewhat. This trend may continue through 2003, which holds subdued prospects for rent increases until sustained job growth resumes.

VININGS PEAK APARTMENTS                                          MARKET ANALYSIS

Over the longer-term, apartments are anticipated to recover strongly and continue to be commodity investments. For 5- and 10-year periods, apartments are anticipated to outperform other property sectors.

Regionally, reflecting the softer apartment operating environment, the volume of multi-family sales in metropolitan Atlanta slowed over the past year. Total volume for the year 2002 was reported at $700 million, down 41% from 2001 and 51% from 2002 levels. Although the number of sales fell, overall values did not appear to be significantly negatively impacted, as lower rates and yields have offset property performance issues.

The following charts present the average selling price per apartment unit over the recent past. Among Class A properties, there continues to be appreciation for properties built in infill locations, while suburban properties have fluctuated downward over the past four years. Among Class B properties, prices have declined for properties in infill locations, while suburban properties have generally shown a net increase over the recent past.

                    CLASS A - AVERAGE SELLING PRICE PER UNIT

[BAR CHART]

               1999                2000                2001           2002
Infill         $109,000            $103,368            $106,232       $118,721
Suburban       $ 79,964            $ 75,005            $ 78,620       $ 74,568

Source: CB Richard Ellis, Inc.

VININGS PEAK APARTMENTS                                          MARKET ANALYSIS

                    CLASS B - AVERAGE SELLING PRICE PER UNIT

[BAR CHART]

                         1999                2000                2001                2002
Infill                   $78,254             $65,413             $70,473             $66,870
Suburban                 $49,997             $57,980             $57,070             $54,645

Source: CB Richard Ellis, Inc.

DEMOGRAPHIC ANALYSIS

Demand for additional residential property is a direct function of population change. Multi-family communities are products of a clearly definable demand relating directly to population shifts.

HOUSING, POPULATION AND HOUSEHOLD FORMATION

The following table illustrates the population and household changes for the subject neighborhood.

                      POPULATION AND HOUSEHOLD PROJECTIONS

   100 WOODRIDGE DR                                       Radius 1.0      Radius 3.0     Radius 5.0
ATLANTA, GA 30339-3638                                       Mile           Miles          Miles
-----------------------                                   ----------      ---------     ----------
Population
   2007 Projection                                            10,699         69,670        189,322
   2002 Estimate                                               9,652         64,148        174,569
   2000 Census                                                 9,244         62,037        168,928
   2002 - 2007 % Change                                         10.8%           8.6%           8.5%
Households
   2007 Projection                                             6,022         35,244          84,003
   2002 Estimate                                               5,470         32,485          77,876
   2000 Census                                                 5,239         31,397          75,570
   2002 - 2007 % Change                                         10.1%           8.5%            7.9%

Source: Claritas, Inc.

Households represent the basic unit of demand in the housing market. According to the data, the subject's neighborhood is experiencing continuing strong levels of increase in population and households.

VININGS PEAK APARTMENTS                                          MARKET ANALYSIS

INCOME DISTRIBUTIONS

Household income available for expenditure on housing and other consumer items is a primary factor in determining the price/rent level of housing demand in a market area. In the case of this study, projections of household income, particularly for renters, identifies in gross terms the market from which the subject submarket draws. The following table illustrates estimated household income distribution for the subject neighborhood.

                         HOUSEHOLD INCOME DISTRIBUTION

            100 WOODRIDGE DR                             Radius 1.0     Radius 3.0       Radius 5.0
         ATLANTA, GA 30339-3638                             Mile           Miles            Miles
----------------------------------------                 ----------     ----------       ----------
2002 Est. Households by Household Income
   $150,000 - or More                                         36.24%         27.10%           15.01%
   $100,000 - $149,999                                        12.07%         10.60%           11.54%
   $  75,000 - $  99,999                                      15.92%         14.26%           13.94%
   $  50,000 - $  74,999                                      28.55%         25.11%           23.50%
   $  35,000 - $  49,999                                      20.17%         19.56%           15.87%
   $  25,000 - $  34,999                                       6.27%          8.46%            8.21%
   $  15,000 - $  24,999                                       4.22%          5.60%            6.11%
   Under $15,000                                               3.66%          4.31%            5.81%

Source: Claritas, Inc.

The following table illustrates the median and average household income levels for the subject neighborhood.

                            HOUSEHOLD INCOME LEVELS

      100 WOODRIDGE DR                                   Radius 1.0     Radius 3.0       Radius 5.0
   ATLANTA, GA 30339-3638                                   Mile           Miles            Miles
-----------------------------                            ----------     ----------       ----------
2002 Average Household Income                               $92,816       $102,697         $106,711
2002 Median Household Income                                $63,724       $ 62,016         $ 64,884
2002 Per Capita Income                                      $53,136       $ 52,985         $ 47,460

Source: Claritas, Inc.

An analysis of the income data indicates that the submarket is generally comprised of middle to upper middle income groups, which are the same groups to which the subject property is oriented.

EMPLOYMENT

An employment breakdown typically indicates the working class characteristics for a given market area. The specific employment population within the indicated radii of the subject is as follows:

VININGS PEAK APARTMENTS                                          MARKET ANALYSIS

                            POPULATION BY OCCUPATION

              100 WOODRIDGE DR                           Radius 1.0     Radius 3.0       Radius 5.0
           ATLANTA, GA 30339-3638                           Mile           Miles            Miles
---------------------------------------------            ----------     ----------       ----------
Occupation
   Managerial and Professional Specialty                      46.94%         38.28%           37.54%
   Technical, Sales and Administrative Support                39.57%         40.61%           39.00%
   Service                                                     6.52%          9.61%            9.70%
   Farming, Forestry and Fishing                               0.36%          0.74%            0.71%
   Precision, Production, Craft and Repair                     3.79%          5.03%            6.56%
   Operators, Fabricators and Laborers                         2.83%          5.73%            6.50%

Source: Claritas, Inc.

The previous table illustrates the employment character of the submarket, indicating a predominantly `white-collar' employment profile. Within a three-mile radius of the subject, executive and managerial, professional specialty, sales, and administrative support are the largest employment categories.

MARKET ACCEPTANCE OF THE SUBJECT

The subject property is located ten miles northwest of the CBD and situated east of Dobbins Air Reserve Base, the area is conveniently located near many of the Atlanta area's primary employment centers. The area is an established residential community within northwest Atlanta, estimated to be approximately 90% developed.

The subject is well located for an apartment complex, with good accessibility, and conveniently located relative to employment centers. Further, the area is continuing to experience a good level of growth relative to new development, which is viewed as very positive for the long-term market acceptance of the subject property. Given these factors, as well as the other considerations of the area, the subject appears to possess very good locational characteristics for an apartment complex.

OCCUPANCY

COMPARABLE PROPERTIES

Comparable properties have been surveyed in order to identify the occupancy trends within the immediate submarket. The comparable data is summarized in the following table:

VININGS PEAK APARTMENTS                                          MARKET ANALYSIS

                    SUMMARY OF COMPARABLE APARTMENT RENTALS

COMP.
 No.                       NAME                            LOCATION                OCC
-----      -------------------------------------    ----------------------        -----
  1        The Woods At Overlook                    100 Pinehurst Drive,            93%
                                                    Atlanta, GA

  2        Post Vinings                             3385 Atlanta Road,             WND
                                                    Smyrna, GA

  3        Post Village                             2189 Lake Park Drive,           95%
                                                    Smyrna, GA

  4        Archstone Woodlands (Fka - Woodlands)    2200 Woodlands Drive,           94%
                                                    Smyrna, GA

  5        Paces Station                            3000 Paces Walk,                91%
                                                    Atlanta, GA

  6        The Lakes At Vinings                     2800 Paces Ferry Road,          92%
                                                    Atlanta, GA

  7        Wood Lake                                100 Pinhurst Drive,             93%
                                                    Unincorporated, GA
                                                                                  ----
Subject    Vinings Peak Apartments                  100 Woodridge Drive,            93%
                                                                                  ----
                                                    Atlanta, GA

Compiled by: CB Richard Ellis, Inc.

The comparable properties surveyed reported occupancy rates ranging from 91% to 95%. The subject property is currently 92.9% occupied. Currently, management reports rent concessions of one-month free on any 12-month lease, and all of the comparables are using concessions. Accordingly, our estimate for vacancy and collection loss for the subject is illustrated in the following table.

CONCLUSION

Based on the foregoing analysis, CB Richard Ellis, Inc.'s conclusion of stabilized occupancy for the subject is illustrated in the following table.

VININGS PEAK APARTMENTS                                          MARKET ANALYSIS

                             OCCUPANCY CONCLUSIONS

Atlanta Area                                        89.4%
Cobb County Submarket                               89.1%
Cumberland/galleria Primary Market Area             90.0%
Rent Comparables (Average)                          93.0%
Subject's Current Occupancy                         92.9%
                                                    ----
Subject's Stabilized Occupancy                      90.0%
                                                    ----

Source: Cb Richard Ellis, Inc.

CONCLUSION

We believe the subject property is well located for an apartment complex. The site provides convenient access to Interstate 75 and major employment centers in metropolitan Atlanta. It is located in an area which is experiencing growth similar to that of metropolitan Atlanta. Considering the recent trends in absorption and the prospects for new construction, the local market area should maintain a stabilized occupancy position, with increasing rental rates over the foreseeable future, and the long-term projection is for moderate to strong growth. Given these considerations, we believe the subject will enjoy a very good operating level.

VININGS PEAK APARTMENTS                                            SITE ANALYSIS

Insert site plan here

VININGS PEAK APARTMENTS                                            SITE ANALYSIS

                                 SITE ANALYSIS

The following chart provides a summary of the salient features relating to the subject site.

                                  SITE SUMMARY

PHYSICAL DESCRIPTION
   Net Site Area                                                 22.0 Acres  958,320 Sq. Ft.
   Primary Road Frontage                                         Mt. Wilkinson Parkway
   Excess Land Area                                              None
   Zoning District                                               RM-12, Multi-family Residential
   Flood Map Panel No.                                           13067C 0075F
   Flood Zone                                                    X

Source: Various Sources Compiled by Cb Richard Ellis, Inc.

LOCATION

The subject property is located along the north side of Mt. Wilkinson Parkway, just east of Interstate 285, in unincorporated Cobb County, metropolitan Atlanta, Georgia, with an Atlanta street address of 100 Woodridge Drive. Ingress and egress is available to the site via two curb cuts along Mt. Wilkinson Parkway. The site has a good level of visibility from Mt. Wilkinson Parkway.

ASSESSORS PARCEL NUMBER

The subject is identified by the Cobb County Tax Assessor's office as parcel 17-0910-006.

LAND AREA

The site consists of 22.0 gross acres. There is no unusable or excess land area.

SHAPE AND FRONTAGE

The site is irregular in shape and has a good level of frontage along the north side of Mt. Wilkinson Parkway.

TOPOGRAPHY AND DRAINAGE

The site has a sloping topography. During the inspection of the property, no drainage problems were observed and none are assumed to exist.

VININGS PEAK APARTMENTS                                            SITE ANALYSIS

SOILS

A soil analysis for the site has not been provided for the preparation of this appraisal. In the absence of a soil report, it is a specific assumption that the site has adequate soils to support the highest and best use.

EASEMENTS AND ENCROACHMENTS

A title policy for the property has not been provided for the preparation of this appraisal. Based on our visual inspection and review of the site plan, the property does not appear to be adversely affected by any easements or encroachments. It is recommended that the client/reader obtain a current title policy outlining all easements and encroachments on the property, if any, prior to making a business decision.

COVENANTS, CONDITIONS AND RESTRICTIONS

There are no known covenants, conditions and restrictions impacting the site which are considered to affect the marketability or highest and best use, other than zoning restrictions.

UTILITIES AND SERVICES

The site is within the jurisdiction of Cobb County and is provided all services, including police, fire and refuse garbage collection. All utilities are available to the site in adequate quality and quantity to service the highest and best use as if vacant and as improved.

FLOOD ZONE

According to flood hazard maps published by the Federal Emergency Management Agency (FEMA), the site appears to be located within Zone X (outside the 500-year flood hazard area). This information is indicated on Community Map Panel 13067C 0075F, dated August 18, 1992. This zone is defined as follows.

     FEMA Zone X: Areas determined to be outside the 500-year flood plain.

ENVIRONMENTAL ISSUES

CB Richard Ellis, Inc. has not observed, yet is not qualified to detect, the existence of potentially hazardous material or underground storage tanks which may be present on or near the site. The existence of hazardous materials or underground storage tanks may have an affect on the value of the property. For this appraisal, CB Richard Ellis, Inc. has specifically assumed that the property is not affected by any hazardous materials and/or underground storage tanks which may be present on or near the property.

VININGS PEAK APARTMENTS                                            SITE ANALYSIS

CONCLUSION

The site is well located and afforded good access, but limited visibility, from roadway frontage. The size of the site is typical for the area and use, and there are no known detrimental uses in the immediate vicinity. Overall, there are no known factors which are considered to prevent the site from development to its highest and best use, as if vacant, or adverse to the existing use of the site.

VININGS PEAK APARTMENTS                                     IMPROVEMENT ANALYSIS

                              IMPROVEMENT ANALYSIS

The following chart depicts the subject's unit mix and building area.

                               IMPROVEMENT SUMMARY

Number of Buildings             14
Number of Stories               2 & 3
Gross Building Area             277,300 Sf
Net Rentable Area               275,000 Sf
Number of Units                 280
Average Unit Size               982 Sf

                                              PERCENT OF   UNIT SIZE
UNIT MIX                    NO. OF UNITS        TOTAL         (SF)       NRA (SF)
1BR/1BA                         50              17.9%         705         35,250
1BR/1BA                         90              32.1%         879         79,110
2BR/2BA                         90              32.1%       1,111         99,990
2BR/2BA                         50              17.9%       1,213         60,650
                               ---             -----        -----        -------
Total/average:                 280             100.0%         982        275,000
                               ---             -----        -----        -------

Source: Property Manager

Building plans and specifications were not provided for the preparation of this appraisal. The following is a description of the subject improvements and basic construction features derived from CB Richard Ellis, Inc.'s physical inspection and discussions with property management.

YEAR BUILT

The subject property was built in 1980.

FOUNDATION

The foundation consists of poured reinforced concrete/perimeter footings and column pads.

CONSTRUCTION COMPONENTS

The construction components include a wood frame with wood truss and joist floor structure and plywood floor deck.

FLOOR STRUCTURE

The floor structure is summarized as follows:

VINING PEAK APARTMENTS                                      IMPROVEMENT ANALYSIS

     GROUND FLOOR:      Concrete slab on compacted fill

     OTHER FLOORS:      Plywood decking with light-weight concrete cover

EXTERIOR WALLS

The exterior wall structure consists of wood trim and brick veneer over wood frame. The units have single-pane windows in aluminum frames.

ROOF COVER

Roofs consist of a wood truss support system covered with plywood decking, felt paper and composition shingles.

PARKING AND DRIVES

The subject has 586 normal parking spaces and 11 handicap spaces, which equates to 2.13 parking spaces per unit. This is considered a typical amount of parking as compared to comparable properties in the market. All of the parking areas and driveways are asphalt paved and currently in average condition.

LANDSCAPING

The project features a combination of grass, planted beds and forested landscaping which is considered to be in average condition.

PROJECT AMENITIES

The project amenities include a swimming pool, lighted tennis court, exercise facility, hot tub, and laundry facility.

UNIT AMENITIES

Each unit has washer/dryer connections, walk-in closets and ceiling fans. In addition, select units have fireplaces.

FIRE PROTECTION

The improvements are not fire sprinklered. However, all units are equipped with smoke detectors and are assumed to have adequate fire alarm systems, fire exits, fire extinguishers, fire escapes and/or other fire protection measures to meet local Fire Marshal requirements.

VINING PEAK APARTMENTS                                      IMPROVEMENT ANALYSIS

HVAC

The units feature individual "central" HVAC units with exterior mounted compressors. The systems are assumed to be in good operating condition and adequate for the respective square footage of each individual unit.

UTILITIES

The units have gas heat and electric hot water heaters, along with all appliances being electric. The cost of trash removal and pest control is included in the rental rates. Thus, current operations indicate the landlord is responsible for common area utilities, as well as the cost of trash removal and pest control to the individual units. Each resident is responsible for their respective electrical, natural gas, telephone and cable television expenses. All utilities are publicly provided.

INTERIOR LIGHTING

Each unit features a combination of incandescent and fluorescent lighting in appropriate interior and exterior locations.

KITCHENS

Each unit features a range/oven, frost-free refrigerator with icemaker, garbage disposal, and dishwasher. Furthermore, each unit features wood cabinets with Formica countertops and vinyl flooring in the kitchen area.

BATHROOMS

The bathrooms within each unit feature combination garden tub/showers with fiberglass surrounds. Additionally, each bathroom features a commode, wood cabinet with Formica counter and built-in sink, wall-mounted vanity mirror and vinyl tile flooring.

QUALITY AND STRUCTURAL CONDITION

The overall quality of the project is considered to be good for the neighborhood and age. CB Richard Ellis, Inc. did not observe any evidence of structural fatigue and the improvements appear structurally sound for occupancy. However, CB Richard Ellis, Inc. is not qualified to determine structural integrity and it is recommended that the client/reader retain the services of a qualified, independent engineer or contractor to determine the structural integrity of the improvements prior to making a business decision. There were several minor items of deferred maintenance noted at the subject property, which is discussed below.

VINING PEAK APARTMENTS                                      IMPROVEMENT ANALYSIS

FUNCTIONAL UTILITY

All of the floor plans are considered to feature functional layouts and the overall layout of the project is considered functional in utility. According to property management, each unit within the project receives adequate demand and the project does not have excess demand for any particular floor plan or location. Therefore, the unit mix is also functional and no conversion is warranted.

PROJECT DENSITY

The project is developed to a density of 12.73 units per acre, which is commensurate with other properties in the neighborhood.

ADA COMPLIANCE

All common areas of the project are assumed to have handicap accessibility and several of the project's units are assumed to have been designed for handicap occupancy. The client/reader's attention is directed to the specific limiting conditions regarding ADA compliance.

FURNITURE, FIXTURES AND EQUIPMENT

The apartment units are rented on an unfurnished basis. However, miscellaneous maintenance tools, pool furniture, leasing office furniture, clubhouse furniture and exercise machines are examples of personal property associated with and typically included in the sale of multi-family apartment complexes. The personal property items contained in the project are not considered to contribute significantly to the overall value of the real estate.

ENVIRONMENTAL ISSUES

CB Richard Ellis, Inc. has not observed, yet is not qualified to detect, the existence of any potentially hazardous materials such as lead paint, asbestos, urea formaldehyde foam insulation, or other potentially hazardous construction materials on or in the improvements. The existence of such substances may have an affect on the value of the property. For the purpose of this assignment, we have specifically assumed that the subject is not affected by any hazardous materials which would cause a loss in value.

DEFERRED MAINTENANCE

The engineering reports indicated several minor items of deferred maintenance at the subject property. The following chart depicts the deferred maintenance items identified and their respective estimated costs to cure.

VINING PEAK APARTMENTS                                      IMPROVEMENT ANALYSIS

                        ANALYSIS OF DEFERRED MAINTENANCE

Replace Storage Room Doors                          $   14,250
Drainage System Installation                        $    5,000
Renovate "Down" Units 312 and 613                   $   15,000
Repair Exterior Meter Banks                         $    2,995
Gutter/downspout Repair and Cleaning                $    2,250
Tree Trimming and Removal                           $   10,000
Install Downspout Extensions                        $      500
Railing Installation                                $      750
Retaining Wall Repair                               $   10,000
Repair Property Identification Sign                 $      750
Siding and Trim Repair                              $   56,000
Stucco Repair                                       $    9,236
Exterior Painting                                   $   91,000
Roof Replacement                                    $   46,500
Electrical Disconnect Repair                        $    2,995
                                                    ----------
Total Deferred Maintenance:                         $  267,226
                                                    ----------

Source: Engineering Reports

The items of deferred maintenance will be cured in the near-term. Therefore, at the request of the client, we have not made any deductions.

ECONOMIC AGE AND LIFE

CB Richard Ellis, Inc.'s estimate of the subject improvements effective age and remaining economic life is depicted in the following chart:

                              ECONOMIC AGE AND LIFE

Actual Age                                                            23 Years
Effective Age                                                         15 Years
Mvs Expected Life                                                     50 Years
Remaining Economic Life                                               35 Years
Accrued Physical Incurable Depreciation                                   30.0%

Source: Cb Richard Ellis, Inc.

The overall life expectancy is based upon our on-site observations and a comparative analysis of typical life expectancies reported for buildings of similar construction as published by Marshall and Swift, Inc., in the Marshall Valuation Service cost guide. While CB Richard Ellis, Inc. did not observe anything to suggest a different economic life, a capital improvement program could extend the life expectancy.

VININGS PEAK APARTMENTS                                     IMPROVEMENT ANALYSIS

CONCLUSION

The improvements are considered to be in good overall condition and are considered to be above average for the age and location with regard to improvement design and layout, as well as amenities. Overall, there are no known factors which could be considered to adversely impact the marketability of any of the subject units or the overall project from a rental standpoint.

VININGS PEAK APARTMENTS                                                   ZONING

                                     ZONING

The following chart summarizes the zoning requirements applicable to the subject:

                                 ZONING SUMMARY

Current Zoning                Rm-12, Multi-family Residential
Legally Conforming            No
Uses Permitted                Multi-family Residential
Zoning Change                 Not Likely

Source: Cobb County Planning & Zoning Department

ANALYSIS AND CONCLUSION

The subject has a current density of 12.73, which is greater than the current zoning requirement would allow. Thus, the subject is considered a legally non-conforming use. It should be noted that this will not impact the value of the subject property. In addition, improvements can be restored if damaged or destroyed based on the zoning status. Because the subject property consists of 14 separate buildings, the risk associated with losing more than one structure to a typical loss, such as fire, seems highly unlikely. Further, we are not aware of any code violations. It is recommended that the Cobb County Planning and Zoning personnel be contacted regarding more specific information which might be applicable to the subject.

VININGS PEAK APARTMENTS                                  TAX AND ASSESSMENT DATA

                             TAX AND ASSESSMENT DATA

The subject property is liable for real estate taxes in Cobb County. Property in Cobb County is assessed at 40% of the assessor's estimated market value. The tax rate for 2002 was $29.87 per $1,000 of assessment. The 2003 millage rate has not yet been determined, but minimal change is expected. The following table identifies the subject's 2003 tax value. These figures do not include any furniture, fixtures and equipment.

                           AD VALOREM TAX INFORMATION

Assessor's Market Value                                  2003
-----------------------                               -----------
17-0910-006                                           $16,929,861

Assessed Value @              40%                     $ 6,771,944

Tax Rate                      (per $1,000 A.V.)             29.87

TOTAL TAXES                                           $   202,278

Source: Cobb County Tax Assessor's Office

TAX COMPARABLES

As a crosscheck to the subject's applicable real estate taxes, CB Richard Ellis, Inc. has reviewed the real estate tax information for comparable properties in the immediate area. The following table summarizes the real estate tax comparables employed for this assignment:

                           AD VALOREM TAX COMPARABLES

                          Comp 1               Comp 2               Comp 3                  Subject
                      ---------------      ---------------       ------------       ------------------------
Property              AMLI at Vinings       Worthing Crest          Wood Lake        Vinings Peak Apartments
Parcel Number             17-0743-028          17-0773-006        17-0950-061                    17-0910-006
Year Built                       1986                 1988               1983                           1980
No. Units                         360                  378                220                            280
Tax Year                         2003                 2003               2003                           2003

TOTAL TAX VALUE        $   19,591,824      $    27,635,647       $ 13,155,926       $             16,929,861
PER UNIT               $       54,422      $        73,110       $     59,800       $                 60,464

Source: Cobb County Tax Assessor's Office

CONCLUSION

The tax comparables range in value from $54,422 to $73,110 per unit, with the subject's tax value being within the indicated range. Therefore, we believe the subject's current tax value is appropriate and we have utilized the current tax liability within our analysis.

VININGS PEAK APARTMENTS                                  TAX AND ASSESSMENT DATA

Another factor we have considered is that the subject's tax value is less than our estimate of market value. However, we have found this to be common of the Tax Assessor's Office, in that tax values typically lag behind market values.

VININGS PEAK APARTMENTS                                     HIGHEST AND BEST USE

                              HIGHEST AND BEST USE

In appraisal practice, the concept of highest and best use represents the premise upon which value is based. The four criteria the highest and best use must meet are:

                            - legal permissibility;

                            - physical possibility;

                            - financial feasibility; and,

                            - maximum profitability.

Highest and best use analysis involves assessing the subject both as if vacant and as improved.

AS VACANT

LEGAL PERMISSIBILITY

The legally permissible uses were discussed in the zoning section of this report. Basically, the site is limited to multi-family residential uses.

PHYSICAL POSSIBILITY

The physical characteristics of the subject site were discussed in detail in the site analysis. Overall, a wide range of legally permissible uses would be physically possible.

FINANCIAL FEASIBILITY

The financial feasibility of a specific property is market driven, and is influenced by surrounding land uses. Based on the subject's specific location and physical characteristics, development of the site with a multi-family residential use, which is complimentary to the surrounding land uses would represent the most likely financially feasible option.

MAXIMUM PROFITABILITY

Based on our analysis of current rents and building costs, it is our opinion that an apartment development would represent the most profitable use.

CONCLUSION: HIGHEST AND BEST USE AS VACANT

Based on the foregoing, the highest and best use of the site as though vacant would be for apartment development.

VININGS PEAK APARTMENTS                                     HIGHEST AND BEST USE

AS IMPROVED

LEGAL PERMISSIBILITY

The subject site was approved for apartment development and the improvements are a legally conforming use.

PHYSICAL POSSIBILITY

The subject improvements were discussed in detail in the Improvement Analysis. The layout and positioning of the improvements are functional for apartment use based on comparison to neighborhood properties.

FINANCIAL FEASIBILITY

The financial feasibility for an apartment property is based on the amount of rent which can be generated, less operating expenses required to generate that income; if a residual amount exists then the land is being to a productive use. As will be indicated in the Income Capitalization Approach, the subject is capable of producing a positive net cash flow and continued utilization of the improvements for apartment is considered financially feasible.

MAXIMUM PROFITABILITY

It appears there are no alternative uses of the existing improvements which would produce a higher net income and/or value over time than the current use, as a rental apartment complex.

CONCLUSION: HIGHEST AND BEST USE AS IMPROVED

Based on the foregoing, the highest and best use of the property as improved is for continued operation as a rental apartment complex.

VININGS PEAK APARTMENTS                                    APPRAISAL METHODOLOGY

                              APPRAISAL METHODOLOGY

In appraisal practice, an approach to value is included or omitted based on its applicability to the property type being valued and the quality and quantity of information available.

COST APPROACH

The Cost Approach is based upon the proposition the informed purchaser would pay no more for the subject than the cost to produce a substitute property with equivalent utility. This approach is particularly applicable when the property being appraised involves relatively new improvements which represent the highest and best use of the land or when relatively unique or specialized improvements are located on the site and for which there exist few sales or leases of comparable properties.

SALES COMPARISON APPROACH

The Sales Comparison Approach utilizes sales of comparable properties, adjusted for differences, to indicate a value for the subject. Valuation is typically accomplished using physical units of comparison such as price per square foot, price per unit, price per floor, etc., or economic units of comparison such as gross rent multiplier. Adjustments are applied to the physical units of comparison derived from the comparable sale. The unit of comparison chosen for the subject is then used to yield a total value. Economic units of comparison are not adjusted, but rather analyzed as to relevant differences, with the final estimate derived based on the general comparisons.

INCOME CAPITALIZATION APPROACH

The Income Capitalization Approach reflects the subject's income-producing capabilities. This approach is based on the assumption that value is created by the expectation of benefits to be derived in the future. Specifically estimated is the amount an investor would be willing to pay to receive an income stream plus reversion value from a property over a period of time. The two common valuation techniques associated with the Income Capitalization Approach are direct capitalization and the discounted cash flow (DCF) analysis.

METHODOLOGY APPLICABLE TO THE SUBJECT

In valuing the subject, all three approaches are applicable and have been utilized.

VININGS PEAK APARTMENTS                                               LAND VALUE

insert land sale map here

VININGS PEAK APARTMENTS                                               LAND VALUE

                                   LAND VALUE

The following table summarizes the comparable data used in the valuation of the subject site with a comparable map presented on the previous page. A more detailed description of each transaction is included in the Addenda.

                        SUMMARY OF COMPARABLE LAND SALES

                                           TRANSACTION                        ADJUSTED SALE   SIZE    PRICE PER  PRICE PER
NO.             PROPERTY LOCATION             TYPE       DATE   PROPOSED USE      PRICE      (ACRES)    ACRE     BLDG UNIT
---             -----------------          -----------  ------  ------------  -------------  -------  ---------  ---------
1         7850 Lee Road,                      Sale      Aug-01   Apartments   $   1,757,500   36.27   $  48,456  $   7,641
          Lithia Springs, GA

2         NWQ U.S. Hwy 41 & White Circle      Sale      Feb-01   Apartments   $   2,381,472   19.85   $ 119,973  $  10,177
          Road, Kennesaw, GA

3         NE/S of Shiloh Road, S of Royal     Sale      Nov-00   Apartments   $   7,043,400   40.56   $ 173,654  $  14,143
          North Pkwy.,
          Kennesaw, GA

4         1999 Cliff Valley Way,              Sale      Jun-00   Apartments   $   4,190,000   13.49   $ 310,600  $  15,519
          Atlanta, GA

5         NS of Williams Drive, E of          Sale      Jan-00   Apartments   $   3,500,000   39.78   $  87,984  $   9,777
          Bells Ferry Road,
          Marietta, GA

Subject   100 Woodridge Drive,                 --         --     Apartments              --   22.00          --         --
          Atlanta, GA

Source: CB Richard Ellis, Inc.

ANALYSIS OF LAND SALES

It should be noted that there has been a lack of recent comparable land sales due to the slowing market. We have, therefore, utilized land sales which occurred most recently and that are considered most comparable to the subject. Additionally, we have made an adjustment for any change in market conditions since the date of the comparable land sales.

LAND SALE ONE

This comparable represents the sale of a 36.27-acre vacant site, purchased for the development of a 230-unit apartment complex. The site is located on the west side of Lee Road (Georgia Highway 5), approximately one-quarter mile south of Interstate 20, in the western portion of metropolitan Atlanta.

This sale warrants an upward adjustment to account for improving market conditions (time) since its date of sale, as compared to the subject's date of appraisal. In addition, this sale warrants an upward adjustment to account for its inferior location. An overall upward adjustment is warranted to the price per unit indication of this sale.

VININGS PEAK APARTMENTS                                               LAND VALUE

LAND SALE TWO

This comparable represents the sale of a 19.85-acre vacant site, purchased for the development of a 234-unit apartment complex to be known as Caswyck Battlefield Apartments. The site is located within the northwest quadrant of U.S. Highway 41 and White Circle Road, in the northwestern portion of metropolitan Atlanta.

This sale warrants an upward adjustment to account for improving market conditions (time) since its date of sale, as compared to the subject's date of appraisal. In addition, this sale warrants an upward adjustment to account for its inferior location. An overall upward adjustment is warranted to the price per unit indication of this sale.

LAND SALE THREE

This comparable represents the sale of a 40.56-acre vacant site, purchased for the development of a 498-unit apartment complex to be known as Alta Green. The site is located along the northeast side of Shiloh Road, south of Royal North Parkway, in the northwestern portion of metropolitan Atlanta.

This sale warrants an upward adjustment to account for improving market conditions (time) since its date of sale, as compared to the subject's date of appraisal. No additional adjustments are required.

LAND SALE FOUR

This comparable represents the sale of a 13.49-acre site, purchased for the development of a 270-unit apartment complex to be developed by Archstone. The site was improved as Parkwood Hospital and a $465,000 cost-to-raze adjustment was incorporated in the selling price. The site is located on Cliff Valley way, approximately one-quarter mile north of Briarcliff Road and one-quarter mile south of Interstate 85, in the central portion of metropolitan Atlanta.

This sale warrants an upward adjustment to account for improving market conditions (time) since its date of sale, as compared to the subject's date of appraisal. In addition, this sale warrants a downward adjustment to account for its superior location. Overall, a downward adjustment is warranted to the price per unit indication.

LAND SALE FIVE

This comparable represents the sale of a 39.78-acre vacant site, purchased for the development of a 358-unit apartment complex to be known as Caswyck at Town Center. The site is located along the north side of Williams Drive, east of Bells Ferry Road, in the northwestern portion of metropolitan Atlanta.

VININGS PEAK APARTMENTS                                               LAND VALUE

This sale warrants an upward adjustment to account for improving market conditions (time) since its date of sale, as compared to the subject's date of appraisal. In addition, this sale warrants a downward adjustment to account for its superior location. Overall, a downward adjustment is warranted to the price per unit indication.

SUMMARY OF ADJUSTMENTS

Based on the foregoing discussions, the following table presents the adjustments warranted to each sale, as compared to the subject. The following adjustment grid implies a level of accuracy, which may not exist in the current market. However, the grid has been included in order to illustrate the magnitude of the warranted adjustments. Use of an adjustment grid in making quantitative adjustments is only appropriate and reliable when the extent of adjustment for each particular factor is well supported and the dollar or percentage adjustment is derived through either paired sales analysis or other data relevant to the market. In instances where paired sales and market data is not readily available, the appraiser must use his best judgment to make a reasonable estimate for the appropriate warranted adjustment.

                           LAND SALES ADJUSTMENT GRID

Comparable Number                   1           2           3           4           5          Subject
Transaction Type                   Sale        Sale        Sale        Sale        Sale             --
Transaction Date                  Aug-01      Feb-01      Nov-00      Jun-00      Jan-00            --
Proposed Use                    Apartments  Apartments  Apartments  Apartments  Apartments  Apartments
Adjusted Sale Price             $1,757,500  $2,381,472  $7,043,400  $4,190,000  $3,500,000          --
Size (Acres)                         36.27       19.85       40.56       13.49       39.78       16.50
Price Per SF                    $     1.11  $     2.75  $     3.99  $     7.13  $     2.02          --
                                ----------  ----------  ----------  ----------  ----------
Price ($ Per Unit)              $    7,641  $   10,177  $   14,143  $   15,519  $    9,777
                                ----------  ----------  ----------  ----------  ----------
Conditions of Sale                       0%          0%          0%          0%          0%
Market Conditions                        2%          2%          3%          4%          5%
                                ----------  ----------  ----------  ----------  ----------
Subtotal                        $    7,794  $   10,381  $   14,568  $   16,139  $   10,265
                                ----------  ----------  ----------  ----------  ----------
Size                                     0%          0%          0%          0%          0%
Topography                               0%          0%          0%          0%          0%
Location                                20%         10%          0%        -15%         -5%
                                ----------  ----------  ----------  ----------  ----------
Total Other Adjustments                 20%         10%          0%        -15%         -5%
                                ==========  ==========  ==========  ==========  =========-
Value Indication for Subject    $    9,353  $   11,419  $   14,568  $   13,718  $    9,752
                                ==========  ==========  ==========  ==========  ==========

Source: CB Richard Ellis, Inc.

CONCLUSION

Based on the preceding discussions of each comparable and the foregoing adjustment analysis, a price per unit indication toward the middle of the range indicated by these comparables is the most appropriate for the subject. The following table presents the valuation conclusion:

VININGS PEAK APARTMENTS                                               LAND VALUE

                              CONCLUDED LAND VALUE

$ Per Unit                Subject Units               Total
----------                -------------               -----
$12,500          X            280          =       $3,500,000

Source: CB Richard Ellis, Inc.

VININGS PEAK APARTMENTS                                            COST APPROACH

                                  COST APPROACH

The Cost Approach is based upon the proposition the informed purchaser would pay no more for the subject than the cost to produce a substitute property with equivalent utility. This approach is particularly applicable when the property being appraised involves relatively new improvements which represent the highest and best use of the land, or when relatively unique or specialized improvements are located on the site for which there exist few sales or leases of comparable properties.

DIRECT COST

The Marshall Valuation Service (MVS) cost guide, published by Marshall and Swift, Inc., has been used to estimate the direct costs for the subject. Salient details regarding the direct costs are summarized in the Cost Approach Schedule which follows this section. The MVS cost estimate include the following:

      1. average architect's and engineer's fees for plans, plan check, building permits and survey(s) to establish building line;

      2. normal interest in building funds during the period of construction plus a processing fee or service charge;

      3.    materials, sales taxes on materials and labor costs;.

      4. normal site preparation including finish grading and excavation for foundation and backfill;

      5.    utilities from structure to lot line figured for typical setback;

      6. contractor's overhead and profit, including job supervision, workmen's compensation, fire and liability insurance, unemployment insurance, equipment, temporary facilities, security, etc.;

      7.    site improvements (included as lump sum additions); and,

      8. initial tenant improvement costs are included in MVS cost estimate. However, additional lease-up costs such as advertising, marketing and leasing commissions are not included.

Base building costs (direct costs), indicated by the MVS cost guide, are adjusted to reflect the physical characteristics of the subject. Making these adjustments, including the appropriate local and current cost multipliers, the Direct Building Cost is indicated.

ADDITIONS

Items not included in the direct building cost estimate include parking and walks, signage, landscaping and miscellaneous site improvements. The cost for these items is estimated separately using the segregated cost sections of the MVS cost guide.

INDIRECT COST

Several indirect cost items are not included in the direct building cost figures derived through the MVS cost guide. These items include developer overhead (general and administrative costs), property taxes, legal and insurance costs, local development fees and contingencies, lease-up and marketing costs and miscellaneous costs. Research into these costs leads to the conclusion that an average property requires an allowance for additional indirect costs of about 10% to 15% of the total direct costs.

VININGS PEAK APARTMENTS                                            COST APPROACH

ENTREPRENEURIAL PROFIT

Entrepreneurial profit represents the return to the developer, and is separate from contractor's overhead and profit. This line item, which is a subjective figure, tends to range from 10% to 15% of total direct and indirect costs for this property type, based on discussions with developers active in this market. Based on the subject's location, we believe a rate of entrepreneurial profit near the high end of the range is appropriate.

REPLACEMENT COST NEW

Based on the quantity and quality of the available cost data, the subject's estimated replacement cost new is based primarily on MVS.

ACCRUED DEPRECIATION

There are essentially three sources of accrued depreciation:

      1.    physical deterioration, both curable and incurable;

      2.    functional obsolescence, both curable and incurable; and,

      3.    external obsolescence.

PHYSICAL DETERIORATION

The subject's physical condition was detailed in the Improvement Analysis. With regard to incurable deterioration, the subject improvements are considered to have deteriorated due to normal wear and tear associated with natural aging. Our estimate of the subject improvements effective age and remaining economic life is depicted in the following chart:

                              ECONOMIC AGE AND LIFE

Actual Age                                       23 Years
Effective Age                                    15 Years
MVS Expected Life                                50 Years
Remaining Economic Life                          35 Years
Accrued Physical Incurable Depreciation            30.0%

Source: CB Richard Ellis, Inc.

FUNCTIONAL OBSOLESCENCE

Based on a review of the design and layout of the improvements, no forms of curable functional obsolescence were noted. Due to the fact that replacement cost considers the construction of the subject improvements utilizing modern materials and current standards, design and layout, functional incurable obsolescence is not applicable.

VININGS PEAK APARTMENTS                                            COST APPROACH

EXTERNAL OBSOLESCENCE

We have concluded that there is no significant external obsolescence affecting the subject improvements.

COST APPROACH CONCLUSION

The value estimate is calculated on the Cost Approach Schedule which follows.

                       COST APPROACH SCHEDULE

Building Type:         Apartment (1-4 Story)
Age:                   15 YRS
Quality/Condition:     Good
Exterior Wall:         Wood Siding & Brick Veneer
Number of Unts:        280
Number of Stories:     2 & 3
Height per Story:      10'
Number of Buildings:   14
Gross Building Area:   277,300 SF
Net Rentable Area:     275,000 SF
Average Unit Size:     982 SF

FINAL SQUARE FOOT COST                                                                             $     52.69
                                                                                                  ------------

BASE BUILDING COST                (via Marshall Valuation Service cost data)                       $14,612,249
ADDITIONS
  Signage, Landscaping & Misc.
   Site Improvements                                                                               $   400,000
  Parking & Driveways                                                                              $   400,000
  Appliances                                                                                       $   490,000
                                                                                                  ------------
DIRECT BUILDING COST                                                                               $15,902,249

INDIRECT COSTS                    10.0% of Direct Building Cost                                    $ 1,590,225
                                                                                                  ------------
DIRECT AND INDIRECT BUILDING
  COST                                                                                             $17,492,473

ENTREPRENEURIAL PROFIT            15.0% of Total Building Cost                                     $ 2,623,871
                                                                                                  ------------

REPLACEMENT COST NEW                                                                               $20,116,345
                                                                                                  ------------

ACCRUED DEPRECIATION
  Curable Physical Deterioration                                                   $         0
  Unfinished Shell Space                                                           $         0
  Incurable Physical              30.0% of Replacement Cost New less
  Deterioration                             Curable Physical Deterioration        ($ 6,034,903)
  Functional Obsolescence                                                          $         0
  External Obsolescence                                                            $         0
                                                                                  ------------
  Total Accrued Depreciation      30.0% of Replacement Cost New                                   ($ 6,034,903)
DEPRECIATED REPLACEMENT COST                                                                       $14,081,441
                                                                                                  ------------

LAND VALUE                                                                                         $ 3,500,000
                                                                                                  ------------
STABILIZED VALUE INDICATION                                                                        $17,581,441
ROUNDED                                                                                            $17,600,000
VALUE PER SF                                                                                       $     64.00
VALUE PER UNIT                                                                                     $    62,857

Source: CB Richard Ellis, Inc.

VININGS PEAK APARTMENTS                                SALES COMPARISON APPROACH

insert sale comp map here

VININGS PEAK APARTMENTS                                SALES COMPARISON APPROACH

                            SALES COMPARISON APPROACH

The following table summarizes the most comparable data utilized in the analysis with a comparable map presented on the previous page. A more detailed description of each transaction is included in the Addenda.

               SUMMARY OF COMPARABLE APARTMENT SALES

                                      TRANSACTION           YEAR    NO.     AVG. UNIT   ADJ. SALE    PRICE PER  NOI PER
NO.                NAME                   TYPE      DATE    BUILT  UNITS      SIZE        PRICE         UNIT      UNIT    OAR
---      ---------------------------  -----------  ------   -----  -----   ----------  -----------   ---------  -------   ----
1        Cinnamon Ridge,                  Sale     Dec-02    1980   200       1,184    $11,200,000   $  56,000  $ 4,480   8.00%
         Marietta, GA

2        Windridge Apartments,            Sale     Dec-02    1982   272         855    $15,100,000   $  55,515  $ 4,164   7.50%
         Atlanta, GA

3        Oakwood Village,                 Sale     Nov-02    1982   184       1,134    $11,675,000   $  63,451  $ 5,038   7.94%
         Chamblee, GA

4        Hawthorne Court                  Sale     Jun-02    1990   172         746    $11,960,000   $  69,535  $ 5,215   7.50%
         Apartments,
         Atlanta, GA

5        Hawthorne Town View              Sale     Jun-02    1990   278         779    $19,419,975   $  69,856  $ 5,239   7.50%
         Apartments,
         Atlanta, GA

6        Oak Park of Vinings,             Sale     Feb-02    1974   168         N/A    $12,500,000   $  74,405  $ 5,908   7.94%
         Smyrna, GA
                                      --------     ------   -----  ----    --------    -----------   ---------  -------   ----

Subject Vinings Peak Apartments,            --         --    1980   280         982             --          --  $ 4,629     --
            Atlanta, GA
                                      --------     ------   -----  ----    --------    -----------   ---------  -------   ----

Source: CB Richard Ellis, Inc.

ANALYSIS OF IMPROVED SALES

IMPROVED SALE ONE

This comparable represents the sale of a 200-unit apartment property that was built in 1980, and renovated in 1991. The property is located on Franklin Road, approximately six miles northwest of the subject property, in the northwestern portion of metropolitan Atlanta. The property offers one- and two-bedroom units, with an average unit size of 1,184 square feet.

As compared to the subject, this sale requires a downward adjustment to account for its larger average unit size. Overall, a downward adjustment is warranted to the price per unit indication of this sale.

IMPROVED SALE TWO

This comparable represents the sale of a 272-unit apartment property that was built in 1982. The property is located on Roswell Road at Northridge Drive, approximately 14 miles northeast of the subject property, in the north central portion of metropolitan Atlanta. The property offers one- and two-bedroom units, with an average unit size of 855 square feet.

VININGS PEAK APARTMENTS                                SALES COMPARISON APPROACH

As compared to the subject, this sale requires an upward adjustment to account for its smaller average unit size. In addition, this sale requires a downward adjustment to account for its superior location. Overall, no net adjustment was warranted to the price per unit indication of this sale.

IMPROVED SALE THREE

This comparable represents the sale of a 184-unit apartment property that was built in 1982. The property is located along the south side of Chamblee Tucker Road, south of Interstate 285, approximately 18 miles east of the subject property, in the central portion of metropolitan Atlanta. The property offers one-, two- and three-bedroom units, with an average unit size of 1,134 square feet.

As compared to the subject, this sale requires downward adjustments to account for its larger average unit size and superior location. Overall, a downward adjustment was warranted to the price per unit indication of this sale.

IMPROVED SALE FOUR

This comparable represents the sale of a 172-unit apartment property that was built in 1990. The property is located on the north side of Wimbledon Road, just west of Piedmont Road, approximately 11 miles southeast of the subject property, inside the city limits of Atlanta, Georgia. The property offers one- and two-bedroom units, with an average unit size of 746 square feet.

As compared to the subject, this sale requires an upward adjustment to account for its smaller average unit size. In addition, this sale requires downward adjustments to account for its newer age and superior location. Overall, a downward adjustment was warranted to the price per unit indication of this sale.

IMPROVED SALE FIVE

This comparable represents the sale of a 278-unit apartment property that was built in 1990. The property is located on the southeast quadrant of Mescalin Street and Deering Road, approximately eight-and-one-half miles southeast of the subject property, within the city limits of Atlanta, Georgia in Fulton County. The property offers one- and two-bedroom units, with an average unit size of 779 square feet.

As compared to the subject, this sale requires an upward adjustment to account for its smaller average unit size. In addition, this sale requires downward adjustments to account for its newer age and superior location. Overall, a downward adjustment was warranted to the price per unit indication of this sale.

VININGS PEAK APARTMENTS                                SALES COMPARISON APPROACH

IMPROVED SALE SIX

This comparable represents the sale of a 168-unit apartment property that was built in 1974. The property is located along Winchester Trail, just east of Interstate 285, approximately two-and-one-half miles southwest of the subject property, in the northwestern portion of metropolitan Atlanta.

As compared to the subject, this sale requires an upward adjustment to account for its older age. Overall, an upward adjustment was warranted to the price per unit indication of this sale.

SUMMARY OF ADJUSTMENTS

Based on the foregoing discussions, the following table presents the adjustments warranted to each sale, as compared to the subject. The following adjustment grid implies a level of accuracy, which may not exist in the current market. However, the grid has been included in order to illustrate the magnitude of the warranted adjustments. Use of an adjustment grid in making quantitative adjustments is only appropriate and reliable when the extent of adjustment for each particular factor is well supported and the dollar or percentage adjustment is derived through either paired sales analysis or other data relevant to the market. In instances where paired sales and market data is not readily available, the appraiser must use his best judgment to make a reasonable estimate for the appropriate warranted adjustment.

In addition, the comparable sales utilized were all arm's length transactions.

                         APARTMENT SALES ADJUSTMENT GRID

Comparable Number               1            2            3             4           5            6        Subject
Transaction Type               Sale         Sale         Sale          Sale        Sale         Sale           --
Transaction Date              Dec-02       Dec-02       Nov-02        Jun-02      Jun-02       Feb-02          --
Year Built                         1980         1982         1982         1990         1990         1974     1980
No. Units                           200          272          184          172          278          168      280
Avg. Unit Size                    1,184          855        1,134          746          779          N/A      982
Sale Price                  $11,200,000  $15,100,000  $11,675,000  $11,960,000  $19,419,975  $12,500,000       --
Price Per Unit              $    56,000  $    55,515  $    63,451  $    69,535  $    69,856  $    74,405       --
Price Per SF                $     47.28  $     64.90  $     55.97  $     93.18  $     89.70          N/A       --
NOI Per Unit                $     4,480  $     4,164  $     5,038  $     5,215  $     5,239  $     5,908  $ 4,629
OAR                                8.00%        7.50%        7.94%        7.50%        7.50%        7.94%      --
                            -----------  -----------  -----------  -----------  -----------  -----------
Adj. Price Per Unit         $    56,000  $    55,515  $    63,451  $    69,535  $    69,856  $    74,405
                            -----------  -----------  -----------  -----------  -----------  -----------
Conditions of Sale                    0%           0%           0%           0%           0%           0%
Market Conditions (Time)              0%           0%           0%           0%           0%           0%
                            -----------  -----------  -----------  -----------  -----------  -----------
Subtotal                    $    56,000  $    55,515  $    63,451  $    69,535  $    69,856  $    74,405
                            -----------  -----------  -----------  -----------  -----------  -----------
Age                                   0%           0%           0%          -5%          -5%           5%
Quality/Condition                     0%           0%           0%           0%           0%           0%
Location                              0%          -5%          -5%         -10%         -10%           0%
Average Unit Size                    -5%           5%          -5%          10%          10%           0%
                            -----------  -----------  -----------  -----------  -----------  -----------
Total Other Adjustments              -5%           0%         -10%          -5%          -5%           5%
                            ===========  ===========  ===========  ===========  ===========  ===========
INDICATED VALUE PER UNIT    $    53,200  $    55,515  $    57,106  $    66,058  $    66,363  $    78,125
                            ===========  ===========  ===========  ===========  ===========  ===========
INDICATED VALUE PER SF      $     44.92  $     64.90  $     50.37  $     88.52  $     85.22          N/A
                            ===========  ===========  ===========  ===========  ===========  ===========

Source: CB Richard Ellis, Inc.

VININGS PEAK APARTMENTS                                SALES COMPARISON APPROACH

SALES COMPARISON APPROACH CONCLUSION

A price per unit indication near the middle portion of the range indicated by the comparables is considered most appropriate for the subject. The following table presents the estimated value for the subject as indicated by the Sales Comparison Approach.

                            SALES COMPARISON APPROACH

TOTAL UNITS   X     VALUE PER UNIT   =        VALUE
-----------   ---   --------------   ---   -----------
    280       X        $60,000       =     $16,800,000

VALUE CONCLUSION

INDICATED STABILIZED VALUE                 $16,800,000
VALUE PER UNIT                             $    60,000
VALUE PER SF                               $     61.09

Source: CB Richard Ellis, Inc.

VININGS PEAK APARTMENTS                           INCOME CAPITALIZATION APPROACH

insert rent comp map here

VININGS PEAK APARTMENTS                           INCOME CAPITALIZATION APPROACH

                         INCOME CAPITALIZATION APPROACH

Within the Income Capitalization Approach, a value indication for the subject has been derived via the direct capitalization method. The following table summarizes the most comparable data utilized in the analysis with a comparable map presented on the previous page. A more detailed description of each comparable is included in the Addenda.

                     SUMMARY OF COMPARABLE APARTMENT RENTALS


COMP.                                                                       NO.   AVG. RENT
NO.                    NAME                 LOCATION          YEAR BUILT  UNITS   PER UNIT   OCC.
-----          ---------------------  ----------------------  ----------  ------  ---------  ----
1              The Woods At Overlook  100 Pinehurst Drive,       1982        680  $     887    93%
                                      Atlanta, GA

2              Post Vinings           3385 Atlanta Road,         1988        403  $     921   WND
                                      Smyrna, GA

3              Post Village           2189 Lake Park Drive,      1982      1,738  $     884    95%
                                      Smyrna, GA

4              Archstone Woodlands    2200 Woodlands Drive,      1982        644  $     767    94%
               (fka - Woodlands)      Smyrna, GA

5              Paces Station          3000 Paces Walk,           1988        400  $     975    91%
                                      Atlanta, GA

6              The Lakes At Vinings   2800 Paces Ferry Road,     1971        464  $     879    92%
                                      Atlanta, GA

7              Wood Lake              100 Pinhurst Drive,        1983        220  $     913    93%
                                      Unincorporated, GA

Subject        Vinings Peak           100 Woodridge Drive,       1980        280         --    93%
               Apartments             Atlanta, GA

Source: CB Richard Ellis, Inc.

ANALYSIS OF RENT COMPARABLES

RENT COMPARABLE ONE

This comparable represents a 680-unit apartment property, located along Mt. Wilkinson Parkway, just east of Interstate 285. The property, identified as The Woods at Overlook, was developed in 1982 and is currently 93% occupied. The property offers one-, two- and three-bedroom floor plans, with an average unit size of 1,019 square feet. Trash removal expenses are included in the quoted rental rates. Currently, as a concession, management is offering one-month of free rent on a 12-month lease. This project is considered similar to the subject, with no adjustments warranted to its rental rates.

VININGS PEAK APARTMENTS                           INCOME CAPITALIZATION APPROACH

RENT COMPARABLE TWO

This garden style apartment property, located on Heritage Drive along Atlanta Road, is identified as Post Vinings and was constructed in 1988. This comparable offers efficiency, one-, two-, and three-bedroom floor plans. The property manager would not disclose the current occupancy. Property management is currently offering one- to two-months of free rent on select units pro-rated over a 12-month lease. As compared to the subject, this project is considered similar to the subject in location, but superior in age, thereby requiring a downward adjustment to its rental rates.

RENT COMPARABLE THREE

This garden apartment property, located on Lake Park Drive, is identified as Post Village and was constructed in 1982. This comparable offers studio, one-, and two-bedroom floor plans. The property is currently 95% occupied and is currently offering two months of free rent pro-rated over a 12-month lease. The tenant is responsible for all utilities except trash removal. As compared to the subject, this project is considered similar to the subject in location, but superior in quality and condition, thereby requiring a downward adjustment to its rental rates.

RENT COMPARABLE FOUR

This comparable represents a 644-unit apartment property, located along the west side of Village Parkway on Woodlands Drive. The property, identified as Archstone Woodlands, was developed in 1982 and is currently 94% occupied. The property offers one- and two-bedroom floor plans, with an average unit size of 869 square feet. No expenses are included in the quoted rental rates. Currently, as a concession, the property is offering reduced rental rates on all unit types. This project is considered quite similar to the subject, with no adjustments warranted to its rental rates.

RENT COMPARABLE FIVE

This garden apartment property, located on Paces Walk, is identified as Paces Station and was developed in 1988. This project consists of one- and two-bedroom floor plans. Currently, the property is 91% occupied and is offering three-months free pro-rated over a 12-month lease as a concession. The tenant is responsible for all utilities except trash removal. As compared to the subject, this project is considered similar to the subject in location, but superior in age, thereby requiring a downward adjustment to its rental rates.

RENT COMPARABLE SIX

This comparable represents a 464-unit apartment property, located along Paces Ferry Road, just east of Interstate 285. The property, identified as The Lakes at Vinings, was developed in 1971 and renovated in 1994 and is currently 92% occupied. The property offers one-, two- and three-bedroom floor plans, with an average unit size of 955 square feet. No expenses are included in the quoted

VININGS PEAK APARTMENTS                           INCOME CAPITALIZATION APPROACH

rental rates. Currently, as a concession, management is offering one-and-one-half months of free rent pro-rated over a 12-month lease. This project is considered similar to the subject, with no adjustments warranted to its rental rates.

RENT COMPARABLE SEVEN

This comparable represents a 220-unit apartment property, located along the north side of Mt. Wilkinson Parkway. The property, identified as Wood Lake, was developed in 1983 and is currently 93% occupied. The property offers one-, two- and three-bedroom floor plans, with an average unit size of 1,034 square feet. Trash removal and pest control expenses are included in the quoted rental rates. Currently, as a concession, management is offering one-month of free rent on a 12-month lease. This project is considered similar to the subject, with no adjustments warranted to its rental rates.

SUBJECT QUOTED RENTS

The following table depicts the subject's unit mix and quoted rental rates.

                                  QUOTED RENTS

                 No. of           Unit           Avg. Quoted      Rent
 Type            Units          Size (SF)           Rents        Per SF
--------         -------        ---------        -----------     -------
1BR/1BA             50                705 SF     $       729     $  1.03
1BR/1BA             90                879 SF     $       799     $  0.91
2BR/2BA             90              1,111 SF     $       899     $  0.81
2BR/2BA             50              1,213 SF     $       969     $  0.80
                 -------        ---------        -----------     -------
Average:           280                982 SF     $       849     $  0.86
                 -------        ---------        -----------     -------

Source: Property Management

Rent includes trash removal and pest control expenses; all other utilities are paid directly by tenants to the respective providers.

The subject's rental rates have reportedly not increased recently. Currently, as a concession, management is offering one month of free rent with a 12-month lease.

ESTIMATE OF MARKET RENT

In order to estimate the market rates for the various floor plans, the subject unit types have been compared with similar units in the comparable projects. The following is a discussion of each unit type.

VININGS PEAK APARTMENTS                           INCOME CAPITALIZATION APPROACH

ONE-BEDROOM UNITS

                         SUMMARY OF COMPARABLE RENTALS
                                ONE BEDROOM UNITS

                                                                                          RENTAL RATES
       COMPARABLE                                                            SIZE             $/MO.        $/SF
--------------------------                                                  ------        ------------     -----
Archstone Woodlands (fka - Woodlands)                                       850 SF            $755         $0.89
Subject                                                                     879 SF            $799         $0.91
The Woods At Overlook                                                       874 SF            $795         $0.91
Wood Lake                                                                   874 SF            $809         $0.93
Archstone Woodlands (fka - Woodlands)                                       750 SF            $705         $0.94
The Lakes At Vinings                                                        770 SF            $771         $1.00
The Lakes At Vinings                                                        758 SF            $759         $1.00
Post Village                                                                850 SF            $875         $1.03
Subject                                                                     705 SF            $729         $1.03
Post Vinings                                                                828 SF            $865         $1.04
Archstone Woodlands (fka -  Woodlands)                                      650 SF            $680         $1.05
The Woods At Overlook                                                       705 SF            $750         $1.06
The Lakes At Vinings                                                        702 SF            $749         $1.07
Wood Lake                                                                   705 SF            $759         $1.08
Post Village                                                                680 SF            $736         $1.08
Paces Station                                                               880 SF            $961         $1.09
Post Vinings                                                                734 SF            $814         $1.11
Paces Station                                                               650 SF            $751         $1.16
Post Vinings                                                                628 SF            $738         $1.18
Post Village                                                                610 SF            $738         $1.21

Source: CB Richard Ellis, Inc.

The subject's quoted rental rates for the one-bedroom units are within and near the low end of the range on a per square foot basis. However, based on an analysis of the rent roll, the units have been signed at lower rent levels than the quoted amounts. Therefore, we have included a rental rate of $609 for the 705-square foot units and $649 for the 879-square foot units.

VININGS PEAK APARTMENTS                           INCOME CAPITALIZATION APPROACH

TWO-BEDROOM UNITS

                          SUMMARY OF COMPARABLE RENTALS
                                TWO BEDROOM UNITS

                                                                              RENTAL RATES
       COMPARABLE                                                 SIZE            $/MO.           $/SF
--------------------------                                      --------      ------------        -----
Archstone Woodlands (fka - Woodlands)                           1,157 SF        $    900          $0.78
Subject                                                         1,213 SF        $    969          $0.80
Post Village                                                    1,400 SF        $  1,125          $0.80
Post Village                                                    1,300 SF        $  1,049          $0.81
Subject                                                         1,111 SF        $    899          $0.81
The Woods At Overlook                                           1,111 SF        $    899          $0.81
The Woods At Overlook                                           1,111 SF        $    899          $0.81
Wood Lake                                                       1,111 SF        $    899          $0.81
Wood Lake                                                       1,111 SF        $    899          $0.81
Post Village                                                    1,200 SF        $    972          $0.81
Wood Lake                                                       1,213 SF        $    985          $0.81
Archstone Woodlands (fka - Woodlands)                           1,007 SF        $    825          $0.82
The Woods At Overlook                                           1,213 SF        $  1,000          $0.82
The Lakes At Vinings                                            1,121 SF        $    927          $0.83
Post Village                                                    1,100 SF        $    913          $0.83
Paces Station                                                   1,248 SF        $  1,044          $0.84
Post Vinings                                                    1,231 SF        $  1,032          $0.84
Post Vinings                                                    1,280 SF        $  1,080          $0.84
The Lakes At Vinings                                            1,100 SF        $    936          $0.85
Paces Station                                                   1,033 SF        $    894          $0.87
Paces Station                                                   1,148 SF        $  1,013          $0.88
The Lakes At Vinings                                            1,048 SF        $    927          $0.88
The Lakes At Vinings                                            1,051 SF        $    936          $0.89
Post Vinings                                                    1,150 SF        $  1,027          $0.89
The Lakes At Vinings                                            1,288 SF        $  1,151          $0.89
Post Vinings                                                    1,002 SF        $    937          $0.94
Post Vinings                                                      946 SF        $    892          $0.94
Paces Station                                                   1,282 SF        $  1,293          $1.01

Source: CB Richard Ellis, Inc.

The subject's quoted rental rates for the two-bedroom units are within and near the low end of the range on a per square foot basis. However, based on an analysis of the rent roll, the units have been signed at lower rent levels than the quoted amounts. We have utilized a rental rate of $849 for the 1,111-square foot units and $939 for the 1,213-square foot units.

VININGS PEAK APARTMENTS                           INCOME CAPITALIZATION APPROACH

MARKET RENT CONCLUSIONS

Based on the foregoing analysis and discussion, the following is our estimate of potential rental income for the subject property at market rates:

                             MARKET RENT CONCLUSIONS

 No.                Unit                 Monthly Rent                   Annual Rent            Annual
Units   Unit Type   Size      Total SF     $/Unit      $/SF     PRI       $/Unit       $/SF     Total
-----   ---------  --------  ----------  ------------  -----  --------  -----------  -------  ----------
 50      1BR/1BA     705 SF   35,250 SF    $    609    $0.86  $ 30,450   $  7,308    $ 10.37  $  365,400
 90      1BR/1BA     879 SF   79,110 SF    $    649    $0.74  $ 58,410   $  7,788    $  8.86  $  700,920
 90      2BR/2BA   1,111 SF   99,990 SF    $    849    $0.76  $ 76,410   $ 10,188    $  9.17  $  916,920
 50      2BR/2BA   1,213 SF   60,650 SF    $    939    $0.77  $ 46,950   $ 11,268    $  9.29  $  563,400
---                --------  ----------    ----------  -----  --------   ----------  -------  ----------
280                  982 SF  275,000 SF    $    758    $0.77  $212,220   $  9,095    $  9.26  $2,546,640
---                --------  ----------    ----------  -----  --------   ----------  -------  ----------

Source: CB Richard Ellis, Inc.

As mentioned previously in our estimate of market rent section, we believe that the quoted rents are above market level and a downward adjustment to the quoted rents are considered necessary.

RENT ADJUSTMENTS

Rent adjustments are sometimes necessary to account for differences in rental rates applicable to different units within similar floor plans due to items such as location within the property, view, and level of amenities. These rental adjustments may be in the form of rent premiums or rent discounts. In the case of the subject, there are rental premiums for view and level. However, our estimated market rates are averages.

RENT SUBSIDIES

There are not any known rent subsidies at the subject property.

RENT ROLL ANALYSIS

The rent roll analysis serves as a cross check to the estimate of market rent for the subject. The collections shown on the rent roll include rent premiums and/or discounts.

                               RENT ROLL ANALYSIS

                                        Total              Total
        Revenue Component             Monthly Rent       Annual Rent
-------------------------------       ------------       -----------
260 Occupied Units at Contract        $    195,813       $ 2,349,756
  Rates
20 Vacant Units at Quoted Rates       $     16,290       $   195,480
                                      ------------       -----------
280 Total Units                       $    212,103       $ 2,545,236
                                      ------------       -----------

Source: Property Management

The level of variance between our estimate of market rent and the potential gross income based on the in-place rents equates to 0.06%, which is relatively minor. Therefore, it is not necessary to include a deduction for loss-to-lease.

VININGS PEAK APARTMENTS                           INCOME CAPITALIZATION APPROACH

POTENTIAL RENTAL INCOME CONCLUSION

Within this analysis, potential rental income is estimated based on market rental rates over the next twelve months. This method of calculating rental income is most prevalent in the local market and is consistent with the method used to derive overall capitalization rates from the comparable sales data.

VACANCY AND COLLECTION LOSS

Vacancy and collection loss is a function of the interrelationship between absorption, lease expiration, renewal probability, estimated downtime between leases and a collection loss factor based on the relative stability and credit of the subject's tenant base. As shown on the Summary of Comparable Rentals, the comparable properties reported occupancy rates ranging from 91% to 95%. Furthermore, the subject is currently 92.9% occupied. Based on current conditions at comparable properties and considering data contained in the Market Analysis, a stabilized vacancy rate of 9.0% has been estimated for the subject. In addition, a 1.0% collection loss allowance has been included, for a total vacancy and collection loss of 10.0%.

CONCESSION LOSS

Currently, as a concession, management is offering one-month of free rent when signing a 12-month lease. Furthermore, all of the comparable properties are currently offering concessions. Some of the concessions are considered cyclical to the normal pattern of leasing activity and some level owes to the current economic conditions. Based on the foregoing, we have incorporated a concession loss of 4.0% in our analysis, as a reasonable stabilized projection.

UTILITY REIMBURSEMENTS

Residents at the subject property are responsible for paying their respective electric, gas, water and sewer usage. The subject's revenue history and our concluded stabilized estimate of this item are detailed as follows:

                              UTILITY REIMBURSEMENT

              Year                         Total         $/Unit
-------------------------------           -------        ------
2000                                      $ 2,764         $ 10
2001                                      $35,926         $128
2002                                      $58,633         $209
2003 Annualized                           $46,840         $167
CB RICHARD ELLIS, INC. ESTIMATE           $42,000         $150

Source: Operating Statements & CB Richard Ellis, Inc.

Utility Reimbursement Income is very property specific. At the subject property, tenants reimburse the electric, water and sewer, and natural gas expenses. The recovery of these expenses is a common

VININGS PEAK APARTMENTS                           INCOME CAPITALIZATION APPROACH

practice among other properties in the market. In estimating a stabilized utility reimbursement level, we have taken into account the subject's historical reimbursements. Therefore, we have estimated the utility reimbursement income at $150 per unit, or $42,000 annually.

OTHER INCOME

Other income is supplemental to that derived from leasing of the improvements. This includes income from a variety of sources, including application fees, laundry income, late payment fees, vending machines, termination fees, pet fees, lock-out fees, appliance rental fees, corporate income fees, furniture rental fees and various other similar sources. We have found this source of income normally varies from approximately $15 to $25 per unit per month, which equates to $180 to $300 per unit annually. Furthermore, we have found that most properties witness Other Income levels near the middle to higher end of this range. The subject's historical and projected Other Income is detailed as follows:

                                  OTHER INCOME

              Year                             Total           $/Unit
-------------------------------               --------         ------
2000                                          $106,309          $380
2001                                          $118,042          $422
2002                                          $106,306          $380
2003 Annualized                               $123,268          $440
CB RICHARD ELLIS, INC. ESTIMATE               $ 84,000          $300

Source: Operating Statements & CB Richard Ellis, Inc.

As illustrated, the historical levels are within the upper portion of the typical range. Thus, we have included this source of income in-line with comparable properties, concluded at $84,000, or $300 per unit.

EFFECTIVE GROSS INCOME

The subject's historical and pro forma effective gross income is detailed as follows:

                             EFFECTIVE GROSS INCOME

              Year                        Total                   % Change
-------------------------------         ----------                --------
2000                                    $2,508,040                    --
2001                                    $2,541,292                   1.3%
2002                                    $2,225,943                 -12.4%
2003 Annualized                         $1,984,052                 -10.9%
CB RICHARD ELLIS, INC. ESTIMATE         $2,316,110                  16.7%

Source: Operating Statements & CB Richard Ellis, Inc.

VININGS PEAK APARTMENTS                           INCOME CAPITALIZATION APPROACH

Our estimate of effective gross income is generally in-line with the demonstrated historical levels. It should be noted that the 2003 annualized level is lower than the historical data and does not provide an accurate indication of the property's actual operating performance. In addition, we have incorporated a concession loss, which has become increasingly prevalent in the market over the past year and is reflected in the year-to-date operating data. Given these considerations, we believe our estimate is reasonable.

OPERATING EXPENSE ANALYSIS

In estimating the operating expenses for the subject, the actual operating history has been analyzed, along with expense data from comparable apartment properties. The following table presents the available operating expense history for the subject.

                                OPERATING HISTORY

                                          2000                    2001                 2002            2003 Annualized
                                  ---------------------   --------------------  -------------------   ------------------
                                    Total        $/Unit     Total       $/Unit    Total      $/Unit     Total     $/Unit
                                  ----------     ------   ----------    ------  ----------   ------   ----------  ------
INCOME
  Rental Income                   $2,398,967     $8,568    2,387,324    $8,526  $2,061,004   $7,361   $1,813,944  $6,478
  Utility Reimbursement                2,764         10       35,926       128      58,633      209   $   46,840     167
  Other Income                       106,309        380      118,042       422     106,306      380   $  123,268     440
                                  ----------     ------   ----------    ------  ----------   ------   ----------  ------
  Effective Gross Income          $2,508,040     $8,957   $2,541,292    $9,076  $2,225,943   $7,950   $1,984,052  $7,086
EXPENSES
  Real Estate Taxes               $  214,103     $  765   $  186,916    $  668  $  192,853   $  689   $  190,328  $  680
  Insurance                           24,896         89       51,100       183      55,699      199   $   58,360     208
  Natural Gas                          5,430         19       17,114        61      27,224       97   $   37,296     133
  Electricity                         24,669         88       27,478        98      29,702      106   $    8,696      31
  Water and Sewer                     55,411        198       43,713       156      57,204      204   $   39,040     139
  Cable Television                         -          -            -         -           -        -            -       -
  Trash Removal                        7,146         26        5,263        19       4,796       17   $    4,760      17
  Maintenance and Repairs             39,401        141       13,763        49      33,672      120   $   64,344     230
  Painting and Decorating             79,851        285       35,592       127      38,889      139   $   72,624     259
  Grounds                             25,639         92       25,125        90      21,632       77   $   44,152     158
  Management Fee                     127,894        457      133,539       477     116,996      418   $   89,760     321
  Administrative Payroll              69,271        247      108,225       387      88,043      314   $   33,264     119
  Maintenance Payroll                 80,250        287       61,473       220      77,907      278   $   95,348     341
  Employee Taxes & Benefits           30,258        108       40,177       143      40,384      144   $   51,948     186
  Employee Apartments                 17,632         63       17,729        63       9,144       33            -       -
  Security                                 -          -            -         -           -        -   $   11,636      42
  Advertising and Leasing             37,845        135       57,489       205      46,287      165   $   98,744     353
  General and Administrative          34,961        125       31,863       114      30,911      110   $   48,636     174
  Reserves for Replacement                 -          -            -         -           -        -            -       -
                                  ----------     ------   ----------    ------  ----------   ------   ----------  ------
  Operating Expenses              $  874,657     $3,124   $  856,559    $3,059  $  871,343   $3,112   $  948,936  $3,389
                                  ==========     ======   ==========    ======  ==========   ======   ==========  ======
NET OPERATING INCOME              $1,633,383     $5,834   $1,684,733    $6,017  $1,354,600   $4,838   $1,035,116  $3,697

Source: Operating statements

EXPENSE COMPARABLES

The following table indicates the actual operating history for comparable apartment properties.

VININGS PEAK APARTMENTS                           INCOME CAPITALIZATION APPROACH

                               EXPENSE COMPARABLES

Comparable Number                             1                    2                  IREM
                                        -------------        -------------       -------------
Location                                Metro Atlanta        Metro Atlanta       Metro Atlanta
Units                                         200                  240
Year Built                                   1996                 1995
GLA (SF)                                  217,616              282,398
Expense Year                                 2001                 2001                2001

                                          $/Unit*              $/Unit*             $/Unit*
                                          -------              -------             -------
Expenses
   Real Estate Taxes                      $   680              $   817             $   506
   Property Insurance                          64                  117                  84
   Natural Gas                                  -                   17                  10
   Electricity                                242                  896                 113
   Water and Sewer                            289                  248                 321
   Cable Television                             -                    -                   -
   Trash Removal                               55                   46                  85
   Maintenance and Repairs                    233                  184                 182
   Painting and Decorating                    194                  299                 212
   Grounds                                    266                  209                 199
   Management Fee                             351                  552                 315
   Administrative Payroll                     409                  784                   -
   Maintenance Payroll                        322                   20                   -
   Employee Taxes & Benefits                  191                  108                 401
   Employee Apartments                         50                  164                   -
   Security                                    52                   31                  42
   Advertising and Leasing                    125                  197                   -
   General and Administrative                 180                  279                 705
   Reserves for Replacement                     -                    -                   -
                                          -------              -------             -------
Operating Expenses                        $ 3,703              $ 4,969             $ 3,922 **

* Expenses shown in $/unit, with the exception of Management Fee which is shown as % EGI.

**    The IREM median total differs from the sum of the individual amounts.

Source: Actual operating statements and IREM Income and Expense Report: 2001

EXPENSE ESTIMATE

The following subsections represent the analysis for the pro forma estimate of each category of the subject's stabilized expenses.

REAL ESTATE TAXES

The real estate taxes for the subject were previously discussed and have been included at the 2003 actual level of $202,278. This level is well supported by comparable properties in the subject's area.

VININGS PEAK APARTMENTS                           INCOME CAPITALIZATION APPROACH

PROPERTY INSURANCE

Property insurance expenses typically include fire and extended coverage and owner's liability coverage. The subject's expense history and pro forma estimate are detailed as follows:

                                    INSURANCE

              Year                           Total         $/Unit
-------------------------------             -------        ------
2000                                        $24,896         $ 89
2001                                        $51,100         $183
2002                                        $55,699         $199
2003 Annualized                             $58,360         $208
CB RICHARD ELLIS, INC. ESTIMATE             $56,000         $200

Source: Operating Statements & CB Richard Ellis, Inc.

We have found that insurance expenses for apartment properties in the area typically range from $100 to $200 per unit, with levels near the upper portion of the range being witnessed in recent years. Thus, we have estimated this expense at the high end of a typical level, concluded at $56,000, or $200 per unit.

NATURAL GAS

Like other utility expenses, natural gas is typically very property specific, and comparables offer a limited indication of an appropriate level. The subject's historical and projected electricity expense is identified in the following table.

                                   NATURAL GAS

            Year                                   Total           $/Unit
-------------------------------                   -------          ------
2000                                              $ 5,430           $ 19
2001                                              $17,114           $ 61
2002                                              $27,224           $ 97
2003 Annualized                                   $37,296           $133
CB RICHARD ELLIS, INC. ESTIMATE                   $27,160           $ 97

Source: Operating Statements & CB Richard Ellis, Inc.

As illustrated, the subject's historical levels have increased in recent years. We are not aware of any planned utility increases. Therefore, we have included this expense in-line with the 2002 historical level, concluded at $27,160, or $97 per unit.

VININGS PEAK APARTMENTS                           INCOME CAPITALIZATION APPROACH

ELECTRICITY

Like other utility expenses, electricity is typically very property specific, and comparables offer a limited indication of an appropriate level. The subject's historical and projected electricity expense is identified in the following table.

                                   ELECTRICITY

Year                               Total    $/Unit
-------------------------------   -------   ------
2000                              $24,669    $ 88
2001                              $27,478    $ 98
2002                              $29,702    $106
2003 Annualized                   $ 8,696    $ 31
CB RICHARD ELLIS, INC. ESTIMATE   $29,680    $106

Source: Operating Statements & CB Richard Ellis, Inc.

As with other utility expenses, trash removal expenses are typical property specific. We are not aware of any planned utility increases. Therefore, we have included this expense in-line with the 2002 historical indication, concluded at $29,680, or $106 per unit.

WATER AND SEWER

As with the other utility expenses, water and sewer costs are typically very property specific. The subject's historical and projected water and sewer expense is identified in the following table.

                                 WATER AND SEWER

Year                               Total    $/Unit
-------------------------------   -------   ------
2000                              $55,411    $198
2001                              $43,713    $156
2002                              $57,204    $204
2003 Annualized                   $39,040    $139
CB RICHARD ELLIS, INC. ESTIMATE   $57,120    $204

Source: Operating Statements & CB Richard Ellis, Inc.

This expense typically ranges from $150 to $500 per unit annually. The historical levels have varied and are near the low end and below the typical range. Furthermore, this level is below the low end of the range indicated by the expense comparables. We are not aware of any planned utility increases. Therefore, we have placed primarily reliance on historical levels, and estimated this expense at the 2002 historical level of $57,120 annually, or $204 per unit.

VININGS PEAK APARTMENTS                           INCOME CAPITALIZATION APPROACH

CABLE TELEVISION

The subject property has not historically incurred a cable television expense, nor have we included one within our analysis.

TRASH REMOVAL

The subject's historical and projected trash removal expense is identified in the following table.

                                  TRASH REMOVAL

Year                               Total    $/Unit
-------------------------------   -------   ------
2000                              $ 7,146    $26
2001                              $ 5,263    $19
2002                              $ 4,796    $17
2003 Annualized                   $ 4,760    $17
CB RICHARD ELLIS, INC. ESTIMATE   $ 4,760    $17

Source: Operating Statements & CB Richard Ellis, Inc.

As with other utility expenses, trash removal expenses are typical property specific. The subject`s historical trash expense has been relatively consistent. Therefore, we have included this expense in-line with recent historical levels, concluded at $4,760, or $17 per unit.

MAINTENANCE AND REPAIRS

This expense category includes the cost of minor repairs to the apartments units. The subject's historical and projected maintenance and repairs expense is identified in the following table.

                             MAINTENANCE AND REPAIRS

Year                               Total    $/Unit
-------------------------------   -------   ------
2000                              $39,401    $141
2001                              $13,763    $ 49
2002                              $33,672    $120
2003 Annualized                   $64,344    $230
CB RICHARD ELLIS, INC. ESTIMATE   $64,400    $230

Source: Operating Statements & CB Richard Ellis, Inc.

This expense typically approximates $150 to $250 per unit. The subject's historical maintenance and repair expenses have been within and below the low end of the typical range. Thus, we have estimated this expense in-line with the annualized indication, concluded at $64,400, or $230 per unit.

VININGS PEAK APARTMENTS                           INCOME CAPITALIZATION APPROACH

PAINTING AND DECORATING

This expense category includes normal painting and decorating items associated with repairing the units prior to the initial move-in of a new tenant. The subject's historical and projected painting and decorating expense is identified in the following table.

                             PAINTING AND DECORATING

Year                               Total    $/Unit
-------------------------------   -------   ------
2000                              $79,851    $285
2001                              $35,592    $127
2002                              $38,889    $139
2003 Annualized                   $72,624    $259
CB RICHARD ELLIS, INC. ESTIMATE   $56,000    $200

Source: Operating Statements & CB Richard Ellis, Inc.

This expense typically approximates $150 to $250 per unit. The subject's historical painting and decorating expenses have generally been below and above the typical range. Thus, we have estimated this expense in the middle of a typical range, concluded at $56,000, or $200 per unit.

GROUNDS (LANDSCAPING)

This expense item covers normal landscaping and grounds maintenance of the property. The subject's historical and projected grounds expense is identified in the following table.

                                     GROUNDS

Year                               Total    $/Unit
-------------------------------   -------   ------
2000                              $25,639    $ 92
2001                              $25,125    $ 90
2002                              $21,632    $ 77
2003 Annualized                   $44,152    $158
CB RICHARD ELLIS, INC. ESTIMATE   $25,200    $ 90

Source: Operating Statements & CB Richard Ellis, Inc.

This expense typically approximates $75 to $150 per unit. The subject's historical landscaping expenses have been within and slightly above the high end of the typical range. Thus, we have included this expense within the typical range and in-line with the 2001 historical indication, concluded at $25,200, or $90 per unit.

MANAGEMENT FEE

Management expenses for an apartment complex are typically negotiated as a percentage of collected revenues (effective gross income). This percentage typically is negotiated from 3.0% to 5.0%

VININGS PEAK APARTMENTS                           INCOME CAPITALIZATION APPROACH

for similar quality apartment complexes, with levels in the lower portion of the range being more common in the last few years. Given the subject's size and the competitive management company market, we believe an appropriate management expense for the subject would be near the middle of the typical range. Therefore, we have estimated the subject's management fee at 4.0% of the effective gross income, which equates to $92,644 per year.

ADMINISTRATIVE PAYROLL

This expense item includes the administrative payroll for the subject property. The subject's historical and projected administrative payroll expense is demonstrated in the following table.

                             ADMINISTRATIVE PAYROLL

Year                               Total     $/Unit
-------------------------------   -------    ------
2000                              $ 69,271    $247
2001                              $108,225    $387
2002                              $ 88,043    $314
2003 Annualized                   $ 33,264    $119
CB RICHARD ELLIS, INC. ESTIMATE   $ 87,920    $314

Source: Operating Statements & CB Richard Ellis, Inc.

The administrative payroll expense typically approximates $250 to $500 per unit at most similar properties. The subject's historical levels have been within and below the typical range. With support from the 2002 historical level, we have included this expense at $87,920, or $314 per unit.

MAINTENANCE PAYROLL

This expense item includes the maintenance payroll for the subject property. The subject's historical and projected maintenance payroll expense is demonstrated in the following table.

                               MAINTENANCE PAYROLL

Year                               Total     $/Unit
-------------------------------   --------   ------
2000                              $ 80,250    $287
2001                              $ 61,473    $220
2002                              $ 77,907    $278
2003 Annualized                   $ 95,348    $341
CB RICHARD ELLIS, INC. ESTIMATE   $ 77,840    $278

Source: Operating Statements & CB Richard Ellis, Inc.

This expense typically approximates $250 to $400 per unit. The subject's historical levels have generally supported the typical range. Thus, we have included this expense in-line with the 2002 historical level, concluded at $77,840, or $278 per unit.

VININGS PEAK APARTMENTS                           INCOME CAPITALIZATION APPROACH

EMPLOYEE TAXES AND BENEFITS

This expense item includes the employee taxes and benefits for the subject property. The subject's historical and projected employee taxes and benefits are demonstrated in the following table.

                            EMPLOYEE TAXES & BENEFITS

Year                               Total     $/Unit
-------------------------------   --------   ------
2000                              $ 30,258    $108
2001                              $ 40,177    $143
2002                              $ 40,384    $144
2003 Annualized                   $ 51,948    $186
CB RICHARD ELLIS, INC. ESTIMATE   $ 33,152    $118

Source: Operating Statements & CB Richard Ellis, Inc.

This expense typically approximates 15% to 20% of the combined payroll expense. Therefore, we have estimated this expense at $33,152 annually, or $118 per unit, which is approximately 20% of the combined administrative and maintenance salaries. This level is slightly lower than the historical levels witnessed.

EMPLOYEE APARTMENTS (NON-REVENUE UNITS)

Apartment properties typically have units which are non-revenue producing. These include model units, units for security officers and units for leasing and management personnel. The historical and projected non-revenue units expenses are demonstrated in the following table.

                               EMPLOYEE APARTMENTS

Year                               Total     $/Unit
-------------------------------   --------   ------
2000                              $ 17,632    $63
2001                              $ 17,729    $63
2002                              $  9,144    $33
2003 Annualized                   $      0    $ 0
CB RICHARD ELLIS, INC. ESTIMATE   $ 10,188    $36

Source: Operating Statements & CB Richard Ellis, Inc.

As illustrated, the historical levels have varied slightly. According to property management, there is currently one unit occupied by a courtesy officer who does not pay any rent. We have found that this expense normally approximates one unit per every 100 units at a property. Therefore, we have estimated this expense based on one unit at an assumed monthly rent of $849 (weighted average rental rate) per month, which equates to $10,188 annually, or $36 per unit.

VININGS PEAK APARTMENTS                           INCOME CAPITALIZATION APPROACH

SECURITY

The subject property has not historically incurred a security expense, nor have we included one within our analysis.

ADVERTISING AND LEASING

This expense category accounts for placement of advertising, commissions, signage, brochures and newsletters. The historical and projected advertising and promotion expense for the subject property is demonstrated in the following table.

                             ADVERTISING AND LEASING

Year                                Total      $/Unit
----                                -----      ------
2000                               $ 37,845    $ 135
2001                               $ 57,489    $ 205
2002                               $ 46,287    $ 165
2003 Annualized                    $ 98,744    $ 353
CB RICHARD ELLIS, INC. ESTIMATE    $ 49,000    $ 175

Source: Operating Statements & CB Richard Ellis, Inc.

This expense typically approximates $75 to $175 per unit. The subject's historical levels have been within and above the high end of this range. Therefore, we have included this expense at the high end of a typical range, concluded at $49,000, or $175 per unit.

GENERAL AND ADMINISTRATIVE

Administrative expenses typically include legal costs, accounting, items which are not provided by off-site management, telephone, supplies, furniture and temporary help. The subject's expense history and pro forma estimate are detailed as follows:

                           GENERAL AND ADMINISTRATIVE

Year                                Total      $/Unit
----                                -----      -----
2000                               $ 34,961    $ 125
2001                               $ 31,863    $ 114
2002                               $ 30,911    $ 110
2003 Annualized                    $ 48,636    $ 174
CB RICHARD ELLIS, INC. ESTIMATE    $ 48,720    $ 174

Source: Operating Statements & CB Richard Ellis, Inc.

This expense typically approximates $75 to $200 per unit. The subject's historical general and administrative expenses have been within the typical range. Thus, we have included this expense in-

VININGS PEAK APARTMENTS                           INCOME CAPITALIZATION APPROACH

line with the annualized indication and within the typical range, concluded at $48,720, or $174 per unit.

RESERVES FOR REPLACEMENT

Based on discussions with knowledgeable market participants, reserves for replacement typically range from $150 to $250 per unit for comparable properties. However, based on an engineering report provided for the subject, the property is projected to require an annual reserve, which is adjusted for inflation over a 12-year period, of $499 per unit. This is significantly above a typical level and we believe it includes reserve items which would typically not be included in the calculation of a typical reserve level, but we believe an appropriate level of reserves would be above the indicated range. Therefore, we included reserves based on $350 per unit annually.

OPERATING EXPENSE CONCLUSION

The subject's expense history and the pro forma estimate are detailed as follows:

                               OPERATING EXPENSES

Year                                 Total         $/Unit
----                                 -----         ------
2000                               $  874,657     $   3,124
2001                               $  856,559     $   3,059
2002                               $  871,343     $   3,112
2003 Annualized                    $  948,936     $   3,389
CB RICHARD ELLIS, INC. ESTIMATE    $1,020,062     $   3,643

Source: Operating Statements & CB Richard Ellis, Inc.

Our estimate is higher than the demonstrated historical data. This is due to our high estimate of reserves for replacement. Our estimate of $3,643 per unit represents 44.04% of the effective gross income, which is typical for similar apartment properties in the metropolitan area. Therefore, we have concluded that the expense estimate is reasonable and supported, as considered on a line-by-line basis.

NET OPERATING INCOME CONCLUSION

The subject's net operating income history and the pro forma estimate are detailed as follows:

VININGS PEAK APARTMENTS                           INCOME CAPITALIZATION APPROACH

                              NET OPERATING INCOME

Year                                 Total        $/Unit
----                                 -----        ------
2000                               $ 1,633,383    $ 5,834
2001                               $ 1,684,733    $ 6,017
2002                               $ 1,354,600    $ 4,838
2003 Annualized                    $ 1,035,116    $ 3,697
CB RICHARD ELLIS, INC. ESTIMATE    $ 1,296,048    $ 4,629

Source: Operating Statements & CB Richard Ellis, Inc.

Our net operating income estimate is within the range of the historical data. Overall, we believe that our estimates are reasonable and consistent with the indication of comparable properties and the subject's historical operations.

DIRECT CAPITALIZATION

Direct capitalization is a method used to convert a single year's estimated stabilized net operating income into a value indication. The following subsections represent different techniques for deriving an overall capitalization rate for direct capitalization.

COMPARABLE SALES

The OAR's confirmed for the comparable sales analyzed in the Sales Comparison Approach are as follows:

                        COMPARABLE CAPITALIZATION RATES

        Sale     Sale Price   Pro Forma
Sale    Date       $/Unit       OAR
----    ----     ----------   ---------
 1      Dec-02   $  56,000      8.00%
 2      Dec-02   $  55,514      7.50%
 3      Nov-02   $  63,451      7.94%
 4      Jun-02   $  69,534      7.50%
 5      Jun-02   $  69,856      7.50%
 6      Feb-02   $  74,404      7.94%

Source: CB Richard Ellis, Inc.

Based on the subject's competitive position in the market, an OAR within the range indicated by the comparables is considered appropriate.

PUBLISHED INVESTOR SURVEYS

The results of the most recent National Investor Survey, published by CB Richard Ellis, Inc., are summarized in the following table.

VININGS PEAK APARTMENTS                           INCOME CAPITALIZATION APPROACH

                    OVERALL CAPITALIZATION RATES - APARTMENT

National Investor Survey, 2003        OAR Range          Average
------------------------------        ---------          -------
Class A                             6.00% -  9.00%        7.44%
Class B                             6.00% - 10.25%        7.96%
Class C                             7.25% - 10.00%        8.98%

Source: CB Richard Ellis, Inc.

The subject is considered to be a Class B property. Recent changes in the capital markets have been placing downward pressure on returns and an OAR within the middle of the range indicated in the preceding table is considered appropriate.

MARKET PARTICIPANTS

The results of recent interviews with knowledgeable real estate professionals are summarized in the following table.

                    OVERALL CAPITALIZATION RATES - APARTMENT

Respondent                              Company                    OAR              Date of Survey
----------                              -------                    ---              --------------
Kevin Geiger, Broker            CB Richard Ellis, Inc.        7.50% to 8.00%             May-03

Source: CB Richard Ellis, Inc.

BAND OF INVESTMENT

The band of the investment technique has been utilized as a cross check to the foregoing techniques. The analysis is shown in the following table.

                               BAND OF INVESTMENT

Mortgage Interest Rate                     5.00%
Mortgage Term (Amortization Period)    30 Years
Mortgage Ratio (Loan-to-Value)               80%
Mortgage Constant                       0.06442
Equity Dividend Rate (EDR)                 13.0%

Mortgage Requirement                         80% x  0.06442  =  0.05154
Equity Requirement                           20% x  0.13000  =  0.02600
                                       --------                 -------
                                            100%                0.07754

INDICATED OAR:                                                     7.80%

Source: CB Richard Ellis, Inc.

CAPITALIZATION RATE CONCLUSION

The following table summarizes the OAR conclusions.

VININGS PEAK APARTMENTS                           INCOME CAPITALIZATION APPROACH

                    OVERALL CAPITALIZATION RATE - CONCLUSION

Source                                                Indicated OAR
------                                                -------------
Comparable Sales (Range)                              7.50% to  8.00%
National Investor Survey (Range)                      6.00% to 10.25%
Market Participants                                   7.50% to  8.00%
Band of Investment                                              7.80%
CB RICHARD ELLIS, INC. ESTIMATE                                 7.75%

Source: CB Richard Ellis, Inc.

DIRECT CAPITALIZATION SUMMARY

A summary of the direct capitalization of the subject at stabilized occupancy is illustrated in the following table.

VININGS PEAK APARTMENTS                           INCOME CAPITALIZATION APPROACH

                          DIRECT CAPITALIZATION SUMMARY

                                          $/Unit/Yr        Total
                                          ---------        -----
INCOME
  Market Rent                              $ 9,095      $ 2,546,640
  Vacancy and Collection Loss     10.0%       (910)        (254,664)
  Concession Loss                  4.0%       (364)        (101,866)
                                           ------------------------
NET RENTAL INCOME                          $ 7,822      $ 2,190,110

  Utility Reimbursement                        150           42,000
  Other Income                                 300           84,000
                                           ------------------------
EFFECTIVE GROSS INCOME                     $ 8,272      $ 2,316,110

EXPENSES
  Real Estate Taxes                        $   722      $   202,278
  Insurance                                    200           56,000
  Natural Gas                                   97           27,160
  Electricity                                  106           29,680
  Water and Sewer                              204           57,120
  Cable Television                               0                -
  Trash Removal                                 17            4,760
  Maintenance and Repairs                      230           64,400
  Painting and Decorating                      200           56,000
  Grounds                                       90           25,200
  Management Fee                   4.0%        331           92,644
  Administrative Payroll                       314           87,920
  Maintenance Payroll                          278           77,840
  Employee Taxes & Benefits                    118           33,152
  Employee Apartments                           36           10,188
  Security                                       0                -
  Advertising and Leasing                      175           49,000
  General and Administrative                   174           48,720
  Reserves for Replacement                     350           98,000
                                           ------------------------
OPERATING EXPENSES                         $ 3,643      $ 1,020,062
                                           ------------------------
OPERATING EXPENSE RATIO                                       44.04%
NET OPERATING INCOME                       $ 4,629      $ 1,296,048
OAR                                                            7.75%
                                                        -----------
INDICATED STABILIZED VALUE                              $16,723,200
ROUNDED                                                 $16,700,000
VALUE PER UNIT                                          $    59,726
VALUE PER SF                                            $     60.73

                                           CAP RATE        VALUE
                                           --------     -----------
MATRIX ANALYSIS
                                            7.50%       $17,280,600
                                            7.75%       $16,723,200
                                            8.00%       $16,200,600

Source: CB Richard Ellis, Inc.

VININGS PEAK APARTMENTS                                  RECONCILIATION OF VALUE

                             RECONCILIATION OF VALUE

The value indications from the approaches to value are summarized as follows:

                          SUMMARY OF VALUE CONCLUSIONS

Cost Approach                                                $17,600,000
Sales Comparison Approach                                    $16,800,000
Income Capitalization Approach                               $16,700,000
                                                             -----------
Reconciled Value                                             $16,700,000
                                                             -----------

Source: CB Richard Ellis, Inc.

The Cost Approach typically gives a reliable value indication when there is evidence for the replacement cost estimate and when there is minimal depreciation contributing to a loss in value which must be estimated. Although the subject improvements represent the highest and best use of the site, there was significant depreciation noted. As a result, the reliability of the Cost Approach is somewhat diminished. Therefore, the Cost Approach is considered less applicable to the subject and is used primarily as a test of reasonableness against the other valuation techniques. Further, similar properties are normally purchased on the basis of their investment attributes as opposed to depreciated replacement costs.

In the Sales Comparison Approach, the subject property is compared to similar properties that have been sold recently. The sales used in this analysis are considered fairly comparable to the subject, and the required adjustments were based on reasonable and well supported rationale. In addition, market participants are currently analyzing purchase prices on investment properties as they relate to available substitutes in the market. Therefore, the Sales Comparison Approach is considered to provide a reliable value indication. However, this approach to value has been given secondary emphasis in the final value reconciliation.

The Income Capitalization Approach is applicable to the subject property since it is an income producing property leased in the open market. Market participants are currently analyzing properties based on their income generating capability. Therefore, the Income Capitalization Approach is considered to be a reasonable and substantiated value indicator and has been given primary emphasis in the final value estimate.

Based on the foregoing, the market value of the subject has been concluded as follows:

                             MARKET VALUE CONCLUSION

APPRAISAL PREMISE          INTEREST APPRAISED                 DATE OF VALUE       VALUE CONCLUSION
-----------------          ------------------                 -------------       ----------------
Market Value As Is             Fee Simple                      May 15, 2003          $16,700,000

Source: CB Richard Ellis, Inc.

VININGS PEAK APARTMENTS                                  RECONCILIATION OF VALUE

SPECIAL ASSUMPTIONS

It should be noted that the property currently has four down units from foundation leaks that will be repaired in the near-term. The damages are minor and have not been taken into consideration in our analysis.

VININGS PEAK APARTMENTS                      ASSUMPTIONS AND LIMITING CONDITIONS

                       ASSUMPTIONS AND LIMITING CONDITIONS

1. Unless otherwise specifically noted in the body of the report, it is assumed that title to the property or properties appraised is clear and marketable and that there are no recorded or unrecorded matters or exceptions to total that would adversely affect marketability or value. CB Richard Ellis, Inc. is not aware of any title defects nor has it been advised of any unless such is specifically noted in the report. CB Richard Ellis, Inc., however, has not examined title and makes no representations relative to the condition thereof. Documents dealing with liens, encumbrances, easements, deed restrictions, clouds and other conditions that may affect the quality of title have not been reviewed. Insurance against financial loss resulting in claims that may arise out of defects in the subject property's title should be sought from a qualified title company that issues or insures title to real property.

2. Unless otherwise specifically noted in the body of this report, it is assumed: that the existing improvements on the property or properties being appraised are structurally sound, seismically safe and code conforming; that all building systems (mechanical/electrical, HVAC, elevator, plumbing, etc.) are in good working order with no major deferred maintenance or repair required; that the roof and exterior are in good condition and free from intrusion by the elements; that the property or properties have been engineered in such a manner that the improvements, as currently constituted, conform to all applicable local, state and federal building codes and ordinances. CB Richard Ellis, Inc. professionals are not engineers and are not competent to judge matters of an engineering nature. CB Richard Ellis, Inc. has not retained independent structural, mechanical, electrical, or civil engineers in connection with this appraisal and, therefore, makes no representations relative to the condition of improvements. Unless otherwise specifically noted in the body of the report: no problems were brought to the attention of CB Richard Ellis, Inc. by ownership or management; CB Richard Ellis, Inc. inspected less than 100% of the entire interior and exterior portions of the improvements; and CB Richard Ellis, Inc. was not furnished any engineering studies by the owners or by the party requesting this appraisal. If questions in these areas are critical to the decision process of the reader, the advice of competent engineering consultants should be obtained and relied upon. It is specifically assumed that any knowledgeable and prudent purchaser would, as a precondition to closing a sale, obtain a satisfactory engineering report relative to the structural integrity of the property and the integrity of building systems. Structural problems and/or building system problems may not be visually detectable. If engineering consultants retained should report negative factors of a material nature, or if such are later discovered, relative to the condition of improvements, such information could have a substantial negative impact on the conclusions reported in this appraisal. Accordingly, if negative findings are reported by engineering consultants, CB Richard Ellis, Inc. reserves the right to amend the appraisal conclusions reported herein.

3. Unless otherwise stated in this report, the existence of hazardous material, which may or may not be present on the property was not observed by the appraisers. CB Richard Ellis, Inc. has no knowledge of the existence of such materials on or in the property. CB Richard Ellis, Inc., however, is not qualified to detect such substances. The presence of substances such as asbestos, urea formaldehyde foam insulation, contaminated groundwater or other potentially hazardous materials may affect the value of the property. The value estimate is predicated on the assumption that there is no such material on or in the property that would cause a loss in value. No responsibility is assumed for any such conditions, or for any expertise or engineering knowledge required to discover them. The client is urged to retain an expert in this field, if desired.

      We have inspected, as thoroughly as possible by observation, the land; however, it was impossible to personally inspect conditions beneath the soil. Therefore, no representation is made as to these matters unless specifically considered in the appraisal.

4. All furnishings, equipment and business operations, except as specifically stated and typically considered as part of real property, have been disregarded with only real property being considered in the report unless otherwise stated. Any existing or proposed improvements, on or off-site, as well as any alterations or repairs considered, are assumed to be completed in a workmanlike manner according to standard practices based upon the information submitted to CB Richard Ellis, Inc. This report may be subject to amendment upon re-inspection of the subject property subsequent to repairs, modifications, alterations and completed new construction. Any estimate of Market Value is as of the date indicated; based upon the information, conditions and projected levels of operation.

5. It is assumed that all factual data furnished by the client, property owner, owner's representative, or persons designated by the client or owner to supply said data are accurate and correct unless otherwise specifically noted in the appraisal report. Unless otherwise specifically noted in the appraisal report, CB Richard Ellis, Inc. has no reason to believe that any of the data furnished contain any material error. Information and data referred to in this paragraph include, without being limited to, numerical street addresses, lot and block numbers, Assessor's Parcel Numbers, land dimensions, square footage area of the land, dimensions of the improvements, gross building areas, net rentable areas, usable areas, unit count, room count, rent schedules, income data, historical operating expenses, budgets and related data. Any material error in any of the above data could have a substantial impact on the conclusions reported. Thus, CB Richard Ellis, Inc. reserves the right to amend conclusions reported if made aware of any such error. Accordingly,

VININGS PEAK APARTMENTS                      ASSUMPTIONS AND LIMITING CONDITIONS

      the client-addressee should carefully review all assumptions, data, relevant calculations and conclusions within 30 days after the date of delivery of this report and should immediately notify CB Richard Ellis, Inc. of any questions or errors.

6. The date of value to which any of the conclusions and opinions expressed in this report apply, is set forth in the Letter of Transmittal. Further, that the dollar amount of any value opinion herein rendered is based upon the purchasing power of the American Dollar on that date. This appraisal is based on market conditions existing as of the date of this appraisal. Under the terms of the engagement, we will have no obligation to revise this report to reflect events or conditions which occur subsequent to the date of the appraisal. However, CB Richard Ellis, Inc. will be available to discuss the necessity for revision resulting from changes in economic or market factors affecting the subject.

7. CB Richard Ellis, Inc. assumes no private deed restrictions, limiting the use of the subject property in any way.

8. Unless otherwise noted in the body of the report, it is assumed that there are no mineral deposit or subsurface rights of value involved in this appraisal, whether they be gas, liquid, or solid. Nor are the rights associated with extraction or exploration of such elements considered unless otherwise stated in this appraisal report. Unless otherwise stated it is also assumed that there are no air or development rights of value that may be transferred.

9. CB Richard Ellis, Inc. is not aware of any contemplated public initiatives, governmental development controls, or rent controls that would significantly affect the value of the subject.

10. The estimate of Market Value, which may be defined within the body of this report, is subject to change with market fluctuations over time. Market value is highly related to exposure, time promotion effort, terms, motivation and conclusions surrounding the offering. The value estimate(s) consider the productivity and relative attractiveness of the property, both physically and economically, on the open market.

11. Any cash flows included in the analysis are forecasts of estimated future operating characteristics are predicated on the information and assumptions contained within the report. Any projections of income, expenses and economic conditions utilized in this report are not predictions of the future. Rather, they are estimates of current market expectations of future income and expenses. The achievement of the financial projections will be affected by fluctuating economic conditions and is dependent upon other future occurrences that cannot be assured. Actual results may vary from the projections considered herein. CB Richard Ellis, Inc. does not warrant these forecasts will occur. Projections may be affected by circumstances beyond the current realm of knowledge or control of CB Richard Ellis, Inc.

12. Unless specifically set forth in the body of the report, nothing contained herein shall be construed to represent any direct or indirect recommendation of CB Richard Ellis, Inc. to buy, sell, or hold the properties at the value stated. Such decisions involve substantial investment strategy questions and must be specifically addressed in consultation form.

13. Also, unless otherwise noted in the body of this report, it is assumed that no changes in the present zoning ordinances or regulations governing use, density, or shape are being considered. The property is appraised assuming that all required licenses, certificates of occupancy, consents, or other legislative or administrative authority from any local, state, nor national government or private entity or organization have been or can be obtained or renewed for any use on which the value estimates contained in this report is based, unless otherwise stated.

14. This study may not be duplicated in whole or in part without the specific written consent of CB Richard Ellis, Inc. nor may this report or copies hereof be transmitted to third parties without said consent, which consent CB Richard Ellis, Inc. reserves the right to deny. Exempt from this restriction is duplication for the internal use of the client-addressee and/or transmission to attorneys, accountants, or advisors of the client-addressee. Also exempt from this restriction is transmission of the report to any court, governmental authority, or regulatory agency having jurisdiction over the party/parties for whom this appraisal was prepared, provided that this report and/or its contents shall not be published, in whole or in part, in any public document without the express written consent of CB Richard Ellis, Inc. which consent CB Richard Ellis, Inc. reserves the right to deny. Finally, this report shall not be advertised to the public or otherwise used to induce a third party to purchase the property or to make a "sale" or "offer for sale" of any "security", as such terms are defined and used in the Securities Act of 1933, as amended. Any third party, not covered by the exemptions herein, who may possess this report, is advised that they should rely on their own independently secured advice for any decision in connection with this property. CB Richard Ellis, Inc. shall have no accountability or responsibility to any such third party.

15. Any value estimate provided in the report applies to the entire property, and any pro ration or division of the title into fractional interests will invalidate the value estimate, unless such pro ration or division of interests has been set forth in the report.

16. The distribution of the total valuation in this report between land and improvements applies only under the existing program of utilization. Component values for land and/or buildings are not intended to be used in conjunction with any other property or appraisal and are invalid if so used.

17. The maps, plats, sketches, graphs, photographs and exhibits included in this report are for illustration purposes only and are to be utilized only to assist in visualizing matters discussed within this report. Except as specifically stated, data

VININGS PEAK APARTMENTS                      ASSUMPTIONS AND LIMITING CONDITIONS

      relative to size or area of the subject and comparable properties has been obtained from sources deemed accurate and reliable. None of the exhibits are to be removed, reproduced, or used apart from this report.

18. No opinion is intended to be expressed on matters which may require legal expertise or specialized investigation or knowledge beyond that customarily employed by real estate appraisers. Values and opinions expressed presume that environmental and other governmental restrictions/conditions by applicable agencies have been met, including but not limited to seismic hazards, flight patterns, decibel levels/noise envelopes, fire hazards, hillside ordinances, density, allowable uses, building codes, permits, licenses, etc. No survey, engineering study or architectural analysis has been made known to CB Richard Ellis, Inc. unless otherwise stated within the body of this report. If the Consultant has not been supplied with a termite inspection, survey or occupancy permit, no responsibility or representation is assumed or made for any costs associated with obtaining same or for any deficiencies discovered before or after they are obtained. No representation or warranty is made concerning obtaining these items. CB Richard Ellis, Inc. assumes no responsibility for any costs or consequences arising due to the need, or the lack of need, for flood hazard insurance. An agent for the Federal Flood Insurance Program should be contacted to determine the actual need for Flood Hazard Insurance.

19. Acceptance and/or use of this report constitutes full acceptance of the Contingent and Limiting Conditions and special assumptions set forth in this report. It is the responsibility of the Client, or client's designees, to read in full, comprehend and thus become aware of the aforementioned contingencies and limiting conditions. Neither the Appraiser nor CB Richard Ellis, Inc. assumes responsibility for any situation arising out of the Client's failure to become familiar with and understand the same. The Client is advised to retain experts in areas that fall outside the scope of the real estate appraisal/consulting profession if so desired.

20. CB Richard Ellis, Inc. assumes that the subject property analyzed herein will be under prudent and competent management and ownership; neither inefficient or super-efficient.

21. It is assumed that there is full compliance with all applicable federal, state and local environmental regulations and laws unless noncompliance is stated, defined and considered in the appraisal report.

22. No survey of the boundaries of the property was undertaken. All areas and dimensions furnished are presumed to be correct. It is further assumed that no encroachments to the realty exist.

23. The Americans with Disabilities Act (ADA) became effective January 26, 1992. Notwithstanding any discussion of possible readily achievable barrier removal construction items in this report, CB Richard Ellis, Inc. has not made a specific compliance survey and analysis of this property to determine whether it is in conformance with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the ADA. If so, this fact could have a negative effect on the value estimated herein. Since CB Richard Ellis, Inc. has no specific information relating to this issue, nor is CB Richard Ellis, Inc. qualified to make such an assessment, the effect of any possible non-compliance with the requirements of the ADA was not considered in estimating the value of the subject property.

24. Client shall not indemnify Appraiser or hold Appraiser harmless unless and only to the extent that the Client misrepresents, distorts, or provides incomplete or inaccurate appraisal results to others, which acts of the Client proximately result in damage to Appraiser. The Client shall indemnify and hold Appraiser harmless from any claims, expenses, judgments or other items or costs arising as a result of the Client's failure or the failure of any of the Client's agents to provide a complete copy of the appraisal report to any third party. In the event of any litigation between the parties, the prevailing party to such litigation shall be entitled to recover from the other reasonable attorney fees and costs.

VININGS PEAK APARTMENTS                                                  ADDENDA

                                     ADDENDA

VININGS PEAK APARTMENTS                             ADDENDUM A GLOSSARY OF TERMS

                                   ADDENDUM A

                                GLOSSARY OF TERMS

VININGS PEAK APARTMENTS                             ADDENDUM A GLOSSARY OF TERMS

ASSESSED VALUE Assessed value applies in ad valorem taxation and refers to the value of a property according to the tax rolls. Assessed value may not conform to market value, but it is usually calculated in relation to a market value base. +

CASH EQUIVALENCY The procedure in which the sale prices of comparable properties sold with atypical financing are adjusted to reflect typical market terms.

CONTRACT, COUPON, FACE, OR NOMINAL RENT The nominal rent payment specified in the lease contract. It does not reflect any offsets for free rent, unusual tenant improvement conditions, or other factors that may modify the effective rent payment.

COUPON RENT

   See Contract, Coupon, Face, or Nominal Rent

EFFECTIVE RENT 1) The rental rate net of financial concessions such as periods of no rent during a lease term; may be calculated on a discounted basis, reflecting the time value of money, or on a simple, straight-line basis. ++
   2) The economic rent paid by the lessee when normalized to account for financial concessions, such as escalation clauses, and other factors. Contract, or normal, rents must be converted to effective rents to form a consistent basis of comparison between comparables.

FACE RENT

   See Contract, Coupon, Face, or Nominal Rent

FEE SIMPLE ESTATE Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power and escheat. ++

FLOOR AREA RATIO (FAR) The relationship between the above-ground floor area of a building, as described by the building code, and the area of the plot on which it stands; in planning and zoning, often expressed as a decimal, e.g., a ratio of 2.0 indicates that the permissible floor area of a building is twice the total land area; also called building-to-land ratio. ++

FULL SERVICE LEASE A lease in which rent covers all operating expenses.
   Typically, full service leases are combined with an expense stop, the expense level covered by the contract lease payment. Increases in expenses above the expense stop level are passed through to the tenant and are known as expense pass-throughs.

GOING CONCERN VALUE Going concern value is the value of a proven property operation. It includes the incremental value associated with the business concern, which is distinct from the value of the real estate only. Going concern value includes an intangible enhancement of the value of an operating business enterprise which is produced by the assemblage of the land, building, labor, equipment and marketing operation. This process creates an economically viable business that is expected to continue. Going concern value refers to the total value of a property, including both real property and intangible personal property attributed to the business value. +

GROSS BUILDING AREA (GBA) The sum of all areas at each floor as measured to the exterior walls.

INSURABLE VALUE Insurable Value is based on the replacement and/or reproduction cost of physical items that are subject to loss from hazards. Insurable value is that portion of the value of an asset or asset group that is acknowledged or recognized under the provisions of an applicable loss insurance policy. This value is often controlled by state law and varies from state to state. +

INVESTMENT VALUE Investment value is the value of an investment to a particular investor based on his or her investment requirements. In contrast to market value, investment value is value to an individual, not value in the marketplace. Investment value reflects the subjective relationship between a particular investor and a given investment. When measured in dollars, investment value is the price an investor would pay for an investment in light of its perceived capacity to satisfy his or her desires, needs, or investment goals. To estimate investment value, specific investment criteria must be known. Criteria to evaluate a real estate investment are not necessarily set down by the individual investor; they may be established by an expert on real estate and its value, that is, an appraiser. +

LEASED FEE

   See leased fee estate

LEASED FEE ESTATE An ownership interest held by a landlord with the right of use and occupancy conveyed by lease to others. The rights of the lessor (the leased fee owner) and the leased fee are specified by contract terms contained within the lease.++

LEASEHOLD

   See leasehold estate

LEASEHOLD ESTATE The interest held by the lessee (the tenant or renter) through a lease conveying the rights of use and occupancy for a stated term under certain conditions.++

LOAD FACTOR The amount added to usable area to calculate the rentable area. It is also referred to as a "rentable add-on factor" which, according to BOMA, "is computed by dividing the difference between the

VININGS PEAK APARTMENTS                             ADDENDUM A GLOSSARY OF TERMS

   usable square footage and rentable square footage by the amount of the usable area. Convert the figure into a percentage by multiplying by 100.

MARKET VALUE "AS IF COMPLETE" ON THE APPRAISAL DATE Market value as if complete on the appraisal date is an estimate of the market value of a property with all construction, conversion, or rehabilitation hypothetically completed, or under other specified hypothetical conditions as of the date of the appraisal. With regard to properties wherein anticipated market conditions indicate that stabilized occupancy is not likely as of the date of completion, this estimate of value should reflect the market value of the property as if complete and prepared for occupancy by tenants.

MARKET VALUE "AS IS" ON THE APPRAISAL DATE Market value "as is" on the appraisal date is an estimate of the market value of a property in the condition observed upon inspection and as it physically and legally exists without hypothetical conditions, assumptions, or qualifications as of the date of appraisal.

MARKET VALUE Market value is one of the central concepts of the appraisal practice. Market value is differentiated from other types of value in that it is created by the collective patterns of the market. Market value means the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby: 1) A reasonable time is allowed for exposure in the open market; 2) Both parties are well informed or well advised, and acting in what they consider their own best interests; 3) Buyer and seller are typically motivated; 4) Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and 5) The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.(ss)

MARKETING PERIOD The time it takes an interest in real property to sell on the market subsequent to the date of an appraisal. ++

NET LEASE Lease in which all or some of the operating expenses are paid directly by the tenant. The landlord never takes possession of the expense payment. In a Triple Net Lease all operating expenses are the responsibility of the tenant, including property taxes, insurance, interior maintenance and other miscellaneous expenses. However, management fees and exterior maintenance are often the responsibility of the lessor in a triple net lease. A modified net lease is one in which some expenses are paid separately by the tenant and some are included in the rent.

NET RENTABLE AREA (NRA) 1) The area on which rent is computed. 2) The Rentable
   Area of a floor shall be computed by measuring to the inside finished surface of the dominant portion of the permanent outer building walls, excluding any major vertical penetrations of the floor. No deductions shall be made for columns and projections necessary to the building. Include space such as mechanical room, janitorial room, restrooms and lobby of the floor. *

NOMINAL RENT

   See  Contract, Coupon, Face, or Nominal Rent

PROSPECTIVE FUTURE VALUE "UPON COMPLETION OF CONSTRUCTION" Prospective future value "upon completion of construction" is the prospective value of a property on the future date that construction is completed, based upon market conditions forecast to exist, as of that completion date. The value estimate at this stage is stated in current dollars unless otherwise indicated.

PROSPECTIVE FUTURE VALUE "UPON REACHING STABILIZED OCCUPANCY" Prospective future value "upon reaching stabilized occupancy" is the prospective value of a property at a future point in time when all improvements have been physically constructed and the property has been leased to its optimum level of long-term occupancy. The value estimate at this stage is stated in current dollars unless otherwise indicated.

REASONABLE EXPOSURE TIME The estimated length of time the property interest being appraised would have been offered on the market prior to the hypothetical consummation of a sale at market value on the effective date of the appraisal; a retrospective estimate based upon an analysis of past events assuming a competitive and open market. --

RENT

   see
   full service lease
   net lease
   contract, coupon, face, or nominal rent
   effective rent

SHELL SPACE Space which has not had any interior finishing installed, including even basic improvements such as ceilings and interior walls, as well as partitions, floor coverings, wall coverings, etc..

USABLE AREA 1) The area actually used by individual tenants. 2) The Usable Area of an office building is computed by measuring to the finished surface of the

VININGS PEAK APARTMENTS                             ADDENDUM A GLOSSARY OF TERMS

   office side of corridor and other permanent walls, to the center of partitions that separate the office from adjoining usable areas, and to the inside finished surface of the dominant portion of the permanent outer building walls. Excludes areas such as mechanical rooms, janitorial room, restrooms, lobby and any major vertical penetrations of a multi-tenant floor.
   *

USE VALUE Use value is a concept based on the productivity of an economic good.
   Use value is the value a specific property has for a specific use. Use value focuses on the value the real estate contributes to the enterprise of which it is a part, without regard to the property's highest and best use or the monetary amount that might be realized upon its sale. +

VALUE APPRAISED During the real estate development process, a property typically progresses from a state of unimproved land to construction of improvements to stabilized occupancy. In general, the market value associated with the property increases during these stages of development. After reaching stabilized occupancy, ongoing forces affect the property during its life, including a physical wear and tear, changing market conditions, etc. These factors continually influence the property's market value at any given point in time.

   See also

   market value "as is" on the appraisal date

   market value "as if complete" on the appraisal date

   prospective future value "upon completion of construction"

   prospective future value "upon reaching stabilized occupancy"

----------------------
+ The Appraisal of Real Estate, Eleventh Edition, Appraisal Institute, 1996.

++ The Dictionary of Real Estate Appraisal, Third Edition, 1993.

(ss) The Office of the Comptroller of the Currency, 12 CFR Part 34, Subpart C, -34.42(f), August 24, 1990. This definition is compatible with the definition of market value contained in The Dictionary of Real Estate Appraisal, Third Edition, and the Uniform Standards of Professional Appraisal Practice adopted by the Appraisal Standards Board of The Appraisal Foundation, 1992 edition. This definition is also compatible with the OTS, RTC, FDIC, NCUA, and the Board of Governors of the Federal Reserve System definition of market value.

* 1990 BOMA Experience Exchange Report, Income/Expense Analysis for Office Buildings (Building Owners and Managers Association, 1990)

-- Statement on Appraisal Standard No. 6, Appraisal Standards Board of The Appraisal Foundation, September 19, 1992.

VININGS PEAK APARTMENTS                ADDENDUM B ADDITIONAL SUBJECT PHOTOGRAPHS

                                   ADDENDUM B

                         ADDITIONAL SUBJECT PHOTOGRAPHS

VININGS PEAK APARTMENTS                         ADDENDUM C COMPARABLE LAND SALES

                                   ADDENDUM C

                              COMPARABLE LAND SALES

VININGS PEAK APARTMENTS                     ADDENDUM D IMPROVED COMPARABLE SALES

                                   ADDENDUM D

                            IMPROVED COMPARABLE SALES

VININGS PEAK APARTMENTS                              ADDENDUM E RENT COMPARABLES

                                   ADDENDUM E

                                RENT COMPARABLES

VININGS PEAK APARTMENTS                                  ADDENDUM F DEMOGRAPHICS

                                   ADDENDUM F

                                  DEMOGRAPHICS

VININGS PEAK APARTMENTS                                     ADDENDUM G RENT ROLL

                                   ADDENDUM G

                                    RENT ROLL

VININGS PEAK APARTMENTS               ADDENDUM H HISTORICAL OPERATING STATEMENTS

                                   ADDENDUM H

                         HISTORICAL OPERATING STATEMENTS

VININGS PEAK APARTMENTS                          ADDENDUM I FREDDIE MAC FORM 439

                                   ADDENDUM I

                              FREDDIE MAC FORM 439

VININGS PEAK APARTMENTS                                ADDENDUM J QUALIFICATIONS

                                   ADDENDUM J

                                 QUALIFICATIONS

VININGS PEAK APARTMENTS                                ADDENDUM J QUALIFICATIONS